UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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The Goldman Sachs Group, Inc.

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Proxy Statement 2014 Annual Meeting of Shareholders

The Goldman Sachs Group, Inc.

Notice of 2014 Annual Meeting of Shareholders

Time and Date	9:30 a.m., local time, on Friday, May 16, 2014

Place	Goldman Sachs offices located at 6011 Connection Drive, 2nd Floor, Irving, Texas 75039

Items of Business	•	Election to our Board of Directors of the 13 director nominees named in the attached Proxy Statement for one-year terms

•	An advisory vote to approve executive compensation (say on pay)

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014

•	Consideration of a shareholder proposal, if properly presented by the relevant shareholder proponents

•	Transaction of such other business as may properly come before our 2014 Annual Meeting of Shareholders

Record Date	The record date for the determination of the shareholders entitled to vote at our Annual Meeting of Shareholders, or any adjournments or postponements thereof, was the close of business on March 17, 2014

Your vote is important to us. Please exercise your shareholder right to vote.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 16, 2014. Our Proxy Statement, 2013 Annual Report to Shareholders and other materials are available on our website at www.gs.com/proxymaterials.

By Order of the Board of Directors,

Beverly L. O’Toole

Assistant Secretary

April 4, 2014

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	i

April 4, 2014

Fellow Shareholders:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of The Goldman Sachs Group, Inc. We will hold the meeting on Friday, May 16, 2014 at 9:30 a.m., local time, at our offices in Irving, Texas. We hope that you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting, a letter from our Lead Director, the Proxy Statement, a form of proxy and a copy of our 2013 Annual Report to Shareholders.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, we hope that your shares are represented and voted.

The past year marked the five-year anniversary of the global financial crisis, and the state of the global economy may be best described as incrementally, but noticeably, improving. Over the last five years, our firm has taken significant steps related to our capital, liquidity and overall financial profile to adapt to the realities of this operating and regulatory environment.

In 2013, Goldman Sachs performed relatively well, generating solid results for the year. This outcome was the by-product of our commitment to a core set of businesses, the talent of our people and their belief in our firm’s culture of teamwork, as well as actions we have taken over the last several years in three important areas: strengthening our balance sheet, allocating capital efficiently across our businesses and managing our costs prudently.

While we have generated solid returns in the last five years, we are committed to improving them notwithstanding the challenges presented in the current environment. At the same time, we want to protect our ability to provide significant upside to shareholders as the economic cycle turns. By steadily advancing in the areas of revenues, expenses and capital efficiency, we are building near-term benefits, but also driving material operating leverage into our business.

Our culture of teamwork and client focus has never been more alive and continues to define who we are and the work we do. We remain intent on learning from the experience of recent years but maintain a firm eye on the future to do our part to contribute to economic growth and opportunity. In the process, we are confident that Goldman Sachs will produce significant value for our shareholders.

Gary Cohn, our President and COO, and I expand on these and other themes concerning our performance, strategy and outlook in the 2013 Annual Report Letter to Shareholders, which I hope you will read.

In the meantime, I would like to thank you for your investment in Goldman Sachs. I continue to be optimistic about our future and am proud to be part of a firm that has such talented and dedicated people and a Board made up of accomplished members, all of whom are committed to our success and, as a result, your investment. I look forward to welcoming many of you to our Annual Meeting.

Lloyd C. Blankfein

Chairman and Chief Executive Officer

April 4, 2014

To my fellow shareholders:

As your Lead Director, it is my pleasure to communicate to you some of the key areas of focus for our Board. I am proud to be a member of such a highly engaged Board, where each director is committed to actively and effectively overseeing the management of our company and protecting the interests of our shareholders. In my initial year as Lead Director, I had worked with my fellow directors to effect certain changes that I believe have served our Board well. This past year, the Board’s emphasis on engagement, effectiveness and board composition demonstrates the ongoing implementation of those changes.

Engagement

As a Board, we continue our commitment to active and open engagement with our shareholders and other constituents through meetings and calls throughout the year.

One particular highlight of this past year was a meeting in September 2013 with a group of over 20 shareholders that represented a broad cross-section of our diverse investor base. There was no set agenda for this meeting, which was designed to provide shareholders with an open forum for discussion. We discussed a range of topics, including our board leadership structure, board composition, firm performance and the potential impact of regulatory change, as well as reputational risk. Receiving direct feedback from our shareholders is invaluable to my fellow directors and to me, providing us with information that allows us to more effectively carry out our duties.

In addition to our ongoing engagement with shareholders, we have also met regularly with other key constituents. Last year, our Board held meetings in Salt Lake City (in connection with the 2013 Annual Meeting) and in the San Francisco Bay area, during which my colleagues and I met with the firm’s leadership and clients in these regions. In addition, several of my colleagues have traveled and met with local management in our offices around the world. Further, during 2013 I had the opportunity to meet with senior regulators, and each of our non-employee directors met individually with members of the supervisory staff of the Federal Reserve Board, as well as other global regulators. It is helpful for our Board to understand the focus and perspective of our regulators given the importance of the regulatory environment in which we operate. We also appreciate the opportunity to provide our regulators with direct insight into our Board’s operation and effectiveness.

Board Effectiveness

Our Board meets and speaks frequently, both in formal meetings and in informal discussions between directors and management. Our Board, standing Committees and Public Responsibilities Subcommittee met a total of 56 times during 2013. In addition, during 2013 my fellow Chairs and I met with members of management over 50 times, as described below.

Given the breadth and scope of matters that our Board and Committees cover throughout the year, I, as Lead Director and Chair of the Corporate Governance, Nominating and Public Responsibilities Committee (Governance Committee), and each of the other Chairs meet between formal meetings with members of management to discuss and set agendas, provide feedback on materials and ensure there is adequate time for discussion on key items. These meetings contribute to our deeper understanding of the issues and allow us to better direct discussions with directors in meetings and executive sessions. We may also meet on a specific topic, such as the firm’s Capital Plan, which was submitted in connection with the Federal Reserve’s Comprehensive Capital Analysis and Review.

Substantive areas of concentration for our Board this past year included our robust process for emergency and long-term executive succession planning; review, discussions and feedback regarding our firm’s strategy; and oversight of risk management. We also maintained our focus on our leadership structure, conducting our most recent annual review of this in December 2013, as well as on the structure of our Board and Committees. Our Committee structure, with each of our independent directors serving on each of our standing Committees, has served our Board and our firm well, providing our directors with a common knowledge base covering all of the key areas of our Board’s oversight.

In its first full year, the Public Responsibilities Subcommittee engaged on critical topics such as client service matters, through discussion with and reports from the Firmwide Client and Business Standards Committee, and advised on the implementation of our Business Standards Committee recommendations. The Subcommittee also held regular discussions on our firm’s brand and reputational management and communication strategies, as well as environmental, social and governance matters.

I also continued my practice of meeting one-on-one with each of our non-employee directors throughout the year to give and receive ongoing feedback. These meetings expand upon the formal annual Board and Committee evaluations, which we continue to enhance each year, most recently by adding an evaluation of each Committee Chair. Comprehensive, thoughtful evaluations, coupled with my one-on-one meetings, greatly enhance our Board’s effectiveness, and, as described below, also help the Governance Committee as we consider Board succession planning.

Board Composition

We believe it is important to bring new talent and perspectives into the boardroom, and our commitment to diversity underpins this view. We are pleased that six new directors have joined our Board since the beginning of 2011.

Our Governance Committee’s review of potential candidates to join our Board is an ongoing, year-round process. This task is two-fold. Through the use of a skills matrix, my one-on-one conversations with directors and the Board evaluation process, our Governance Committee identifies areas of expertise that would enhance the current effectiveness of the Board. In addition, the Committee discusses and vets numerous potential candidates, evaluating what skills the Board might need over the longer term. Our Governance Committee engaged a new director search firm to assist with this evaluation and to ensure that a diverse candidate pool, including candidates possessing any particular area of expertise identified as being desirable, is regularly presented to the Committee.

As a result of the Governance Committee’s ongoing reviews, we were happy to welcome Peter Oppenheimer as the newest director to our Board in March 2014. As a Chief Financial Officer and former controller, he brings further depth to the financial expertise of our directors, not only through his own experience, but through his oversight of the controller, treasury and internal audit functions at Apple, Inc. Overseeing information systems at one of the most highly innovative technology companies in the world, Peter also has an informed and experienced perspective on technology and technology risk. I am excited to work with Peter; my fellow directors and I will undoubtedly gain from his perspective and counsel.

With your support, I look forward to the opportunity to continue to serve as your Lead Director and contribute to the bright future of this firm.

James J. Schiro

Lead Director

Introduction

Our Proxy Statement contains information about the matters to be voted on at our 2014 Annual Meeting of Shareholders (Annual Meeting) as well as other information about our firm and our corporate governance. Below is an Executive Summary that we hope will be helpful to our shareholders and others who read our Proxy Statement.

We are pleased to be holding our Annual Meeting this year in the Dallas region. Our Dallas and Irving offices together are our third-largest location in the United States after our New York/New Jersey campus and Salt Lake offices, and our eighth-largest location globally. We have approximately 800 people in the Dallas region across 12 divisions, including finance, realty management, operations, investment management and investment banking, and we expect our presence in this region to grow over time. Our Board will meet with senior leaders in these offices while in Texas for the Annual Meeting.

We also will be providing a live, audio webcast of our Annual Meeting. Details about this webcast can be found on our website at www.gs.com/proxymaterials.

By April 4, 2014, we will have sent to certain of our shareholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice includes instructions on how to access our Proxy Statement and 2013 Annual Report to Shareholders and vote online. Shareholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials, which will be sent on or about April 8, 2014. For more information, see Frequently Asked Questions About our Annual Meeting.

Your vote is important to us. Please exercise your shareholder right to vote.

Executive Summary

This summary highlights certain information contained elsewhere in our Proxy Statement. You should read the entire Proxy Statement carefully before voting.

Matters to be Voted on at our 2014 Annual Meeting

	Board Recommendation	For more detail, see page:
1. Election of Directors	FOR each director	6
Other Management Proposals
2. Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR	26
3. Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2014	FOR	57
Shareholder Proposal
4. Proxy Access for Shareholders Requests that our firm adopt a specific proxy access regime	AGAINST	59

Company Statistics

•	Our market capitalization was approximately $75.0 billion as of March 17, 2014, the record date.

•	449,472,122 shares of The Goldman Sachs Group, Inc. common stock (Common Stock) were outstanding as of the record date.

•	32,900 staff members (includes employees, consultants and temporary staff) as of December 31, 2013.

•	During 2013, total charitable giving, including in support of the 10,000 Women and 10,000 Small Businesses initiatives and the Goldman Sachs Gives program (GS Gives), was in excess of $200 million.

•

During 2013, our quarterly dividend increased by $0.05 per share in the aggregate to $0.55 per share, and we repurchased approximately 39 million shares in the aggregate under our share repurchase program.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	1

Solid Performance in 2013

•	Pre-tax earnings of $11.74 billion

–	5% increase from 2012

•	Diluted earnings per common share of $15.46

–	9% increase from 2012

•	Return on average common shareholders’ equity (ROE) of 11.0%

–	30 basis point expansion from 2012

•	Book value per common share (BVPS) growth of 5% during 2013

•	Top global ranking in both mergers and acquisitions and equity underwriting[1]

•	Record assets under supervision of $1.04 trillion as of December 31, 2013

–	8% increase from December 31, 2012

Key Performance Highlights

• The graph to the right demonstrates our continued superior returns in 2013. • Our 2013 ROE of 11.0% was approximately 75% higher than the average of our U.S. peers.[2]

•   The graph to the right indicates our ability to deliver material operating leverage to our shareholders.

•   Despite minimal net revenue growth, we grew pre-tax earnings by approximately 12 times the change in net revenues, primarily through effective management of compensation.

[1]	As reported by Thomson Reuters for announced and completed mergers and acquisitions as well as equity and equity-related offerings, common stock offerings and initial public offerings.
[2]	U.S. peers are Bank of America Corporation, Citigroup Inc., JPMorgan Chase & Co. and Morgan Stanley.

2	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

•

In 2013, we had the second-lowest ratio of compensation and benefits expense to net revenues since we became a public company in 1999, reflecting the significant shift in our cost structure following the financial crisis. Our average compensation and benefits expense to net revenues ratio from 2009-2013 (post-global financial crisis) has decreased 880 basis points from fiscal 2000-2007 (pre-global financial crisis).

Compensation Ratios3

Named Executive Officer Compensation (see Compensation Matters beginning on page 26)

We provide highlights of our compensation program below. It is important that you review the Compensation Discussion and Analysis and the compensation-related tables for a complete understanding of our compensation program.

2013 Annual Compensation

•

Our 2013 named executive officers are Lloyd C. Blankfein (CEO), Gary D. Cohn (COO), Harvey M. Schwartz (CFO as of January 31, 2013), David A. Viniar (former CFO who served until January 31, 2013), John S. Weinberg (a Vice Chairman) and J. Michael Evans (a Vice Chairman for 2013). Because of Mr. Viniar’s retirement, unless otherwise noted the term “NEO” as used in this proxy statement does not include him and the term “CFO” refers to Mr. Schwartz. Mr. Evans ceased to be an executive officer effective December 31, 2013 and retired as an employee in February 2014.

•

2013 annual variable compensation for this year’s NEOs increased by approximately 7% in the aggregate as compared to the 2012 annual variable compensation for last year’s named executive officers, which is consistent with our pay for performance philosophy. The following table summarizes the 2013 annual compensation for our NEOs approved by our Compensation Committee:

Compensation Committee Determinations Regarding 2013 NEO Annual Compensation

		Variable Compensation
Name and Principal Position	Salary	Cash	RSUs	Total
Lloyd C. Blankfein Chairman and CEO	$ 2,000,000	$ 6,300,000	$ 14,700,000	$ 23,000,000
Gary D. Cohn President and COO	1,850,000	5,745,000	13,405,000	21,000,000
Harvey M. Schwartz CFO	1,850,000	5,745,000	13,405,000	21,000,000
John S. Weinberg Vice Chairman	1,850,000	5,827,500	10,822,500	18,500,000
J. Michael Evans Former Vice Chairman	1,850,000	5,260,000	7,890,000	15,000,000

[3]	Compensation ratio is defined as compensation and benefits expense as a percentage of net revenues. Represents our fiscal 2000-2007 average compensation ratio versus our 2009-2013 average compensation ratio. Compensation and benefits expense includes amortization of employee initial public offering and acquisition award expenses, if any, except for nonrecurring acquisition awards expense in 2000 of $290 million.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	3

•

Our Compensation Committee continues to provide a significant portion of annual variable compensation to our NEOs in the form of equity-based awards. The portion of 2013 annual variable compensation awarded in the form of vested restricted stock units (RSUs) was as follows: Messrs. Blankfein, Cohn and Schwartz – 70%; Mr. Weinberg – 65%; and Mr. Evans – 60%. The remainder of our NEOs’ 2013 annual variable compensation was awarded in cash.

•	Key terms of the RSUs granted to our NEOs for 2013 performance (2013 Year-End RSUs) continue to include:

–	Pro-rata delivery over three years;

–	Five-year transfer restrictions that apply from the date of grant to all or substantially all the shares of Common Stock underlying the RSUs (Shares at Risk); and

–	Forfeiture and recapture provisions (Clawback Provisions).

Long-Term Performance Incentive Plan (LTIP)

•

Long-term incentive awards granted under our LTIP are intended to further align our NEOs’ long-term compensation with our firm’s long-term future performance. They are not intended to compensate for past service and therefore are not considered part of annual compensation. No amounts are earned under our LTIP until the end of the performance period.

•

In February 2014, separate from its annual variable compensation decisions, our Compensation Committee granted awards under our LTIP (2014 LTIP) with an initial notional value of $6.0 million to Mr. Blankfein, $6.0 million to Mr. Cohn, $5.0 million to Mr. Schwartz, and $4.0 million to Mr. Weinberg. Although the structure of the 2014 LTIP awards is generally consistent with prior LTIP awards, our Compensation Committee made certain modifications to the 2014 LTIP awards, including to:

–	Cap the amount by which the awards may increase based on “annual ROE” growth at 12% per year;

–	Increase the threshold required for 100% payout under the “average ROE” metric from 10% to 12%; and

–	Lower the maximum potential payout amount of the awards to 150% of the award’s initial notional value, as adjusted for “annual ROE.” For more information on the terms of these awards (including applicable definitions), please see Compensation Matters—Compensation Discussion and Analysis—Long-Term Performance Incentive Plan below.

•

In December 2013 our Compensation Committee extended the performance period of the LTIP awards granted in February 2012 (2012 LTIP) for an additional five years, from December 2014 to December 2019, for Messrs. Blankfein, Cohn and Weinberg, as permitted by the terms of the 2012 LTIP awards. During the extension period, these 2012 LTIP awards will be subject to the modifications applicable to the 2014 LTIP awards described above; for further detail, please see Compensation Matters—Compensation Discussion and Analysis—Long-Term Performance Incentive Plan below.

Additional Features of our Executive Compensation Program

•	Our Compensation Committee considers our firm’s safety and soundness in making all executive compensation determinations.

•	No executive officer has an employment agreement that provides for guaranteed payments, severance or “golden parachute” payments.

•	Equity-based awards have Clawback Provisions. Upon retirement, there is no acceleration of delivery of equity-based awards, and transfer restrictions continue.

•

Our senior executive officers (the six individuals currently serving as CEO, COO, CFO or Vice Chairman, collectively, Senior Executives) must retain 75% of after-tax shares received as compensation, and each of our approximately 415 other participating managing directors (PMDs) must retain 25% of those shares, in each case, for so long as he or she holds such position.

•

All of our executive officers are prohibited from hedging their equity-based awards and any shares of our Common Stock, even shares that may be freely sold. Equity-based awards and shares subject to transfer restrictions may not be pledged. None of our executive officers has any shares of Common Stock subject to a pledge.

4	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Corporate Governance Highlights (see Corporate Governance beginning on page 6)

We are committed to active engagement with our shareholders throughout the year. We believe this ongoing engagement process helps us arrive at balanced and appropriate solutions for our diverse shareholder base.

Our Board

	Director Nominees	Percentage of Independent Director Nominees	2013 Meetings
Board	13	77%	15
Audit Committee	10	100%	15
Compensation Committee	10	100%	8
Governance Committee	10	100%	7
Risk Committee	10	100%	6
Public Responsibilities Subcommittee	4	100%	5
Executive Sessions of Independent Directors	—	—	11	(a)
(a)

Includes six executive sessions of our independent directors chaired by our Lead Director and five additional sessions led by the chairs of our Audit, Risk and/or Compensation Committees during which our independent directors met without management present.

•	We strive to achieve a well-rounded and diverse Board, balancing, in particular, financial industry expertise and independence.

•	Since the beginning of 2011, six directors have joined our Board. The average tenure of our director nominees is approximately six years.

•

Our current director attendance for Board and committee meetings averaged over 95% in 2013, and each director attended over 75% of meetings (the threshold for disclosure under Securities and Exchange Commission (SEC) rules).

•	We require each director to own a minimum of 5,000 shares or RSUs, with a transition period for new directors.

•

All RSUs granted to a director must be held for the director’s entire tenure on our Board. Directors are not permitted to hedge or pledge these RSUs. None of our directors has any shares of Common Stock subject to a pledge.

Governance Practices

•	Independent Lead Director with expansive duties.

•	Comprehensive process for evaluation of director candidates and director nominations, including a focus on diversity.

•	Focus of our independent directors on executive succession planning, with regular and thorough discussions on this topic.

•	Detailed Board and Committee evaluations, which include a separate, individual evaluation of the Lead Director and, for the first time in 2013, of each Committee Chair in that capacity.

•	One-on-one discussions between the Lead Director and each non-employee director to obtain ongoing feedback and evaluations of Board and director performance.

•	CEO evaluation process conducted by our Lead Director with our Corporate Governance, Nominating and Public Responsibilities Committee (Governance Committee).

•	Proactive outreach by our Board, primarily through our Lead Director, to shareholders and key constituents.

•	Independent director oversight of environmental, social and governance (ESG) matters, including our online ESG Impact Report.

Shareholder Rights

•	Single class share structure.

•	Annual elections of directors (i.e., no staggered board).

•	Majority voting with resignation policy for directors in uncontested elections.

•	Shareholders holding at least 25% of our outstanding shares of Common Stock can call a special meeting.

•	No “poison pill.”

•	No supermajority vote requirements in our charter or by-laws.

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Corporate Governance

Item 1. Election of Directors

Board Succession Planning

Our Governance Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that operates in an atmosphere of candor and collaboration. Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Governance Committee. The Committee carries out this function through an ongoing, year-round process, which includes the Committee’s annual evaluation of our Board.

Board of Directors’ Qualifications and Experience

Our Governance Committee does not set specific, minimum qualifications that directors must meet in order for the Committee to recommend them to our Board. Rather, it believes that each director and director candidate should be evaluated based on his or her individual merits, taking into account our firm’s needs and the composition of our Board. To assist the Committee in evaluating the needs of our Board and identifying director candidates, our Lead Director, based on his discussions with each member of our Governance Committee, has developed a matrix of certain skills and experiences that would be beneficial to have represented on our Board at any particular point in time.

There are certain qualifications and experience that all of our director nominees possess:

•	Integrity, business judgment and commitment;

•	Leadership and expertise in their respective fields;

•	Demonstrated management ability;

•	Financial literacy;

•	Extensive experience in the public, private or not-for-profit sectors, gained through their current and past senior executive and board positions, including on our Board; and

•	Active involvement in educational, charitable and community organizations.

Our director nominees have a great diversity of experience and bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders. They have developed skills and gained experience across a broad range of industries, both in established and growth markets, and in each of the public, private and not-for-profit sectors. In our director nominee biographies below, we describe certain areas of individual expertise that each director nominee brings to our Board, including:

Directors’ Qualifications and Experience
Financial industry experience	Risk management	Accounting
Multi-industry experience	Business ethics	Credit evaluation
Corporate governance	Leadership	Human capital management
Global experience	Strategic thinking	Technology and new media
Management	Operations	Government, law, public policy and regulatory affairs
Marketing and branding	Philanthropy
Academia	Reputational and social issues

6	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Given the nature of our business, our Governance Committee continues to believe that directors with current and prior financial industry experience, among other skills, are critical to an effective Board. We take very seriously, however, any actual or perceived conflicts of interest that may arise, and have taken various steps to address this. For example, in addition to our policies on director independence and related person transactions, we maintain a policy with respect to outside director involvement with financial firms, such as private equity firms or hedge funds. Under this policy, in determining whether to approve any current or proposed affiliation of a non-employee director or director candidate with a financial firm, our Board will consider, among other things:

•

The nature of the director’s or candidate’s current or proposed role with respect to the financial firm (for example, advisor, executive officer or partner, as well as the type of focus and degree of involvement);

•	The nature and scope of the financial firm’s business; and

•

The legal, reputational, operational and business issues presented, and the nature, feasibility and scope of any restrictions, procedures or other steps that would be necessary or appropriate to ameliorate any perceived or potential future conflicts or other issues.

Diversity

Our Board believes that diversity, broadly defined, is a critical element of a well-functioning board. To carry out its core oversight role most effectively, our Board must embrace differences in perspectives and thinking. Having people with diverse backgrounds in the boardroom is important because the same set of facts can be viewed differently depending on perspective and experience. In particular, our Board believes its risk management oversight is more effective when these different views are taken into account.

In selecting qualified candidates to serve as directors, our Governance Committee considers a range of types of diversity, including race, gender, ethnicity, sexual orientation, culture, nationality and geography, seeking to develop a board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise. Among the factors the Committee considers in identifying and evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board, and the Committee considers the same factors in determining whether to re-nominate an incumbent director, as described below. Diversity is also considered as part of the annual Board evaluation.

Process for the Review of Director Candidates

Throughout the year, our Governance Committee, which includes all of our independent directors and is chaired by our Lead Director, discusses, evaluates in detail and meets with potential director candidates to join our Board. Director candidates may be brought to the attention of the Committee from a variety of sources, including our people, our independent directors and our shareholders. To assist in identifying possible director candidates, the Committee also has retained a professional search firm to provide the Committee with additional potential candidates and background information for review and consideration.

After the Committee’s initial review of a potential director candidate’s professional experience and assessment as to how he or she would contribute to the needs of our Board, the Committee determines whether to conduct a more in-depth review, and ultimately whether to recommend the potential candidate to our Board for nomination. Potential candidates are screened to determine their qualifications, any potential conflicts of interest and any barriers to a determination of independence.

In identifying and recommending director candidates, the Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, including:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant experience; and

•

The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of our Board will build a strong, well-rounded and effective board that is collegial and responsive to the needs of our firm and our shareholders.

Our Governance Committee welcomes candidates recommended by shareholders and will consider these candidates in the same manner as other candidates. Shareholders wishing to submit potential director candidates for consideration by our Governance Committee should follow the instructions in Frequently Asked Questions About our Annual Meeting.

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Recent Changes to our Board

Since the beginning of 2011, six directors have joined our Board, bringing different perspectives, new areas of expertise and additional diversity to our Board. Through its ongoing review of our Board’s composition, our Governance Committee seeks to balance the essential institutional knowledge of longer-tenured directors with the fresh perspective brought by new members.

As part of its ongoing review, our Governance Committee determined that expertise in the technology industry, as well as financial and risk management expertise, continues to be an important attribute for our Board. To this end, our Governance Committee’s independent director search firm recommended Peter Oppenheimer, Senior Vice President and Chief Financial Officer of Apple, Inc., to our Governance Committee. Our Lead Director conducted a preliminary assessment of Mr. Oppenheimer, including meeting with him, and Mr. Oppenheimer also met with certain other directors and members of management. Our Lead Director then proposed him for consideration to the full Governance Committee, which reviewed and considered Mr. Oppenheimer through the process described above and determined that he possesses important skills and attributes that will contribute to the effective functioning of our Board. Upon the recommendation of our Governance Committee, our Board appointed Peter Oppenheimer to our Board and each of its standing committees as an independent director, effective March 2014.

Our Director Nominees

After consideration of the factors described below, as well as the individual qualifications and experience of each of our director nominees and his or her contributions to our Board, our Board has concluded that each of our director nominees should be re-elected to our Board.

Our Board unanimously recommends that shareholders vote FOR all of our director nominees.

Name	Age	Independent	Director Since	Occupation/Career Highlights	Other U.S. Public Company Boards	Committee Membership
Lloyd C. Blankfein	59	No	April 2003	Our Chairman and CEO	0	None
M. Michele Burns	56	Yes	October 2011	Center Fellow and Strategic Advisor, Stanford University Center on Longevity	1	All; Chair, Audit Committee
Gary D. Cohn	53	No	June 2006	Our President and COO	0	None
Claes Dahlbäck(a)	66	Yes	June 2003	Senior Advisor, Investor AB and Foundation Asset Management	0	All
William W. George	71	Yes	December 2002	Professor of Management Practice, Harvard Business School	1	All; Chair, Public Responsibilities Subcommittee
James A. Johnson	70	Yes	May 1999	Chairman, Johnson Capital Partners	2	All, including Public Responsibilities Subcommittee; Chair, Compensation Committee
Lakshmi N. Mittal	63	Yes	June 2008	Chairman and CEO, ArcelorMittal S.A.	1	All
Adebayo O. Ogunlesi	60	Yes	October 2012	Chairman and Managing Partner, Global Infrastructure Partners	2	All; Chair, Risk Committee
Peter Oppenheimer	51	Yes	March 2014	Senior Vice President and CFO, Apple, Inc.	0	All
James J. Schiro	68	Yes	May 2009	Retired, Chairman and CEO, Zurich Insurance Group Ltd.	3	All, including Public Responsibilities Subcommittee; Lead Director; Chair, Governance Committee
Debora L. Spar	50	Yes	June 2011	President, Barnard College	0	All, including Public Responsibilities Subcommittee
Mark E. Tucker	56	Yes	November 2012	Executive Director, Group Chief Executive and President, AIA Group Limited	0	All
David A. Viniar	58	No	January 31, 2013	Retired, CFO, The Goldman Sachs Group, Inc.	0	None

(a)	Mr. Dahlbäck also serves as a director of our subsidiary, Goldman Sachs International.

Each of our director nominees elected at our 2013 Annual Meeting of Shareholders received the overwhelming support of the votes cast.

8	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Nomination Process

In considering whether to recommend that the Board nominate a director for re-election at our Annual Meeting, the Governance Committee considers a variety of factors, such as:

•	The extent to which the director’s skills, qualifications and experience continue to contribute to the success of our Board;

•	Attendance and participation at, and preparation for, Board and Committee meetings;

•	Independence;

•	Feedback from the individual discussions between each non-employee director and our Lead Director;

•	Shareholder feedback;

•	Outside board and other affiliations, including any actual or perceived conflicts of interest; and

•	The extent to which the director continues to contribute to the diversity of our Board.

If elected by our shareholders, the 13 director nominees, all of whom are currently members of our Board, will serve for a one-year term expiring at our 2015 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Each of our director nominees has been recommended for election by our Governance Committee and approved and nominated for election by our Board. All of our directors must be elected by majority vote of our shareholders. A director who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board. Our Governance Committee will then assess whether there is a significant reason for the director to remain on our Board, and will make a recommendation to our Board regarding the resignation.

For detailed information on the vote required for the election of directors and the choices available for casting your vote, please see Frequently Asked Questions About our Annual Meeting.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	9

Below is biographical information about our director nominees. This information is current as of March 1, 2014 and has been confirmed by each of our director nominees for inclusion in our Proxy Statement. There are no family relationships between any of our directors or executive officers.

Lloyd C. Blankfein, 59 Chairman and Chief Executive Officer Director Since: April 2003 Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None

Career Highlights

•	Goldman Sachs

–	Chairman and Chief Executive Officer (June 2006 – Present)

–	President and Chief Operating Officer (January 2004 –June 2006)

–	Vice Chairman with management responsibility for Fixed Income, Currency and Commodities (FICC) and Equities Divisions (April 2002 – January 2004)

–	Co-head of FICC (1997 – April 2002)

–	Head and/or Co-head of the Currency and Commodities Division (1994 – 1997)

Other Professional Experience and Community Involvement

•	Member, Dean’s Advisory Board, Harvard Law School

•	Member, Board of Dean’s Advisors, Harvard Business School

•	Member, Dean’s Council, Harvard University

•	Member, Advisory Board, Tsinghua University School of Economics and Management

•	Member, Board of Overseers, Weill Cornell Medical College

•	Member, Board of Directors, Partnership for New York City

Experience and Qualifications

With over 30 years of experience in various positions at Goldman Sachs in New York and London, Mr. Blankfein has extensive knowledge of all aspects of our industry and our business, including our risk management practices and our strategy. Mr. Blankfein utilizes this firm-specific knowledge and experience in his role as Chairman to, among other things, guide Board discussions and keep our Board apprised of significant developments in our business.

M. Michele Burns, 56

Director Since: October 2011

Committees: Chair, Audit Committee; member of all other standing committees

Other Current Public Company Directorships: Cisco Systems, Inc.

Other Public Company Directorships within past 5 years: Wal-Mart Stores, Inc.

Career Highlights

•

Center Fellow and Strategic Advisor, Stanford University Center on Longevity (August 2012 – Present); Chief Executive Officer, Retirement Policy Center, sponsored by Marsh & McLennan Companies, Inc. (MMC); Center focuses on retirement public policy issues (October 2011 –February 2014);

•	Chairman and Chief Executive Officer, Mercer LLC, a subsidiary of MMC and a global leader in human resource consulting, outsourcing and investment services (September 2006 – early October 2011)

•	Chief Financial Officer, MMC, a global professional services and consulting firm (March 2006 – September 2006)

•	Chief Financial Officer, Chief Restructuring Officer and Executive Vice President, Mirant Corporation, an energy company (May 2004 – January 2006)

•

Executive Vice President and Chief Financial Officer, Delta Air Lines, Inc., an air carrier, which filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2005 (including various other positions, 1999 – April 2004)

•	Senior Partner and Leader, Southern Region Federal Tax Practice, Arthur Andersen LLP, an accounting firm (including various other positions, 1981 – 1999)

Other Professional Experience and Community Involvement

•	Board member and Treasurer, Elton John AIDS Foundation

Experience and Qualifications

As the former Chief Financial Officer of several global public companies, Ms. Burns brings to our Board substantial expertise in accounting and the review and preparation of financial statements, which she draws upon as our Audit Committee Chair. In addition, as the former CEO of Mercer LLC, Ms. Burns brings to our Board her experience in human capital management and strategic consulting, which assists our Board in its oversight of our firm’s strategy. Through her service on the boards of directors and board committees of other public companies and not-for-profit entities, Ms. Burns has developed additional leadership and corporate governance expertise.

10	Goldman Sachs	Proxy Statement for 2014 Annual Meeting of Shareholders

Gary D. Cohn, 53 President and Chief Operating Officer Director Since: June 2006 Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None

Career Highlights

•	Goldman Sachs

–	President and Chief Operating Officer (or Co-Chief Operating Officer) (June 2006 – Present)

–	Co-head of global Securities businesses (December 2003 – June 2006)

–	Co-head of FICC (September 2002 – December 2003)

–	Co-Chief Operating Officer of FICC, Head of Commodities and other FICC businesses (variously, 1999 – 2002)

–	Head of Commodities (1996 – 1999)

Other Professional Experience and Community Involvement

•	Trustee, American University

•	Trustee, NYU Langone Medical Center

•	Chairman, Advisory Board, NYU Hospital for Joint Diseases

•	Trustee, Harlem Children’s Zone

Experience and Qualifications

Over the course of his more than 20-year career at Goldman Sachs in New York and London, and in his current role as President and Chief Operating Officer, Mr. Cohn has developed broad experience across our firm and brings to our Board substantial insight into the firm’s various business lines and day-to-day operations. As Chairman of our Firmwide Client and Business Standards Committee, Mr. Cohn has particular expertise with respect to our client relationships, business standards and reputational risk management.

Claes Dahlbäck, 66 Director Since: June 2003 Committees: Member, all standing committees Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None

Career Highlights

•	Investor AB, a Sweden-based investment company

–	Senior Advisor (April 2005 – Present)

–	Chairman (April 2002 – April 2005)

–	Vice-Chairman (April 1999 – April 2002)

–	President and Chief Executive Officer (1978 – 1999)

•	Senior Advisor, Foundation Asset Management, which is owned by three Wallenberg Foundations and acts as advisor to the Foundations with respect to their holdings (November 2007 – Present)

Other Professional Experience and Community Involvement

•	Director, Goldman Sachs International

•	Member, Royal Swedish Academy of Engineering Sciences and Royal Swedish Society of Naval Sciences

•	Honorary Doctor and Director, Stockholm School of Economics; Chair, Stockholm School of Economics Foundation

Experience and Qualifications

During his more than 30 years at Investor AB, Mr. Dahlbäck developed extensive experience in investment banking (through his involvement in Investor AB’s numerous mergers and acquisitions) and in investment management. Mr. Dahlbäck’s critical insight in these areas, along with his substantial experience in international business, assists our Board in its oversight of the firm’s global investment banking and asset management businesses. Through his current and prior service on the boards of directors and board committees of global companies and not-for-profit entities, Mr. Dahlbäck has also developed expertise in corporate governance.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	11

William W. George, 71

Director Since: December 2002

Committees: Chair, Public Responsibilities Subcommittee; member of all other standing committees

Other Current Public Company Directorships: Exxon Mobil Corporation

Other Public Company Directorships within past 5 years: Novartis AG

Career Highlights

•	Professor of Management Practice, Harvard Business School (January 2004 – Present)

•	Medtronic, Inc., a medical technology company

–	Chairman (April 1996 – April 2002)

–	Chief Executive Officer (May 1991 – May 2001)

–	President and Chief Operating Officer (1989 – 1991)

•	Executive Vice President, Honeywell International Inc., a diversified technology and manufacturing company (1978 – 1989)

•	President, Litton Microwave Cooking; Vice President, Litton Industries, a diversified manufacturing company (1969 – 1978)

Other Professional Experience and Community Involvement

•	Board member, World Economic Forum USA

•	Board member, Guthrie Theater

•	Trustee, Mayo Clinic

•	Director, Destination Medical Center Corporation

•	Member, National Association of Engineers

Experience and Qualifications

A professor of management practice at Harvard Business School and author of books on leadership, Mr. George brings academic expertise in business management and corporate governance to our Board, along with significant practical experience in management, technology and governance developed during his career as Chief Executive Officer and Chairman of Medtronic, Inc. and as a senior executive at Honeywell International Inc. and Litton Industries. Mr. George’s current and prior service on the boards of directors and board committees of several other public companies and not-for-profit entities has given him additional perspective on management and corporate governance, which he draws upon as Chair of our Public Responsibilities Subcommittee.

James A. Johnson, 70

Director Since: May 1999

Committees: Chair, Compensation Committee; member of all other standing committees and Public Responsibilities Subcommittee

Other Current Public Company Directorships: Forestar Group Inc. and Target Corporation

Other Public Company Directorships within past 5 years: None

Career Highlights

•	Chairman, Johnson Capital Partners, a private consulting company (Present)

•	Vice Chairman, Perseus L.L.C., a merchant banking and private equity firm (April 2001 – June 2012)

•	Fannie Mae

–	Chairman of the Executive Committee (1999)

–	Chairman and Chief Executive Officer (February 1991 – 1998)

–	Vice Chairman (1990 – February 1991)

Other Professional Experience and Community Involvement

•	Chairman Emeritus, John F. Kennedy Center for the Performing Arts

•	Member, Council on Foreign Relations

•	Member, American Academy of Arts and Sciences

•	Member and Treasurer, American Friends of Bilderberg

•	Chairman Emeritus and Executive Committee Member, The Brookings Institution

•	Council Member, Smithsonian Museum of African American History and Culture

•	Chair, Advisory Council, Stanford University Center on Longevity

Experience and Qualifications

Through his professional experience in financial services, Mr. Johnson brings extensive knowledge of the financial services and investment management industries to our Board. In addition, Mr. Johnson offers deep insight into governmental affairs and the regulatory process, gained from, among other things, his tenure at Fannie Mae and his work with Vice President Walter F. Mondale, including as the Vice President’s Executive Assistant. Since our initial public offering, Mr. Johnson’s commitment and service to our Board have been exemplary. His many years of service have provided him with a deep institutional knowledge base that helps provide perspective to our Board and guidance to our management. Further, he has extensive expertise in compensation matters at our firm and, as a result, has been an effective leader as Chair of our Compensation Committee. Through his service on the boards of directors of public companies and not-for-profit entities, Mr. Johnson has developed additional corporate governance expertise.

12	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Lakshmi N. Mittal, 63

Director Since: June 2008

Committees: Member, all standing committees

Other Current Public Company Directorships: ArcelorMittal S.A and Airbus Group (formerly European Aeronautic Defence and Space Company N.V.)

Other Public Company Directorships within past 5 years: ICICI Bank Limited

Career Highlights

•	ArcelorMittal S.A., a steel and mining company

–	Chairman and Chief Executive Officer (May 2008 –Present)

–	President and Chief Executive Officer (November 2006 – May 2008)

•	Chief Executive Officer, Mittal Steel Company N.V. (formerly the LNM Group) (1976 – November 2006)

Other Professional Experience and Community Involvement

•	Member, International Business Council of the World Economic Forum

•	Board of Trustees, Cleveland Clinic

•	Member, Executive Committee, World Steel Association

•	Executive Board, Indian School of Business

Experience and Qualifications

Mr. Mittal is the founder of Mittal Steel Company and Chairman and Chief Executive Officer of ArcelorMittal S.A., the world’s leading integrated steel and mining company. He brings significant experience in business development and operations to our Board, along with substantial expertise in international business and growth markets. Mr. Mittal’s current and prior service on the boards of directors of other international public companies and not-for-profit entities also provides him with knowledge of corporate governance, and international governance in particular.

Adebayo O. Ogunlesi, 60

Director Since: October 2012

Committees: Chair, Risk Committee; member of all other standing committees

Other Current Public Company Directorships: Callaway Golf Company and Kosmos Energy Ltd.

Other Public Company Directorships within past 5 years: None

Career Highlights

•

Chairman and Managing Partner, Global Infrastructure Partners, a private equity firm that invests worldwide in infrastructure assets in the energy, transport and water and waste industry sectors (July 2006 – Present)

•	Credit Suisse, a financial services company

–	Executive Vice Chairman and Chief Client Officer (2004 – 2006)

–	Member of Executive Board and Management Committee (2002 – 2006)

–	Head of Global Investment Banking Department (2002 – 2004)

–	Head of Global Energy Group (1997 – 2002)

–	Various positions (1983 – 1997)

•	Attorney, Cravath, Swaine & Moore LLP, a law firm headquartered in New York (1981 – 1983)

Other Professional Experience and Community Involvement

•	Chairman, Africa Finance Corporation

•	Member, Board of Trustees, New York-Presbyterian Hospital

•	Member, National Board of Directors, The NAACP Legal Defense and Educational Fund, Inc.

•	Member, Advisory Board, Smithsonian National Museum of African Art

•	Member, Board of Directors, Partnership for New York City Fund

•	Member, Board of Directors, Americans for Oxford

•	Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court (1980-1981)

Experience and Qualifications

As Chairman and Managing Partner of Global Infrastructure Partners and a former executive of Credit Suisse with over 20 years of experience in the financial services industry, Mr. Ogunlesi has extensive knowledge of the global investment banking and private equity sectors, which he utilizes as Chair of our Risk Committee. Mr. Ogunlesi provides our Board with an experienced outlook on international business and global capital markets, including emerging markets. Through his service on the boards of directors and board committees of other public companies and not-for-profit entities, and in particular as chair of the nominating and corporate governance committees at each of Callaway Golf and Kosmos Energy, Mr. Ogunlesi has developed in-depth knowledge of current corporate governance trends and best practices.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	13

Peter Oppenheimer, 51

Director Since: March 2014

Committees: Member, all standing committees

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Career Highlights

•	Apple, Inc., a designer and manufacturer of electronic devices and related software and services

–	Senior Vice President and Chief Financial Officer (2004 – present)

–	Senior Vice President and Corporate Controller (2002 – 2004)

–	Vice President and Corporate Controller (1998 – 2002)

–	Vice President and Controller, Worldwide Sales (1997 – 1998)

–	Senior Director, Finance and Controller, Americas (1996 – 1997)

•

Divisional Chief Financial Officer, Finance, MIS, Administration, and Equipment Leasing Portfolio at Automatic Data Processing, Inc. (ADP), a leading provider of human capital management and integrated computing solutions (1992 – 1996)

•	Consultant, Information Technology Practice at Coopers & Lybrand, LLP (1988 – 1992)

Other Professional Experience and Community Involvement

•	Member, Board of Directors, California Polytechnic State University Foundation

•	Member, Board of Directors, Sacred Heart Schools, Atherton, California

Experience and Qualifications

Through his positions as CFO and Controller at Apple and Divisional CFO at ADP, Mr. Oppenheimer has significant experience in the preparation and review of financial statements as well as capital and risk management. He also brings to our Board experience in the oversight of technology and technology risks, which he has developed in connection with, among other things, his oversight of information systems at Apple. Through his service on the boards of directors of not-for-profit entities and as CFO at Apple, Mr. Oppenheimer has developed experience in corporate governance and leadership.

James J. Schiro, 68

Lead Director

Director Since: May 2009

Committees: Chair, Governance Committee; member of all other standing committees and Public Responsibilities Subcommittee

Other Current Public Company Directorships: PepsiCo, Inc., REVA Medical, Inc. and Royal Philips Electronics

Other Public Company Directorships within past 5 years: None

Career Highlights

•	Zurich Insurance Group Ltd., an insurance-based finance group

–	Chairman of the Group Management Board and Chief Executive Officer (May 2002 – December 2009)

–	Chief Operating Officer – Finance (March 2002 – May 2002)

•	Chief Executive Officer, PricewaterhouseCoopers LLP, a provider of assurance, tax and business consulting services (1998 – 2002)

•	Chairman and Chief Executive Officer, Price Waterhouse LLP, an accounting firm (1995 – 1998)

Other Professional Experience and Community Involvement

•	Senior Advisor, CVC Capital Partners

•	Trustee Emeritus, St. John’s University

•	Trustee, Institute for Advanced Study

•	Vice-Chairman, American Friends of the Lucerne Festival

•	Former Member, Advisory Board, Tsinghua University School of Economics and Management

•	Board Member, St. Michael Special School

Experience and Qualifications

Mr. Schiro has experience in international business, and in particular, global capital markets, developed during his tenure at the helm of Zurich Insurance Group Ltd., one of the world’s largest insurance groups. As Chief Executive Officer and Chief Operating Officer – Finance at Zurich Insurance Group Ltd., Mr. Schiro developed both managerial capabilities as well as experience in the review and preparation of financial statements. He also brings solid financial and banking acumen gained from his role as Chief Executive Officer and other positions held at PricewaterhouseCoopers LLP. Through his service on the boards of directors and board committees of other public companies and not-for-profit entities, Mr. Schiro has also developed corporate governance expertise, which he draws upon in his roles as our Lead Director and Governance Committee Chair.

14	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Debora L. Spar, 50

Director Since: June 2011

Committees: Member, all standing committees and Public Responsibilities Subcommittee

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: None

Career Highlights

•	President, Barnard College (July 2008 – Present)

•	Harvard Business School

–	Spangler Family Professor of Business Administration (2005 – 2008)

–	Senior Associate Dean; Director, Division of Research and Faculty Development (2005 – 2007)

–	Senior Associate Dean, Recruiting (2004 – 2005)

–	Professor of Business, Government and Competition; Chair, Business, Government and the International Economy Unit (1999 – 2004)

–	Associate Professor of Business, Government and Competition (1995 – 1999)

–	Assistant Professor of Business, Government and Competition (1991 – 1995)

Other Professional Experience and Community Involvement

•	Member, Council on Foreign Relations

•	Member, Board of Trustees, The Nightingale-Bamford School

•	Member, American Academy of Arts & Sciences

Experience and Qualifications

As the President of Barnard College and an author of numerous books, as well as by virtue of her previous experience as a professor at Harvard Business School, Dr. Spar brings to our Board an academic perspective on government and public policy and, in particular, the international political economy and growth markets. Through her service on the boards of directors of not-for-profit entities and as President of Barnard, Dr. Spar has developed leadership and corporate governance expertise.

Mark E. Tucker, 56

Director Since: November 2012

Committees: Member, all standing committees

Other Current Public Company Directorships: None

Other Public Company Directorships within past 5 years: Prudential plc

Career Highlights

•	AIA Group Limited (AIA Group), a life insurance group in the Asia Pacific region

–	Executive Director, Group Chief Executive and President, AIA Group (January 2011 – Present)

–	Chairman (February 2011 – Present) and Chief Executive Officer (August 2013 – Present), AIA Company Limited (formerly American International Assurance Company, Limited)

–	Chairman (February 2011 – Present) and Chief Executive Officer (August 2013 – Present), AIA International Limited (formerly American International Assurance Company (Bermuda) Limited)

–	Group Executive Chairman and Group Chief Executive Officer, AIA Group (October 2010 – December 2010)

–	Executive Chairman, AIA Company Limited (July 2010 – October 2010)

•	Group Chief Executive and Executive Director, Prudential plc, an international financial services group (2005 – 2009, and various other positions 1986 – 2003)

•	Group Finance Director, HBOS plc, a banking and insurance company in the United Kingdom (2004 – 2005)

Other Professional Experience and Community Involvement

•	Prior Non-Executive Director, The Court of The Bank of England

•	Prior Director, Edinburgh International Festival

Experience and Qualifications

Through his executive positions at AIA Group, Prudential plc and HBOS plc, Mr. Tucker brings to our Board substantial experience in the financial services industry, international business and global capital markets, particularly the Asia-Pacific region. This experience, along with his prior experience as a non-executive director on The Court of The Bank of England and member of its Audit and Risk and Financial Stability Committees, provides Mr. Tucker with a seasoned perspective on risk management and the stability of the financial system.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	15

David A. Viniar, 58 Director Since: January 31, 2013 Other Current Public Company Directorships: None Other Public Company Directorships within past 5 years: None

Career Highlights

•	Goldman Sachs

–	Executive Vice President and Chief Financial Officer (May 1999 – January 2013)

–	Head of Operations, Technology, Finance and Services Division (December 2002 – January 2013)

–	Head of the Finance Division and Co-head of Credit Risk Management and Advisory and Firmwide Risk (December 2001 – December 2002)

–	Co-head of Operations, Finance and Resources (March 1999 – December 2001)

Other Professional Experience and Community Involvement

•	Director, Square, Inc.

•	Former Trustee, Union College

Experience and Qualifications

With over 30 years of experience in various roles at Goldman Sachs, Mr. Viniar brings extensive knowledge and unique insight into our firm’s compliance, controls and risk management in this dynamic regulatory environment. Further, Mr. Viniar’s intimate knowledge of the firm’s capital management processes and assessments is invaluable to our Board. Through his service on the board of directors and board committees of Square, Inc., Mr. Viniar has developed additional perspective on corporate governance matters.

16	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Structure and Role of our Board

Board Leadership Structure

Our Current Leadership Structure

As a result of its most recent board leadership review in December 2013, our Governance Committee determined that continuing to combine the roles of Chairman and CEO is the most effective leadership structure for our firm at this time. If at any time our Governance Committee concludes otherwise, it will not hesitate to appoint an independent Chairman.

Among other reasons:

•

Our Board leadership structure is enhanced by the independent leadership provided by our Lead Director and independent committee chairs, the independence of our Board and the governance policies and practices in place at our firm.

–	Our independent Lead Director, who is elected by our independent directors, has an expansive list of enumerated duties.

–	Our Chairman and CEO and our Lead Director meet and speak with each other regularly about our Board and our firm.

–	Our Lead Director speaks with each of our non-employee directors to obtain ongoing feedback and evaluations of Board and director performance.

–	Our independent committee chairs meet and speak regularly between meetings with each other and with members of our management as well as non-management employees.

•	A combined Chairman-CEO structure provides our firm with a single leader who represents the firm to our shareholders, clients, employees, regulators, other stakeholders and the public.

–	This structure demonstrates clear accountability to our shareholders, clients and other stakeholders.

•	Our current structure provides for fluid communication between the Board and management, and direct messaging from the Board to our people.

•	Our CEO has extensive knowledge of all aspects of our current business, operations and risks. This knowledge helps him direct the focus of Board discussions.

–	A combined Chairman-CEO can serve as a knowledgeable resource for our independent directors both at and between Board meetings.

–	Combining the roles at our firm has been effective in promulgating a strong and effective leader of the firm, particularly in times of economic challenges and regulatory changes affecting the financial services industry.

Annual Assessment of Leadership Structure

Our Board does not have a policy as to whether the roles of Chairman and CEO should be separate or combined. Rather, our Board has determined that:

•

Our Governance Committee should annually assess these roles and deliberate the merits of the Board’s leadership structure to ensure that the most efficient and appropriate structure is in place. To this end, in March 2011 we adopted a formal process for this review, which has been conducted annually since then. This thorough review provides our Board with the necessary flexibility to make the appropriate determination about how our Board’s leadership can be structured most effectively for our firm’s needs, which may evolve over time.

•	If the Chairman is not an independent director, there should be an independent Lead Director appointed by our independent directors.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	17

During its most recent assessment of our leadership structure, the Governance Committee reviewed various items, including the key responsibilities of our Chairman-CEO and our Lead Director:

Chairman-CEO

•	Chairs Board meetings.

•	Chairs annual shareholder meeting.

•	Serves as the public face of our Board and our firm.

•	Works with Lead Director to set agenda for Board meetings (which the Lead Director also approves) and reviews schedule for Board meetings.

•	Guides discussions at Board meetings and encourages directors to voice their views.

•	Serves as a resource for our Board.

•	Communicates significant business developments and time-sensitive matters to the Board.

•	Establishes the “tone-at-the-top” in coordination with the Board, and embodies these values for our firm.

•	Responsible for managing the day-to-day business and affairs of our firm.

•	Sets and leads the implementation of corporate policy and strategy.

•	Interacts daily with our COO, CFO and other senior leadership of our firm.

•	Manages senior leadership of our firm.

•	Meets frequently with clients and shareholders, providing an opportunity to understand and respond to concerns and feedback; communicates feedback to our Board.

Lead Director

•	Provides independent leadership.

•

Working with our Chairman, sets agenda for Board meetings (including adding items to and approving the agenda) and approves the related materials; approves the schedule for Board and committee meetings; sets agenda and approves materials for Governance Committee meetings; approves agenda for other committee meetings (along with our other independent committee chairs, who also approve the materials for these meetings).

•	Engages with our other independent directors to identify matters for discussion at executive sessions of independent directors.

•	Presides at executive sessions of independent directors.

•	Advises our Chairman of any decisions reached and suggestions made at the executive sessions, as appropriate.

•	Calls meetings of the independent directors.

•	Presides at any Board meeting at which the Chairman is not present.

•

Facilitates communication between the independent directors and our Chairman, including by presenting the Chairman’s views, concerns and issues to the independent directors and raising to the Chairman, as appropriate, views, concerns and issues of the independent directors.

•	Engages with our Chairman between Board meetings and assists with informing or engaging non-employee directors, as appropriate.

•	Engages with each non-employee director individually regarding the performance and functioning of the Board and other matters as appropriate.

•	Oversees our Board’s governance processes, including Board evaluations, succession planning and other governance-related matters.

•	Leads the annual CEO evaluation.

•	Meets directly with management and non-management employees of our firm.

•	Consults and directly communicates with shareholders and other key constituents, as appropriate.

18	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Our Governance Committee also reviewed:

•	The effectiveness of the policies, practices and people in place to help ensure strong, independent Board oversight, including that:

–	10 of our 13 director nominees are independent under New York Stock Exchange (NYSE) rules (including for compensation committee members) and under SEC heightened audit committee standards;

–	Our standing committees have 100% independent membership, with each independent director engaged in an efficient, coordinated and thorough manner in all aspects of our Board’s work;

–	Independent directors meet regularly in executive session and any independent director may call an executive session and suggest matters for discussion at these executive sessions;

–	All directors may suggest the inclusion of additional subjects on Board and committee agendas;

–	Our independent directors conduct annual evaluations of the Board and each of the committees;

–	Our independent directors participate in and oversee key governance processes, such as succession planning, CEO performance evaluation and CEO compensation;

–	Each of our directors may contact any employee of our firm directly; and

–	Our Board and each committee may engage independent advisors at their sole discretion.

•

A summary of our firm’s investor outreach and feedback on our leadership structure, as well as voting results for shareholder proposals requesting an independent chairman at U.S. public companies in 2013 and historically at Goldman Sachs.

•	Our performance and the effect that a particular leadership structure may have had on our performance.

•	The leadership structure at other global public companies, including our peers, and recent trends and developments related thereto.

Board Oversight of our Firm

Our Board is responsible for, and committed to, the independent oversight of the business and affairs of our firm. In carrying out this responsibility, our Board advises our senior management to help drive success for our clients and long-term value creation for our shareholders. In addition, our Board discusses and receives regular updates on a wide variety of matters affecting our firm. In particular, certain key areas of Board oversight include:

•	Strategy;

•	Risk management;

•	CEO performance;

•	Executive succession planning;

•	Financial reporting; and

•	Business standards and our reputation.

Strategy

The formulation and implementation of our firm’s strategic plans primarily are the responsibility of management. However, through regular reviews and discussions with management, our Board takes an active role in overseeing our firm’s strategy. Our Board receives presentations covering firmwide, divisional and regional strategy and discusses these matters with management throughout the year at Board meetings. Further, our Board’s review of our risk management processes, as described below, enhances our directors’ ability to provide insight and feedback to senior management, and, if necessary, to challenge management, on our firm’s strategic direction.

Our Lead Director helps facilitate our Board’s oversight of strategy by ensuring that the directors receive adequate information about strategy and by discussing strategy with independent directors at executive sessions. Further, as part of our Governance Committee’s ongoing review of Board composition and succession planning, the Committee considers whether the skills and experiences represented by our directors allow them to effectively oversee strategy.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	19

Risk Management

We believe that effective risk management is of primary importance to the success of our firm. Accordingly, we have comprehensive risk management processes that assist us in monitoring, evaluating and managing the risks we assume in conducting our activities. This includes an assessment of risk from the standpoint of our shareholders, as well as consideration of feedback we have received from our regulators.

Our Board’s oversight of our risk management processes is conducted primarily by our Risk Committee, which consists of all of our independent directors. Our Risk Committee regularly reviews and discusses with management our aggregate risk exposures, including:

•	Market risk;

•	Credit risk;

•	Operational risk;

•	Capital adequacy; and

•	Key information relating to funding and liquidity.

In the course of these reviews, our Risk Committee interacts on a regular basis with our CFO, Chief Risk Officer (CRO), Controller, Treasurer, Director of Internal Audit and General Counsel, as well as with other key risk management executives. Our Audit Committee also periodically discusses with management the guidelines and policies that govern our risk assessment and risk management processes, coordinating with our Risk Committee as appropriate.

One example of the Board’s oversight of risk management is through regular discussions with our General Counsel regarding legal and regulatory matters affecting our firm, such as litigation and regulatory examinations and reviews. Another is the Board’s and Risk Committee’s discussion, review and approval of the Capital Plan the firm submits in connection with the Board of Governors of the Federal Reserve System’s annual Comprehensive Capital Analysis and Review process.

A further example of this risk oversight is seen through our Compensation Committee’s focus on risk management, given the importance of ensuring that our compensation program is consistent with the safety and soundness of our firm. As part of its risk management, our Compensation Committee reviews our firmwide compensation program and policies to confirm its view that they do not raise risks that are reasonably likely to have a material adverse effect on our firm. The overlap in membership between our Compensation Committee and our Risk Committee provides our Compensation Committee with a comprehensive picture of our firm’s risk management process, which informs and assists our Compensation Committee in its review of our compensation program. In addition, our CRO presents an annual compensation-related risk assessment (CRO Risk Assessment) to our Compensation Committee, meeting jointly with the Risk Committee, to assist our Compensation Committee in its assessment of the effectiveness of our compensation program in addressing risk. For further discussion of our Compensation Committee’s evaluation of risk, see Compensation Matters—Compensation Discussion and Analysis.

CEO Performance

Under the direction of our Lead Director, our Governance Committee annually evaluates Mr. Blankfein’s performance.

•

The Committee reviews the results of Mr. Blankfein’s “360 degree” evaluation (360 Evaluation), which includes qualitative narrative as well as quantitative feedback on a confidential basis in areas that include leadership and people management, reputational judgment and compliance with firm policies, risk management and client focus. This feedback is provided by a wide range of colleagues.

•

In addition, based on their own interactions with him, the independent directors regularly assess Mr. Blankfein’s performance both as CEO and as Chairman of the Board against the key criteria and responsibilities for these roles that were developed by the Committee.

•	The Committee discusses the evaluation in executive session, and communicates and discusses the evaluation in a closed session with Mr. Blankfein.

Our Governance Committee’s assessment is considered by our Compensation Committee in connection with the determination of Mr. Blankfein’s compensation. See Compensation Matters—Compensation Discussion and Analysis for a discussion of the factors considered by our Compensation Committee in setting Mr. Blankfein’s compensation.

20	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Executive Succession Planning

Succession planning is a priority for our Board.

We have developed comprehensive programs and processes for both emergency and long-term succession for our CEO and other senior management positions. Succession planning is reviewed by our Governance Committee with our CEO multiple times per year and at least twice on a formal basis. Our Lead Director also meets on this topic separately with our CEO and facilitates additional discussions with our independent directors about succession planning throughout the year, including at executive sessions.

Our Governance Committee has adopted a framework relating to succession planning, under which the Committee defines specific criteria for, and responsibilities of, each of the CEO, COO and CFO roles. The Committee then focuses on the particular skill set needed to succeed in each of these roles at our firm. Within this construct, the Committee reviews profiles (including results of 360 Evaluations) of, and assesses, individuals identified as having potential for senior executive positions, as our goal is always to be in a position to make appointments from within our firm. The Committee monitors these individuals’ careers to ensure that, over time, they receive appropriate exposure both to our Board and to our diverse global businesses. The Committee is also able to observe these individuals in a variety of settings, such as through participation in Board meetings and other Board-related activities, meetings with individual directors during director visits to our offices around the world and client-related events.

Financial Reporting

Our Board, through its Audit Committee, is responsible for overseeing management’s preparation and presentation of our annual and quarterly financial statements and the effectiveness of our internal control over financial reporting. In addition, our Audit Committee is directly responsible for overseeing the independence, performance and compensation of our independent auditors. Each quarter, our Audit Committee meets separately with members of our management and with our independent auditors to review and discuss our annual and quarterly financial statements as well as our quarterly earnings releases. Throughout the year, our Audit Committee meets separately in periodic closed sessions with each of our CFO, General Counsel, Global Head of Compliance and Director of Internal Audit (who is appointed by, and reports directly to, our Audit Committee), as well as with our independent auditors to discuss, among other things, other financial reporting matters. For more information on our Audit Committee, see — Our Board Committees and Audit Matters—Report of our Audit Committee.

Business Standards and our Reputation

Each of our Board’s standing committees considers the potential effect of any matter on our reputation when fulfilling its duties and responsibilities.

Through our three-year Business Standards Committee (BSC) initiative, we conducted a thorough review of our firm across every major business, region and activity of our firm. As discussed in the BSC Impact Report published in May 2013 (www.goldmansachs.com/bscimpactreport), each of the BSC’s 39 formal recommendations has been fully implemented, resulting in significant improvements in areas such as client relationships, reputational sensitivity and awareness and personal accountability.

The work underlying the BSC is part of a much larger, ongoing commitment by our firm. While the formal BSC process was a critically important event in our firm’s history, we must consistently operate in an environment in which every person in our firm feels accountable for the firm’s reputation. We will continue to seek feedback—from our Board, shareholders, clients, people, regulators and other key stakeholders—to ensure that our commitment to improvement is a living, breathing and dynamic process.

To this end, at the Board level, our Governance Committee formed the Public Responsibilities Subcommittee, composed of Messrs. George (Chair), Johnson and Schiro and Dr. Spar, to, among other things, assist the Board in its oversight of our relationships with major external constituencies, our reputation and our philanthropic and educational initiatives. For example, the Public Responsibilities Subcommittee:

•	Oversaw and provided input on the release of the BSC Impact Report;

•

Reviews and provides guidance on client service matters, including receiving periodic reports from our Firmwide Client and Business Standards Committee, which is chaired by Mr. Cohn and composed of senior leaders of our firm. This committee was established as part of the BSC’s recommendations to place our client franchise at the center of our decision-making processes; its core purpose is to assess and make determinations regarding business standards and practices, reputational risk management and client service;

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	21

•	Oversees our public engagement efforts and corporate communications strategy, specifically marketing, branding and content strategy, as well as media engagement;

•	Reviews our charitable giving and corporate engagement programs, including 10,000 Women and 10,000 Small Businesses; and

•	Reviews our ESG Impact Report, which details our efforts to address social, economic and environmental challenges across the globe.

Commitment of our Board – 2013 Board Meetings

During 2013, our Board held 15 meetings. Our independent directors met 11 times in executive session during 2013, which included six executive sessions chaired by Mr. Schiro, as our Lead Director, and five additional sessions led by the chairs of our Audit, Risk and/or Compensation Committees during which our independent directors met without management present.

Our directors meet and speak frequently with senior management on an informal basis to receive updates on business developments. Our individual directors also have discussions with each other and with our CEO, other members of our senior management team and other key employees, as well as with our regulators. In addition, our directors, in particular our Lead Director, engage with our shareholders throughout the year to discuss a variety of issues and topics. These discussions provide our directors with additional insight into our business and our industry, as well as valuable perspective on the performance of our firm, the Board, our CEO and senior management. Our directors also receive weekly informational packages that include updates on recent developments, press coverage and current events that relate to our business.

Our Committee and Subcommittee chairs and Lead Director meet and speak regularly with each other and with members of our management in connection with planning for meetings. Among other things, each chair, working with management, sets the agendas and reviews, provides feedback on and approves the draft materials for their respective committee meetings. In addition, as Lead Director, Mr. Schiro sets the Board agenda and reviews, provides feedback on and approves materials for meetings of the full Board, as well as the schedule of the Board and committee meetings. During the last year:

•

Ms. Burns, in her capacity as the Chair of our Audit Committee, frequently had discussions with our CFO, General Counsel, CRO, Controller, Treasurer, Director of Internal Audit, Global Head of Compliance, Secretary to the Board and independent auditors.

•

Mr. Johnson, as the Chair of our Compensation Committee, frequently had discussions with the Co-Chairs of our internal Compensation Policy Committee, including our CFO, as well as our Secretary to the Board.

•	Mr. Schiro, in his capacity as our Lead Director and Chair of our Governance Committee, frequently had discussions with our CEO, Secretary to the Board and General Counsel.

•

Stephen Friedman (prior to his retirement from our Board) and Mr. Ogunlesi, each in his capacity as the Chair of our Risk Committee, frequently had discussions with our CFO, General Counsel, CRO, Controller, Treasurer, Director of Internal Audit, Global Head of Compliance and other key risk management employees, as well as our Secretary to the Board.

•

Mr. George, as the Chair of our Public Responsibilities Subcommittee, frequently had discussions with the Secretary to the Board and key members of our executive office overseeing content strategy, corporate communications and brand marketing.

Each of our current directors attended over 75% (the threshold for disclosure under SEC rules) of the meetings of our Board and the committees on which he or she served during 2013 for the period he or she served as director. Overall attendance at Board and committee meetings during 2013 averaged over 95% for our current directors as a group.

We encourage our directors to attend our annual meetings. All of our current directors who were members of our Board at the time attended the 2013 Annual Meeting.

22	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Board Evaluation

The Governance Committee, which includes all of our independent directors, is responsible for evaluating the performance of our Board annually. The evaluation requested both qualitative and quantitative feedback, and director responses to the over 30 questions were collated on an unattributed basis.

During the evaluation, conducted by our Lead Director, our independent directors provided input on numerous issues, such as:

•	Effectiveness of their work as a Board;

•	Effectiveness of our Committee structure;

•	Individual performance of our Lead Director and, for the first time this year, each Committee chair in that capacity specifically;

•	Oversight of management;

•	Quality of their interactions with, and information received from, management, as well as those below management level;

•	Satisfaction with the Board’s involvement in strategy discussions;

•	Satisfaction with executive succession planning processes;

•	Satisfaction with shareholder communication processes;

•	Extent to which shareholder value is considered by the Board in its decision-making process;

•	Topics that should receive more attention and discussion; and

•	Adequacy and effectiveness of our governance practices.

Our Lead Director also meets and speaks individually with each non-employee director to gather additional input. Our Lead Director communicates a summary of the results of the Board evaluation to our full Board, and our Board’s policies and practices are updated as appropriate as a result of director feedback.

Each of our Board’s Committees also annually conducts a self-evaluation; Committee chairs then communicate the results of these evaluations to the full Board.

Independence of Directors

Independent oversight bolsters our success. Our Board determined, upon the recommendation of our Governance Committee, that 10 of our 13 director nominees are independent.

A director is considered independent under NYSE rules if our Board determines that the director does not have any direct or indirect material relationship with Goldman Sachs. Our Board has established a Policy Regarding Director Independence (Director Independence Policy), which is available on our website at www.gs.com/independence, and which provides standards to assist our Board in determining which relationships and transactions might constitute a material relationship that would cause a director not to be independent. The Director Independence Policy covers, among other things, employment and compensatory relationships, relationships with our auditors, client and business relationships and contributions to not-for-profit organizations.

Our Board determined, upon the recommendation of our Governance Committee, that Ms. Burns, Mr. Dahlbäck, Mr. George, Mr. Johnson, Mr. Mittal, Mr. Ogunlesi, Mr. Oppenheimer, Mr. Schiro, Dr. Spar and Mr. Tucker are “independent” within the meaning of NYSE rules and our Director Independence Policy. Prior to his retirement from our Board in 2013, Mr. Friedman, who served as a director for a portion of the year, also was determined to be independent.

To assess independence, our Governance Committee and our Board were provided with detailed information about any relationships between the independent directors (and their immediate family members and affiliated entities) on the one hand, and Goldman Sachs and its affiliates on the other. For example, the Committee received personal data sheets for each independent director that contain, among other things, information about the director’s professional experience,

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investments, not-for-profit affiliations and immediate family members. In many instances, the information provided for this independence assessment, such as transactions with companies where the independent director’s only involvement is as an independent director of that other company or contributions to not-for-profit organizations where he or she is only a trustee or director, goes beyond what we are required to take into account pursuant to SEC and NYSE rules.

Specifically, our Governance Committee and our Board reviewed and considered the following categories of transactions, which our Board has determined are immaterial under our Director Independence Policy. For more detail on certain of these transactions, see Certain Relationships and Related Transactions as well as Additional Details on Director Independence in Annex A.

•	Ordinary course business transactions between us and an entity where a director or immediate family member is or was during 2013:

–	An executive officer or employee of a for-profit entity – Burns, George (a family member), Mittal (and family members), Ogunlesi, Oppenheimer and Tucker;

–	A non-executive board member or a similar position of a for-profit entity – Burns, Dahlbäck (and a family member), George, Johnson, Mittal (and family members), Ogunlesi and Schiro;

–	A less than 5% equity holder or limited partner and an investment advisor, advisory director or similar position – Dahlbäck; and

–	An executive officer, employee, trustee, board member or similar position of a not-for-profit organization – Burns, Dahlbäck, George (and family members), Johnson, Mittal (and family members), Ogunlesi (and a family member), Schiro and Spar.

•

Charitable donations made in the ordinary course (including pursuant to our matching gift program) by the firm, The Goldman Sachs Foundation or GS Gives to a not-for-profit organization where the director or immediate family member is an employee, trustee, board member or has a similar position – Burns, George (and a family member), Johnson, Mittal (and family members), Ogunlesi (and a family member), Oppenheimer, Schiro and Spar.

•

Client relationships where the director or an immediate family member is our client (for example, brokerage, discretionary and other similar accounts) on substantially the same terms as similarly-situated clients – Burns (and a family member), George (and family members), Mittal (and family members), Ogunlesi (and a family member), Schiro (and family members) and Spar.

•	Fund investments by a director, on substantially the same terms as similarly-situated clients, in funds sponsored or managed by us – Burns, George, Mittal, Ogunlesi and Schiro.

Our Board Committees

Our Board has four standing committees: Audit, Compensation, Governance and Risk. Each of these committees operates pursuant to a written charter available on our website at www.gs.com/charters. Our Governance Committee has also formed the Public Responsibilities Subcommittee to assist the Governance Committee in carrying out its mandate.

Each standing committee consists solely of directors who our Board has determined, upon the recommendation of our Governance Committee, are independent under NYSE rules. Furthermore, our Board has determined that all of our independent directors satisfy the heightened audit committee and compensation committee independence standards under SEC and NYSE rules.

Having each of our independent directors on each of our standing committees provides for a common knowledge base, which covers all of the key areas of Board oversight, and enhances our Board’s ability to oversee the management of our firm and protect the interests of our shareholders.

All of our standing committees evaluate their performance and review their charters annually.

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	Committee Chair	2013 Meetings	Key Responsibilities

Audit	M. Michele Burns	15

•  Assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence and performance, internal audit function performance and internal control over financial reporting.

•  Decide whether to appoint, retain or terminate our independent auditors.

•  Pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors.

•  Appoint and oversee the work of our Director of Internal Audit and annually assess his or her performance and administrative reporting line.

•  Prepare the Audit Committee Report.

Compensation	James A. Johnson	8

•  Determine and approve the compensation of our CEO and other executive officers.

•  Approve, or make recommendations to our Board for it to approve, our incentive, equity-based and other compensation plans.

•  Assist our Board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function, including:

– recruiting;

– retention;

– career development and progression;

– management succession (other than that within the purview of the Governance Committee); and

– diversity and employment practices.

•  Prepare the Compensation Committee Report.

Corporate Governance, Nominating and Public Responsibilities(a)	James J. Schiro	7

•  Recommend individuals to our Board for nomination, election or appointment as members of our Board and its committees.

•  Oversee the evaluation of the performance of our Board and our CEO.

•  Review and concur in the succession plans for our CEO and other members of senior management.

•  Take a leadership role in shaping our corporate governance, including developing, recommending to the Board and reviewing on an ongoing basis the corporate governance principles and practices that apply to us.

•  Review periodically the form and amount of director compensation and make recommendations to the Board with respect thereto.

•  Assist our Board in its oversight of our firm’s relationships with major external constituencies and our reputation, including receiving updates regarding the ongoing impact of, and developments related to, the BSC.

•  Review our firm’s philanthropic and educational initiatives.

Risk	Adebayo O. Ogunlesi	6

•  Assist our Board in its oversight of our firm’s overall risk-taking tolerance and management of financial and operational risks, including market, credit and liquidity risk.

•  Review and discuss with management our firm’s capital plan, regulatory capital ratios and internal capital adequacy assessment process and the effectiveness of our financial and operational risk management policies and controls.

(a)	The Public Responsibilities Subcommittee, chaired by Mr. George, met five times during 2013.

The firm’s reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing committees and our Board considers the potential effect of any matter on our reputation.

Audit Committee Financial Expert

Our Board, upon the recommendation of our Governance Committee, determined that each member of our Audit Committee is financially literate and that a majority of the members of our Audit Committee, including the Chair, are “audit committee financial experts” within the meaning of the rules of the SEC.

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Compensation Matters

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)

Our Board unanimously recommends a vote FOR the resolution approving the executive compensation of our NEOs.

Our Board recognizes the fundamental interest our shareholders have in executive compensation. Our say on pay vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our NEOs (including, for this purpose, Mr. Viniar). We will include this advisory vote on an annual basis, at least until the next advisory vote on the frequency of our say on pay votes (no later than our 2017 Annual Meeting of Shareholders).

Prior Say on Pay Vote and Shareholder Engagement

At our 2013 Annual Meeting of Shareholders, our advisory vote to approve named executive officer compensation received the strong support of our shareholders (approximately 88% of votes cast). We believe this was an endorsement of:

•	Our pay for performance philosophy;

•	The significant portion of 2012 annual variable compensation paid in RSUs to our 2012 named executive officers;

•	The five-year transfer restrictions from the date of grant applicable to year-end equity-based awards;

•	The Clawback Provisions in our equity-based awards;

•	Our retention requirements applicable to our PMDs, with heightened requirements applicable to our Senior Executives; and

•	Our strong focus on risk management.

Our Compensation Committee views a continuing, constructive dialogue with our shareholders on these matters as important. To this end, we engaged with many of our shareholders in advance of, and following, our 2013 Annual Meeting of Shareholders to gain further insight and understanding into their views on our executive compensation program, including as expressed through the advisory vote.

We received feedback on various aspects of our executive compensation program, including our philosophy and track record of pay for performance and the overall structure of our compensation programs. The feedback from these shareholder discussions was communicated to our Compensation Committee for its consideration in connection with 2013 compensation determinations.

See —Compensation Discussion and Analysis that follows for details on our 2013 named executive officer compensation.

2013 Say on Pay Vote

As required by Section 14A of the U.S. Securities Exchange Act of 1934, as amended (Exchange Act), the below resolution gives shareholders the opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis (CD&A), the executive compensation tables and related disclosure.

Accordingly, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the holders of Common Stock approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosure.

As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and in connection with its compensation determinations.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions About our Annual Meeting.

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Compensation Highlights

Paying for Performance

•	Paying for performance is a critical element of our compensation philosophy.

•

The past few years for the financial services industry have been characterized by cyclical headwinds, including a challenging macroeconomic environment, monetary policy uncertainty and weaker global GDP growth, as well as an evolving regulatory landscape.

•	We have demonstrated our commitment over time to improving our operating leverage during this challenging environment to continue to drive value for our shareholders.

–	From 2009 through 2013, our average ratio of compensation and benefits expense to net revenues was approximately 880 basis points lower than pre-crisis levels (fiscal 2000-2007).

–	Our ratio of compensation and benefits expense to net revenues for 2013 was 36.9%, the second-lowest ratio since we became a public company.

–	Net revenues were relatively flat in 2013 compared to 2012, while pre-tax earnings increased by over $500 million.

•	Throughout this time, we have focused on delivering superior returns to our shareholders. For example:

–	In the period from 2007 through 2013, our average ROE was higher than each of our U.S. peers and more than four times the average of our U.S. peers.

–	For 2013, our ROE was 11.0%, compared to 10.7% in 2012 and an average of 6.2% for our U.S. peers in 2013.

•

Additionally, we have balanced building a strong capital base with being in a position to return capital to our shareholders. In 2013, our capital ratios continued to strengthen despite returning $7.2 billion to shareholders through share buybacks and Common Stock dividends.

•

2013 annual variable compensation for this year’s NEOs increased by approximately 7% in the aggregate as compared to the 2012 annual variable compensation for last year’s named executive officers, which is consistent with our pay for performance philosophy. The following table summarizes the 2013 annual compensation for our NEOs approved by our Compensation Committee:

Compensation Committee Determinations Regarding 2013 NEO Annual Compensation

		Variable Compensation
Name and Principal Position	Salary	Cash	RSUs	Total
Lloyd C. Blankfein Chairman and CEO	$2,000,000	$6,300,000	$14,700,000	$23,000,000
Gary D. Cohn President and COO	1,850,000	5,745,000	13,405,000	21,000,000
Harvey M. Schwartz CFO	1,850,000	5,745,000	13,405,000	21,000,000
John S. Weinberg Vice Chairman	1,850,000	5,827,500	10,822,500	18,500,000
J. Michael Evans Former Vice Chairman	1,850,000	5,260,000	7,890,000	15,000,000

•	None of our NEOs has an employment agreement that provides for guaranteed payments, severance or “golden parachute” payments.

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Compensation Highlights (continued)

Aligning Executive and Shareholder Interests and Encouraging a Long-Term Firmwide Focus

•

A significant portion of 2013 annual variable compensation awarded to our NEOs in January 2014 was in the form of RSUs as follows: Messrs. Blankfein, Cohn and Schwartz – 70%; Mr. Weinberg – 65%; and Mr. Evans – 60%. The remainder of our NEOs’ 2013 annual variable compensation was awarded in cash.

•	Key terms of these vested RSUs continue to include features that encourage a long-term firmwide focus:

–	Shares of Common Stock underlying these RSUs (i.e., Shares at Risk) generally deliver in three equal installments on or about the first, second and third anniversaries of grant.

–	Five-year transfer restrictions (through January 2019) apply to 50% of the Shares at Risk, which is determined prior to tax withholding. For our NEOs, because the current tax withholding rates are approximately 50%, transfer restrictions will apply to all or substantially all Shares at Risk delivered to them under these awards.

–	RSUs and Shares at Risk are subject to Clawback Provisions as described below.

•

Each of our NEOs (as well as our other Senior Executives) must retain 75% of the after-tax shares received as compensation for so long as he holds a Senior Executive position (each of our other PMDs must retain at least 25% of those shares for so long as he or she is a PMD).

•

Our NEOs (and all other executive officers) are prohibited from hedging their equity-based awards and any shares of Common Stock, including those that they can freely sell, while they remain executive officers. None of our executive officers has any shares of Common Stock subject to a pledge.

•

In February 2014, separate from its annual variable compensation decisions, our Compensation Committee granted LTIP awards with an initial notional value of $6.0 million to Mr. Blankfein, $6.0 million to Mr. Cohn, $5.0 million to Mr. Schwartz, and $4.0 million to Mr. Weinberg. Our Compensation Committee also extended the performance period of the 2012 LTIP awards for Messrs. Blankfein, Cohn and Weinberg.

•

As described in our Executive Summary above, our Compensation Committee made certain modifications applicable to the 2014 LTIP awards and the extension period of the 2012 LTIP awards. For further detail regarding these modifications, as well as our LTIP more generally, please see Compensation Discussion and Analysis—Long-Term Performance Incentive Plan below.

Please see below for additional details on our NEO compensation.

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Compensation Discussion and Analysis

Our Compensation Committee, which is comprised of all of our independent directors, determined the compensation of our 2013 named executive officers: Mr. Blankfein, our CEO, Mr. Cohn, our President and COO, Mr. Schwartz, our CFO (as of January 31, 2013), Mr. Viniar, our former CFO (who served until January 31, 2013), Mr. Weinberg, a Vice Chairman and Co-Head of Investment Banking and Mr. Evans, a Vice Chairman and Global Head of Growth Markets (until December 31, 2013). Because of Mr. Viniar’s retirement, unless otherwise noted, the term “NEO” as used in this proxy statement does not include him, and the term “CFO” refers to Mr. Schwartz. Mr. Viniar became a member of our Board effective January  31, 2013. For information regarding his compensation in connection with his directorship, please see Compensation Matters—Non-Employee Director Compensation below. Mr. Evans ceased to be an executive officer effective December 31, 2013 and retired as an employee in February 2014.

Our Compensation Philosophy

Our compensation philosophy and the objectives of our compensation program are reflected in our Compensation Principles, which guide our Compensation Committee in its review of compensation at our firm, including the Committee’s determination of named executive officer compensation. Our Compensation Principles are available on our public website, and we also include them for your reference in Annex B to this Proxy Statement.

We discuss below four key elements of our Compensation Principles:

•	Paying for performance;

•	Encouraging long-term firmwide focus;

•	Maintaining safety and soundness; and

•	Attracting and retaining talent.

Paying for Performance

Paying for performance is a critical element of our compensation philosophy. For us, paying for performance means first and foremost aligning pay with the performance of our firm as a whole, followed by divisional and individual performance. We believe this approach promotes long-term sustainable performance and reinforces our culture of teamwork.

In order to align pay with performance, we look at our firm’s performance, divisional, business unit and/or desk performance and an individual’s performance over the past year, as well as prior years, if relevant. We believe that our senior people have more responsibility for our overall performance and, as a result, they have experienced more substantial fluctuations in the amount of their compensation year-over-year.

Consistent with our pay for performance philosophy, to avoid misaligning compensation and performance, employment contracts providing for guaranteed variable compensation are used only in exceptional circumstances (for example, for certain new hires), and multi-year guarantees should be avoided.

Encouraging Long-Term Firmwide Focus

We structure our compensation to encourage our employees to think and act like long-term shareholders. The combination of equity-based compensation, robust clawback provisions, transfer restrictions and retention requirements furthers this objective.

The following aspects of our program encourage a long-term focus. Please see —Additional Details on our NEOs’ Compensation for further details.

•

Significant Portion of Variable Compensation in Equity. We pay a significant portion of variable compensation to our senior employees in the form of RSUs that deliver shares of Common Stock over several years. Each RSU is an unfunded, unsecured promise by us to deliver a share of Common Stock on a future date. These shares of Common Stock are Shares at Risk, meaning that they are subject to transfer restrictions and potential clawback even after delivery, as described below. For 2013, our NEOs received 60% to 70% of their annual variable compensation in

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RSUs that deliver shares of Common Stock in equal installments over a three-year period, even if that period extends into retirement. See —Executive Compensation— Potential Payments Upon Termination or Change-in-Control for the types of terminations where delivery may be accelerated.

•

Transfer Restrictions. Transfer restrictions apply to the shares of Common Stock underlying RSUs (i.e., Shares at Risk) to further align the interests of our employees with those of our shareholders. The terms of the equity-based awards granted to our NEOs provide that transfer restrictions will apply to 50% of the Shares at Risk (determined prior to tax withholding). Accordingly, based on current tax withholding rates applicable to our NEOs, which are approximately 50%, transfer restrictions will apply to all or substantially all Shares at Risk delivered to NEOs under these awards for five years after the date of grant (subject to limited exceptions, including death and “conflicted employment”; see —Executive Compensation—Potential Payments Upon Termination or Change-in-Control for further detail), even after retirement. These restrictions, coupled with our practice of paying a significant portion of variable compensation in the form of equity-based awards, lead to a considerable investment by our senior employees in our Common Stock over time. We believe that this investment advances our partnership culture of teamwork and stewardship of our firm.

•

Retention Requirements, Hedging and Pledging. Each of our NEOs (as well as our other Senior Executives) must retain 75% of the after-tax shares received as compensation for so long as he holds a Senior Executive position. In addition, all of our executive officers are prohibited from hedging or pledging their equity-based awards, as well as hedging any shares of our Common Stock, including shares they can freely sell, while they remain executive officers. None of our executive officers has any shares of Common Stock subject to a pledge.

•

Clawback Provisions. As in prior years, 2013 Year-End RSUs and underlying Shares at Risk are subject to Clawback Provisions that could result in forfeiture or recapture by us, including as a result of violating firm policies, engaging in any conduct detrimental to our firm or improper risk analysis.

•

LTIP. In recent years, our Compensation Committee has granted long-term cash-based awards under our LTIP. The terms of these awards, including the relevant firmwide performance metrics (i.e., ROE and BVPS) and a minimum three-year performance period, are designed to further align incentives with long-term performance.

Maintaining Safety and Soundness

Our Compensation Committee approaches compensation with an understanding that effective risk management underpins everything that we do. It is core to our success. As a result, compensation is carefully designed to be consistent with the safety and soundness of our firm, balance risk and reward and discourage imprudent risk-taking.

This approach is reflected in our compensation framework (Compensation Framework), the CRO Risk Assessment and certain other risk considerations, each discussed below.

•

Compensation Framework. Our Compensation Framework was approved by our Compensation Committee and governs the variable compensation process for our employees (including our NEOs) who, individually or as part of a group, have the ability to expose us to material amounts of risk (Covered Employees). Our Compensation Framework is consistent with our Compensation Principles (which are attached as Annex B to this Proxy Statement) and:

–	Is designed to comply with applicable regulations and regulatory guidance on variable compensation and is updated as appropriate for changes in the guidance and regulations;

–	Seeks to achieve balance between risk and reward through, among other things, a robust up-front risk-adjustment process for assessing performance;

–	Formalizes and documents the roles of our CFO, CRO, divisional compensation committees and others in the compensation process; and

–	Requires comprehensive monitoring of the implementation of our compensation process.

•

CRO Risk Assessment. Our CRO presents his CRO Risk Assessment annually to our Compensation Committee, meeting jointly with our Risk Committee, to assist our Compensation Committee in its assessment of the effectiveness of our compensation program in addressing risk. The CRO Risk Assessment is particularly focused on whether our program is consistent with regulatory guidance providing that financial services firms should ensure that variable compensation does not encourage imprudent risk-taking.

30	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

In the CRO Risk Assessment for 2013, our CRO presented his view that the various components of our compensation programs and policies (for example, process, structure and governance) work together to balance risk and reward in a manner that does not encourage imprudent risk-taking. In addition, our CRO expressed his conclusion that our firm has a risk management process that, among other things, is consistent with the safety and soundness of our firm. The CRO Risk Assessment also highlighted our:

–

Risk management culture: while the nature of our business requires certain employees to make decisions involving the use of our capital on a daily basis, our firm’s culture emphasizes continuous and prudent risk management;

–	Risk-taking authority process: there is a formal process for identifying Covered Employees;

–

Upfront risk management: we have tight controls on the allocation, utilization and overall management of risk-taking, as well as frequent and comprehensive profit and loss and other management information, which provide ongoing performance feedback;

–	Compensation structure and policies: there are rigorous, multi-party employee performance assessments and compensation decisions; and

–

Governance: our Board’s oversight, our management structure and the associated processes all contribute to a strong control environment, and control functions have input into compensation structure and design.

•

Other Risk Considerations. Prudent risk management is a hallmark of our firm’s culture, and sensitivity to risk and risk management are key elements in assessing employee performance. We require that each employee be evaluated annually as part of our annual 360 Review Process, which includes specific assessments of risk management, reputational judgment and compliance. For more detail, see —2013 NEO Compensation Determinations—Individual Performance—360 Review Process.

In addition, our business lines have different risk profiles, which are taken into account when determining compensation. Risks considered include credit, market, liquidity and operational risks, as well as legal, compliance and reputational risks. We provide guidelines to assist compensation managers when applying discretion during the compensation process to promote consistent consideration of the differing risks presented by our firm’s businesses. Our CRO is involved in the compensation process and reviews the risks and risk-adjusted metrics applicable to each business, as well as the manager guidelines. In addition, in 2013 we continued to refine, with input from our CRO, our documentation process for compensation decisions and our back-testing process, which is designed to provide assurance that our variable compensation determinations in fact have not encouraged imprudent risk-taking. Further, to promote the independence of our control function employees, compensation for those employees is not determined by individuals in revenue-producing positions. For example, compensation for our Director of Internal Audit is reviewed and approved by our Compensation Committee and our Audit Committee, each of which is composed entirely of our independent directors.

Attracting and Retaining Talent

We understand the importance of hiring and retaining talented people. Retention of talented employees is critical to executing our business strategy successfully. Compensation is, therefore, a key component of the costs we incur to generate our revenues, similar to the cost of goods sold or manufacturing costs in other industries.

In determining our NEOs’ compensation and in reviewing generally the effectiveness of our compensation program for attracting and retaining talent, our Compensation Committee reviews the competitive market for talent. Our goal is always to be in a position to appoint our most senior executives from within our firm (for example, Mr. Schwartz’s January 2013 appointment as our CFO). We believe that our compensation program should incentivize our people both to continue to work at our firm and to aspire to senior executive roles. We are proud that our continuing NEOs have an average tenure of approximately 25 years with our firm. The members of our Management Committee (currently our 34 most senior executives) have an average tenure of approximately 23 years with our firm.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	31

2013 NEO Compensation Determinations

Our Compensation Committee determined the form and amount of annual compensation to be awarded to our NEOs for 2013, which included salary and variable compensation in the form of cash and RSUs deliverable as Shares at Risk, as set forth in the table below. The determinations of the amounts awarded were not formulaic, and were not based on specific firmwide or individual performance targets.

We have also included, for comparative purposes, the annual compensation awarded to our NEOs for 2012 and 2011 (other than Mr. Schwartz, who was not an NEO prior to 2013). The LTIP awards (discussed below) are not part of annual compensation because no amounts are earned until the end of the relevant performance period, and are not included in this table. Mr. Viniar is excluded from the table below because our Compensation Committee did not award him any variable compensation for 2013 and he only received salary for January 2013.

						Equity as % of Annual Variable Compensation
			Annual Variable Compensation				Equity as % of Total
Name and Principal Position	Year	Salary	Cash(a)	RSUs(b)	Total
Lloyd C. Blankfein Chairman and CEO	2013	$2,000,000	$6,300,000	$14,700,000	$23,000,000	70	64
	2012	2,000,000	5,700,000	13,300,000	21,000,000	70	63
	2011	2,000,000	3,000,000	7,000,000	12,000,000	70	58
Gary D. Cohn President and COO	2013	1,850,000	5,745,000	13,405,000	21,000,000	70	64
	2012	1,850,000	5,145,000	12,005,000	19,000,000	70	63
	2011	1,850,000	3,000,000	7,000,000	11,850,000	70	59
Harvey M. Schwartz CFO	2013	1,850,000	5,745,000	13,405,000	21,000,000	70	64
John S. Weinberg Vice Chairman	2013	1,850,000	5,827,500	10,822,500	18,500,000	65	59
	2012	1,850,000	4,545,000	10,605,000	17,000,000	70	62
	2011	1,850,000	3,000,000	7,000,000	11,850,000	70	59
J. Michael Evans Former Vice Chairman	2013	1,850,000	5,260,000	7,890,000	15,000,000	60	53
	2012	1,850,000	4,545,000	10,605,000	17,000,000	70	62
	2011	1,850,000	3,000,000	7,000,000	11,850,000	70	59

(a)	Cash amounts for 2013 were paid in January 2014.

(b)

RSU amounts reflect the gross dollar amounts determined by our Compensation Committee. The grant date fair value of the 2013 awards (granted in January 2014), which includes a liquidity discount to reflect transfer restrictions on Shares at Risk and was determined in accordance with U.S. generally accepted accounting principles, was approximately $12.5 million for Mr. Blankfein, $11.4 million for each of Messrs. Cohn and Schwartz, $9.2 million for Mr. Weinberg and $6.7 million for Mr. Evans. In accordance with SEC rules, the 2013 Summary Compensation Table below does not include these amounts because they were not granted in 2013. Instead, the 2014 Summary Compensation Table to be included in our proxy statement for our 2015 Annual Meeting of Shareholders will include the applicable grant date fair value of these awards for named executive officers.

In determining the amount and form of compensation to be awarded to each of our NEOs, our Compensation Committee considered:

•	Our financial performance, including our performance relative to our U.S. peers;

•	The individual performance of our NEOs and their historical compensation levels;

•	The CRO Risk Assessment and the importance of sound risk management as a component of our compensation process;

•	The compensation levels and practices of other financial services firms, in connection with our goal of attracting and retaining the best talent;

•	The results of last year’s advisory vote on named executive officer compensation, as well as additional shareholder feedback; and

•	Regulatory considerations, including feedback from the ongoing dialogue between our firm and our regulators.

We discuss these considerations in more detail below.

32	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Financial Performance

In connection with making compensation decisions, our Compensation Committee reviewed with our CFO the following financial metrics and year-over-year changes:

•	ROE: 11.0% for 2013, compared to 10.7% for 2012.

•	Diluted earnings per common share: $15.46 for 2013, compared to $14.13 for 2012.

•	BVPS: $152.48 as of December 31, 2013, compared to $144.67 as of December 31, 2012.

•	Net earnings: $8.04 billion for 2013, compared to $7.48 billion for 2012.

•	Net revenues: $34.21 billion for 2013, compared to $34.16 billion for 2012.

•	Ratio of compensation and benefits expense to net revenues: 36.9% for 2013, compared to 37.9% for 2012.

•	Compensation and benefits expense: $12.61 billion for 2013, 3% lower than 2012.

•	Non-compensation expense: $9.86 billion for 2013, 2% lower than 2012.

For more information on the calculation of these financial measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2013 Annual Report on Form 10-K.

No specific goals for these metrics were used, nor were any specific weights ascribed to them, in making compensation determinations. In addition, our Compensation Committee reviewed certain financial metrics, based on publicly announced results, for our U.S. peers: Bank of America Corporation, Citigroup Inc., JPMorgan Chase & Co. and Morgan Stanley.

Individual Performance

360 Review Process

All of our NEOs were evaluated under our 360 Review Process. Our 360 Review Process reflects confidential input from a number of employees, including those who are senior to the employee being reviewed, peers and those who are junior to the employee being reviewed, regarding an array of performance measures. The 360 Evaluations include assessments of:

•	Risk management;

•	Reputational judgment and compliance with firm policies;

•	Leadership and people management;

•	Client focus;

•	Commercial effectiveness;

•	Communication effectiveness;

•	Culture and values; and

•	Diversity and inclusion.

With respect to our NEOs, the 360 Evaluations were considered as follows:

•

CEO: Under the direction of our Lead Director, our Governance Committee evaluated the performance of our CEO, including a summary of his 360 Evaluation. In addition, our Compensation Committee (which includes all members of our Governance Committee) met in executive session to discuss the performance of our CEO in connection with determining his compensation.

•

Other NEOs: Our CEO discussed the performance of our COO, including a summary of his 360 Evaluation, with our Compensation Committee. Our CEO and COO reviewed the performance of our other NEOs, including summaries of their 360 Evaluations, with our Compensation Committee. In addition, our CEO submitted variable compensation recommendations to the Committee for our other NEOs, but did not make recommendations about his own compensation.

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Compensation Committee Assessment of Individual Performance

In making its compensation determinations, our Compensation Committee considered, among other things discussed below, a summary of each NEO’s 360 Evaluation, his historical compensation, his committee involvement and his responsibilities. Overall, each of our NEOs demonstrated exceptional leadership in 2013 and over the last few years. Further, each NEO performed extremely well throughout the year and made significant contributions to our firm’s overall success. Our NEOs’ 2013 compensation was differentiated primarily to reflect each executive’s individual performance, as well as his responsibilities, with our CEO receiving the highest compensation among our NEOs, followed by our COO and CFO, who received the same compensation as each other, and then by Messrs. Weinberg and Evans.

The contributions of our NEOs that the Committee considered included: Mr. Blankfein continued to demonstrate impressive leadership, drive and a keen focus on serving our clients and inspiring our people. He successfully navigated the competitive landscape this past year, driving our commercial performance. He also served effectively as the external face of the firm. As COO, Mr. Cohn was very effective in managing the revenue-producing divisions of our firm. He also continued to focus on deepening our client relationships and to provide strong internal leadership, including by chairing the Firmwide Client and Business Standards Committee and by championing our firm’s culture and values. Mr. Schwartz was very productive in his first year as CFO, leveraging the breadth and depth of his experience at our firm and his risk management skills, as well as his leadership in addressing key regulatory reforms and issues relating to capital, risk and liquidity. Mr. Weinberg continued to demonstrate his deep commitment to our clients, as well as his focus on our firm’s culture through efforts such as his leadership of our recruiting process. Mr. Evans continued to drive our firm’s strategy for the growth markets while also ensuring a focus on instituting key processes and procedures, in particular with respect to the Firmwide Client and Business Standards Committee.

Compensation-Related CRO Risk Assessment

As discussed above in —Our Compensation Philosophy, our CRO presented his annual CRO Risk Assessment to our Compensation Committee in a joint meeting with our Risk Committee. The presentation included our CRO’s view that the various components of our firm’s compensation programs and policies (for example, process, structure and governance) work together to balance risk and incentives in a manner that does not encourage imprudent risk-taking and that the programs and policies are not reasonably likely to encourage risks that would have a material adverse effect on our firm. The CRO Risk Assessment also stated that our compensation program is aligned with the future performance of our firm and the interests of our shareholders, is consistent with the safety and soundness of our firm and is supported by a risk management process that helps to ensure that variable compensation does not encourage imprudent risk-taking. Semler Brossy Consulting Group LLC (Semler Brossy), our Compensation Committee’s independent compensation consultant, also participated in the discussion of this presentation.

Market for Talent

Our Compensation Committee evaluated our existing NEO compensation program, comparing it to that of other financial services firms. Consistent with past practice, our Compensation Committee asked Semler Brossy to assess our compensation program for our PMDs, including our NEOs. Semler Brossy is retained by, and provides services solely to, our Compensation Committee and does not provide services in any capacity to our firm. In connection with its work for our Compensation Committee, Semler Brossy reviews the information provided to the Committee by our controllers, our Human Capital Management Division (HCM Division) and the MGMC unit of Towers Watson & Co. (Towers Watson), one of our firm’s compensation consultants.

In its assessment of our compensation program for PMDs, Semler Brossy confirmed that, consistent with its conclusion last year, the program is aligned with, and is sensitive to, corporate performance, contains features that reinforce significant alignment with shareholders and a long-term firmwide focus, and utilizes policies and procedures, including subjective determinations, that facilitate and support our firm’s approach to risk-taking and risk management. Semler Brossy did not recommend, and was not involved in determining, the amount of any NEO’s compensation.

Our HCM Division assisted our Compensation Committee in its review of compensation plans at other financial services firms by providing the Committee with information relating to compensation plan design and compensation levels for named executive officers and, in most cases, other senior employees at these firms. The firms for which this information was provided were our U.S. peers (Bank of America Corporation, Citigroup Inc., JPMorgan Chase & Co. and Morgan Stanley) plus American Express Company, Barclays PLC, Credit Suisse Group AG, Deutsche Bank AG, UBS AG and Wells Fargo & Company. This information was obtained from an analysis of public filings as well as compensation surveys conducted by the MGMC unit of Towers Watson.

34	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

2013 Advisory Vote to Approve Executive Compensation and Other Shareholder Feedback

At our 2013 Annual Meeting of Shareholders, the advisory vote to approve executive compensation received strong support from our shareholders (approximately 88% of votes cast). Our Compensation Committee considered these results in connection with its analysis of our executive compensation programs, including its determination of the form and amount of NEO compensation for 2013.

We engaged with many of our shareholders in advance of, and following, our 2013 Annual Meeting of Shareholders to gain further insight and understanding into their views on our executive compensation program, particularly as expressed through the advisory vote. We received feedback on various aspects of our executive compensation program, including our philosophy and track record of pay for performance and the overall structure of our compensation programs. The feedback from shareholder discussions was communicated to our Compensation Committee for its consideration, and the Committee took the feedback into account in making its determinations.

We also engaged in discussions with our shareholders regarding our LTIP award program. This feedback, among other factors, was taken into account by our Compensation Committee in its decision to make several changes to the terms of the 2014 LTIP awards, as well as related changes to the extended 2012 LTIP awards. See —Long-Term Performance Incentive Plan below for further detail regarding these changes.

Regulatory Considerations

Throughout 2013, our senior management briefed our Compensation Committee on relevant regulatory developments. These included updates on compensation-related regulations and feedback on our compensation program from the Federal Reserve Board in the U.S., the Prudential Regulation Authority and Financial Conduct Authority in the United Kingdom and other regulators around the world. Determinations regarding NEO compensation for 2013 were consistent with our Compensation Framework, which we believe conforms to regulations and regulatory guidance applicable to our variable compensation.

Summary of Compensation Committee Determinations

In making its NEO compensation determinations, our Compensation Committee considered all of the factors discussed above, including our firm’s solid financial performance, an overview of each NEO’s individual performance in 2013, the scope of each NEO’s responsibilities and the market for talent in our industry. Our Compensation Committee determined that the annual variable compensation for each of our NEOs would be as follows: $21.0 million (Mr. Blankfein), $19.15 million (each of Messrs. Cohn and Schwartz), $16.65 million (Mr. Weinberg) and $13.15 million (Mr. Evans). No specific individual performance goals were used by the Committee in making these NEO compensation determinations. Consistent with regulatory guidance and the CRO Risk Assessment, the Committee determined that the appropriate balance of 2013 variable compensation was to pay 60% to 70% in RSUs and the remainder in cash. The specific percentage of 2013 variable compensation paid in RSUs for each individual NEO was determined based on the Compensation Committee’s assessment of the NEO’s responsibilities and overall compensation amount, with a goal of further encouraging an appropriate long-term firmwide focus for each continuing NEO. These determinations also were consistent with the firmwide philosophy that an employee who receives a higher level of variable compensation generally should receive a higher portion of that variable compensation in the form of equity-based awards. Based on this assessment, the Compensation Committee determined that the appropriate balance of 2013 variable compensation to be paid in RSUs for each NEO was as follows: Messrs. Blankfein, Cohn and Schwartz – 70%; Mr. Weinberg – 65%; and Mr. Evans – 60%.

In addition, we reduced the 2013 variable compensation available for our PMDs, including our NEOs, by approximately $161 million in the aggregate. Our firm used this amount to make a charitable contribution to GS Gives. In February 2014, our Compensation Committee also granted to each NEO, other than Mr. Evans, who ceased to be an executive officer effective December 31, 2013, a long-term incentive compensation award, discussed below.

Additional Details on our NEOs’ Compensation

Salaries

No changes were made to 2013 NEO base salaries from 2012 (other than for Mr. Schwartz, whose salary increased in connection with his appointment as CFO). For 2013 Mr. Blankfein received a salary of $2.0 million and each of our other NEOs received a salary of $1.85 million. Our Compensation Committee believes that these salary levels continue to provide the appropriate balance between fixed and variable compensation. Salaries for 2014 for Messrs. Blankfein, Cohn, Schwartz and Weinberg remain unchanged from 2013 levels.

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Restricted Stock Units and Shares at Risk

2013 Year-End RSUs were vested at grant and generally provide for Shares at Risk to be delivered in three approximately equal installments on or about each of the first, second and third anniversaries of the grant date, subject to other terms and conditions of the award agreement. The number of RSUs awarded to each NEO for 2013 was determined by dividing the dollar value of the portion of the NEO’s variable compensation payable in RSUs by $166.25, which was the closing price per share of our Common Stock on the NYSE on January 28, 2014, the grant date.

Because the amount an NEO ultimately realizes from an RSU depends on the value of our Common Stock, each NEO has the same economic interest as our shareholders. Each RSU includes a “dividend equivalent right,” pursuant to which the holder of the RSU is entitled to receive an amount equal to any ordinary cash dividends paid to a shareholder of our Common Stock at about the same time as those dividends are paid to our shareholders.

Transfer Restrictions. The terms of the equity-based awards granted to our NEOs provide that transfer restrictions will apply to 50% of the Shares at Risk (determined prior to tax withholding). Accordingly, based on current tax withholding rates applicable to our NEOs, which are approximately 50%, transfer restrictions will apply to all or substantially all Shares at Risk delivered to NEOs under these awards. An NEO cannot sell, exchange, transfer, assign, pledge or otherwise dispose of any of his 2013 Year-End RSUs or underlying Shares at Risk that are subject to transfer restrictions until January 2019, even if the NEO no longer is an employee of our firm (subject to limited exceptions, including death and “conflicted employment”; see —Executive Compensation—Potential Payments Upon Termination or Change-in-Control for more details). Our Compensation Committee may permit limited exceptions to make transfers (for example, gifts to immediate family members), provided that any Shares at Risk so transferred would continue to be subject to transfer restrictions until January 2019.

Retention Requirements. In addition to imposing transfer restrictions, we also require each of our NEOs (as well as our other Senior Executives), for so long as he holds such a position, to retain sole beneficial ownership (including, in certain cases, ownership through his spouse or estate planning entities established by him) of a number of shares of our Common Stock equal to at least 75% of the shares received (net of payment of any option exercise price and withholding taxes) as compensation since becoming a Senior Executive. We impose a similar 25% retention requirement on our approximately 415 other PMDs. The retention requirements are described in more detail in Beneficial Ownership—Beneficial Ownership of Directors and Executive Officers.

Hedging Policy. Our NEOs who are currently executive officers are prohibited from hedging any shares of our Common Stock, even shares they can freely sell, as long as they remain executive officers. Our employees, other than our executive officers, may hedge only shares of our Common Stock that they can otherwise sell. However, they may not enter into uncovered hedging transactions and may not “short” shares of our Common Stock. Employees also may not make investment decisions with respect to our Common Stock unless the decisions are made during applicable “window periods.” All employees are prohibited from hedging their equity-based awards.

Clawback Provisions. 2013 Year-End RSUs and underlying Shares at Risk are subject to forfeiture or recapture by us in certain cases, even after the transfer restrictions lapse. If we determine that Shares at Risk may be recaptured after delivery, we can require the return of those shares to us or the repayment to us of the fair market value of the shares (including those withheld to pay withholding taxes) and any other amounts paid or delivered in respect thereof.

2013 Year-End RSUs and underlying Shares at Risk provide for forfeiture or recapture if our Compensation Committee determines that during 2013, the NEO participated (which could include, depending on the circumstances, participation in a supervisory role) in the structuring or marketing of any product or service, or participated on behalf of our firm or any of our clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to our firm or the broader financial system as a whole (for example, if an NEO were to improperly analyze risk or fail to sufficiently raise concerns about such risk) and, as a result of that action or omission, our Compensation Committee determines there has been, or reasonably could be expected to have, a material adverse impact on our firm, the NEO’s business unit or the broader financial system. This provision is not limited to financial risks, and is designed to encourage the consideration of the full range of risks associated with the activities (for example, legal, compliance and reputational). The provision also does not require that a material adverse impact actually occur, but rather may be triggered if our Compensation Committee determines that there is a reasonable expectation of such an impact.

36	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Our Compensation Committee previously adopted guidelines that set forth a formal process regarding determinations to forfeit or recapture awards for improper risk analysis upon the occurrence of certain predetermined events (for example, in the event of annual firmwide, divisional, business unit or individual losses). The review of whether forfeiture or recapture is appropriate includes input from our CRO, as well as representatives from our controllers, legal and compliance departments. Determinations are made by our Compensation Committee (for NEOs) or its delegates (other than for our NEOs), with any determinations made by delegates reported to the Committee.

2013 Year-End RSUs granted to our NEOs are also subject to forfeiture if our firm is determined by bank regulators to be “in default” or “in danger of default” as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or fails to maintain for 90 consecutive business days the required “minimum tier 1 capital ratio” (as defined under Federal Reserve Board regulations).

An NEO may forfeit all of his 2013 Year-End RSUs if he engages in conduct constituting “cause” prior to delivery of the underlying Shares at Risk. We may recapture Shares at Risk underlying 2013 Year-End RSUs subject to transfer restrictions (or require repayment as described above) if an NEO engages in such conduct at any time through January 2019. Conduct constituting “cause” includes, among other things, any material violation of any firm policy, any act or statement that negatively reflects on our name, reputation or business interests, and any conduct detrimental to our firm.

Finally, an NEO may forfeit all 2013 Year-End RSUs if he becomes associated with a “competitive enterprise” during 2014; two-thirds if he becomes associated with a “competitive enterprise” during 2015; and one-third if he becomes associated with a “competitive enterprise” during 2016. See —Executive Compensation—Potential Payments Upon Termination or Change-in-Control for further details on the meaning of “cause” and “competitive enterprise.”

Treatment Upon Termination or Change-in-Control. As a general matter, delivery of Shares at Risk is not accelerated, and transfer restrictions are not removed, when an NEO leaves our firm. The limited exceptions include death and “conflicted employment.” In addition, a change-in-control alone is not sufficient to trigger acceleration of any deliveries or removal of transfer restrictions. See —Executive Compensation—Potential Payments Upon Termination or Change-in-Control for further details on the treatment of RSUs and Shares at Risk upon termination of employment or a change-in-control and on the meaning of “conflicted employment.”

Qualified Retirement Benefits

During 2013, each of our NEOs and Mr. Viniar, while he was CFO, participated in The Goldman Sachs 401(k) Plan (401(k) Plan), which is our U.S. broad-based tax-qualified retirement plan. In 2013 these individuals were eligible to make pre-tax, and/or “Roth” after-tax, contributions to our 401(k) Plan and receive a dollar-for-dollar matching contribution from us on the amount they contribute, up to a maximum of $10,200. For 2013 these individuals each received a matching contribution of $10,200.

Perquisites and Other Benefits

Our NEOs and Mr. Viniar, while he was CFO, received in 2013 certain benefits that are considered “perquisites” for purposes of the SEC rules regarding compensation disclosure. While our Compensation Committee was provided with the estimated value of these items, it determined, as in prior years, not to give these amounts significant consideration in determining our NEOs’ 2013 variable compensation.

During 2013, we provided each of these individuals with a car and driver and other services for security purposes. We also offered these individuals benefits and tax counseling services, generally provided or arranged by our subsidiary, The Ayco Company, L.P. (Ayco), to assist them with tax and regulatory compliance and to provide them with more time to focus on the needs of our business. Our PMDs, including our NEOs, participate in our executive medical and dental program and receive executive life insurance while they remain PMDs. Our PMDs, including our NEOs, also receive long-term disability insurance coverage. Our NEOs are also eligible for a retiree health care program and receive certain other perquisites, some of which have no incremental cost to us. See “All Other Compensation” and footnote (f) in —Executive Compensation—2013 Summary Compensation Table. Additionally, Mr. Viniar began participating in our retiree health care program following his retirement. See —Executive Compensation—Potential Payments Upon Termination or Change-in-Control for further detail.

Section 162(m)

Under current law, our U.S. federal corporate tax deduction for compensation paid to certain of our NEOs is limited to $1 million of non-performance-based compensation. Our NEOs’ variable compensation for 2013, including equity-based awards, is determined under The Goldman Sachs Amended and Restated Restricted Partner Compensation Plan (RPCP).

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The RPCP is our shareholder-approved plan under which we pay variable compensation to members of our Management Committee, including our NEOs. The RPCP provides for a maximum amount of variable compensation determined pursuant to a formula contained in the RPCP, with the Compensation Committee retaining the discretion to pay less than the formula amount. Amounts awarded pursuant to the RPCP are intended to constitute qualified performance-based compensation under Section 162(m) of the Internal Revenue Code (Code) (which does not count against the $1 million deduction limit). However, we may decide to pay non-deductible variable compensation. In addition, salaries are not considered performance-based compensation under Section 162(m); therefore, salaries paid to our NEOs are not fully tax deductible by us.

Long-Term Performance Incentive Plan

2014 LTIP Awards

In February 2014, our Compensation Committee granted to each of Messrs. Blankfein, Cohn, Schwartz and Weinberg a 2014 LTIP award to further incentivize their long-term performance. Our NEOs do not earn any amounts under these awards until the end of the performance period. Consistent with prior LTIP awards, any amounts earned will be based on firmwide performance metrics and individual performance, and will be paid in cash. As a result of Mr. Evans’ retirement, he did not receive a 2014 LTIP award.

Although the 2014 LTIP awards are not part of annual compensation, our Compensation Committee believes that the 2014 LTIP awards are an important component of each continuing NEO’s overall compensation arrangement; these awards help to further tie these individuals’ pay outcomes to long-term growth in the value of our firm. Consistent with this goal and based on feedback from a number of our stakeholders, including shareholders and regulators, our Compensation Committee made several changes to the terms of the 2014 LTIP awards from prior years, which are described below.

Amounts and Performance Period. Our Compensation Committee considered the roles and responsibilities of each individual, including his ability to impact future firm performance, in determining the following initial notional values: Mr. Blankfein – $6.0 million; Mr. Cohn – $6.0 million; Mr. Schwartz – $5.0 million; and Mr. Weinberg – $4.0 million.

The initial performance period for the 2014 LTIP awards is three years (January 1, 2014 through December 31, 2016). Our Compensation Committee may determine, by the end of 2015, to extend the period for another five years through December 31, 2021. The initial terms would continue to apply during the extended period unless the Committee determines otherwise. There is no continuing service requirement under the award (although the award is generally subject to a non-competition provision until the end of the performance period). Any amounts earned will be paid in January 2017 or, if the performance period is extended, January 2022.

Firmwide Performance Metrics and Individual Performance. The metrics applicable to our 2014 LTIP awards are unchanged from prior years, and are calculated based on ROE and book value per common share. The value of the award can adjust upward or downward over the performance period. First, the initial notional value increases or decreases by an amount equal to our “annual ROE” each year, subject to a new 12% annual cap described below (Annual ROE Adjustment). Second, at the end of the entire performance period, the notional value will be further adjusted based 50% on our “average ROE” and 50% on our “average increase in BVPS” over the performance period, as set forth in the below table (Average ROE/BVPS Adjustment). As a result of these calculations, no amounts are earned based on achieving a certain ROE or BVPS for any one year, and negative returns in any year will offset positive returns during the performance period. See —Certain Calculation-Related Matters below for a description of how we calculate these metrics.

Payout(a)	Average ROE Over Performance Period (Applies to 50% of Adjusted Notional Value at End of Performance Period)	Average Increase in BVPS Over Performance Period (Applies to 50% of Adjusted Notional Value at End of Performance Period)
Zero	<5%	<2%
50%	5%	2%
100%	12%	7%
150%	≥ 15%	≥ 12%

(a)	Payout is scaled if results are between specified percentages.

38	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Finally, our Compensation Committee may, in its sole discretion based on its assessment of an individual NEO’s performance, adjust the amount that may be paid under the 2014 LTIP award down to 0% or up to a maximum of 150% of the award’s initial notional value, as adjusted by the Annual ROE Adjustment (Overall Cap).

Changes to Terms. In determining the terms of the 2014 LTIP awards, our Compensation Committee took into account, among other things, feedback from a number of our stakeholders, including shareholders and regulators. Our Compensation Committee also reviewed certain firmwide performance data (e.g., ROE and BVPS) for 2013 and prior years, and similar publicly-available information for each of our U.S. peers. Based on these considerations, the 2014 LTIP awards have the following new terms:

•	The Annual ROE Adjustment is subject to an annual cap of 12% (12% Cap), compared to no cap for prior LTIP awards;

•	With respect to the Average ROE/BVPS Adjustment, the threshold required for 100% payout under the “average ROE” metric increased from 10% to 12% (Increased “Average ROE” Threshold); and

•	The Overall Cap is now calculated without regard to the Average ROE/BVPS Adjustment, resulting in a lower maximum potential payout.

In addition, given the amount of time that may exist between an NEO’s departure from the firm and the end of the performance period, the assessment of individual performance will be made upon the earlier of the NEO’s departure from the firm or the end of the performance period. Firmwide metrics will continue to apply, and actual payouts would not be accelerated after an NEO’s departure from the firm.

Certain Calculation-Related Matters. For purposes of the calculations above with respect to the 2014 LTIP awards:

“Annual ROE” is computed by dividing net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annual ROE will be adjusted for the after-tax effects of amounts that would be excluded from “Pre-Tax Earnings” under the RPCP, which is a compensation plan in which all of our continuing NEOs participate. See page 3 of Exhibit 10.1 of our Quarterly Report on Form 10-Q for the period ended February 24, 2006, filed April 5, 2006, for the relevant provisions.

“Average ROE” is the average of the “annual ROE” for each year during the performance period.

“Average Increase in BVPS” is the average of the annual increases in our firm’s book value per common share for each year during the performance period.

Our Compensation Committee may determine, in its sole discretion, if exceptional events or transactions will be included or excluded from the calculation of the performance metrics.

Clawback Provisions. Our Compensation Committee has the ability to recapture any payment under a 2014 LTIP award that is made based on materially inaccurate financial statements or performance criteria. More generally, the 2014 LTIP awards are subject to the same Clawback Provisions as the 2013 Year-End RSUs and Shares at Risk for the entire performance period.

Extension of 2012 LTIP Awards

In December 2013, our Compensation Committee extended the performance period of the 2012 LTIP awards from December 2014 to December 2019 for each of Messrs. Blankfein, Cohn and Weinberg (our NEOs who received 2012 LTIP awards and remain executive officers). This extension was made to further align management’s interests with those of our shareholders over a longer term. Additionally, the extension provides a longer cycle over which to assess management’s performance given the continued uncertainty in the broader financial markets as well as the regulatory environment affecting our firm.

In connection with this extension, our Compensation Committee also determined to apply the new terms of the 2014 LTIP awards to the extension period of the 2012 LTIP awards. The original terms of the 2012 LTIP awards will still apply to the initial three-year period, and the Average ROE/BVPS Adjustment (using the original thresholds applicable to the award) will occur at the end of that three-year period based solely on our firm’s performance for that period. The resulting notional value will serve as a starting point for the notional value of the award during the extension period. During that extension period, the 12% Cap will apply to the Annual ROE Adjustment, and at the end of the extension period the Average ROE/BVPS Adjustment (using the Increased “Average ROE” Threshold) will be applied based solely on our firm’s performance

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	39

for the extension period. Additionally, the maximum potential payout for each of these 2012 LTIP awards is limited to 150% of the award’s initial notional value, as adjusted by the Annual ROE Adjustment described above.

Our Compensation Committee will also continue to have the ability to adjust the extended 2012 LTIP awards for individual performance, with this decision to be made at the earlier of the NEO’s departure from the firm or the end of the performance period, subject to the overall cap on the maximum potential payout described immediately above.

Other Determinations with Respect to Outstanding LTIP Awards

Berkshire Hathaway Inc. and certain of its subsidiaries (Berkshire Hathaway) invested in Goldman Sachs in October 2008. That $5 billion investment was comprised of 50,000 shares of preferred stock and a five-year warrant to purchase up to 43.5 million shares of Common Stock at an exercise price of $115.00 per share. When our Compensation Committee originally set the terms of the January 2011 LTIP awards, it determined to explicitly exclude the impact of Berkshire Hathaway’s redemption of the preferred shares, which happened later that year in April 2011, from the LTIP calculations for 2011. In order to be consistent with the prior treatment of these transactions, our Compensation Committee determined in December 2013 to exclude the impact of the warrant exercise by Berkshire Hathaway in October 2013 from the LTIP calculations for 2013.

In connection with Mr. Evans’ retirement, our Compensation Committee determined in December 2013 not to extend his 2012 and 2013 LTIP awards. The amount earned under his 2012 LTIP award, if any, will be paid in cash in January 2015, and the amount earned under his 2013 LTIP award, if any, will be paid in cash in January 2016. The amount earned under his previously extended 2011 LTIP award, if any, will be paid in cash in January 2019.

In connection with Mr. Viniar’s retirement, our Compensation Committee had previously determined not to extend the performance period of his 2011 LTIP award. The initial notional value of the award was $7.0 million, and the final payout amount computed based on the firmwide performance metrics under the award was $9,439,051. Our Compensation Committee determined not to exercise its discretion to increase or decrease the payout amount of Mr. Viniar’s 2011 LTIP award based on Mr. Viniar’s individual performance. For more information regarding the calculations that applied to Mr. Viniar’s award, please see footnote (g) under —Executive Compensation—2013 Summary Compensation Table below. For a complete description of the terms of Mr. Viniar’s 2011 LTIP award, please see our Proxy Statement for our 2011 Annual Meeting of Shareholders, dated April 1, 2011.

GS Gives

We established GS Gives, a donor advised fund, to coordinate, facilitate and encourage global philanthropy by our PMDs. Since 2009, we have reduced the amount of compensation available to pay our PMDs and used that amount to make contributions to the fund. We ask our PMDs to provide us with recommendations of not-for-profit organizations that should receive donations from these contributions. These recommendations help to ensure that GS Gives invests in a diverse group of charities that improve the lives of people in communities where we work and live. GS Gives focuses on underserved communities, and we encourage our PMDs to make recommendations of grants to organizations consistent with one of four thematic pillars:

•	Building and stabilizing communities;

•	Increasing educational opportunities;

•	Creating jobs and economic growth; and

•	Honoring service and veterans.

During 2013, GS Gives accepted the recommendations of over 475 current and retired PMDs and granted over $149 million to over 1,800 not-for-profit organizations around the world. GS Gives underscores our commitment to philanthropy through diversified and impactful giving. The amounts donated in 2013 by GS Gives based on the following individuals’ recommendations were: Mr. Blankfein – $7.3 million; Mr. Cohn – $5.3 million; Mr. Schwartz – $2.5 million; Mr. Viniar – $2.0 million; Mr. Weinberg – $2.1 million; and Mr. Evans – $5.7 million. GS Gives undertakes diligence procedures for each donation and has no obligation to follow recommendations made by our PMDs.

This year, we reduced the 2013 variable compensation available for our PMDs, including our NEOs, by approximately $161 million in the aggregate to make a charitable contribution to GS Gives.

40	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Compensation Committee’s Independent Consultant

Our Compensation Committee has for several years recognized the importance of using an independent compensation consultant that is appropriately qualified and that provides services solely to our Compensation Committee and not to our firm. Accordingly, our Compensation Committee again retained Semler Brossy as its independent compensation consultant in 2013. Our Compensation Committee has used, and continues to use, Semler Brossy as its compensation consultant in light of Semler Brossy’s extensive experience working with a broad cross-section of companies, its multi-faceted business perspective, its expertise in the areas of executive compensation, management incentives and performance measurement and the quality of its counsel over the past eight years.

In May 2013, our Compensation Committee discussed various aspects of Semler Brossy’s relationship with our firm, the members of our Compensation Committee and our executive officers, including that:

•	Semler Brossy provides services only to the Committee, and not to our firm;

•	Semler Brossy has no significant business or personal relationship with any member of the Committee or any executive officer;

•	The fees our firm paid to Semler Brossy are not material to Semler Brossy’s total revenues; and

•	None of Semler Brossy’s principals owns any shares of our Common Stock.

Considering this information, our Compensation Committee determined that Semler Brossy had no conflicts of interest in providing services to the Committee and was independent for purposes of the NYSE rules for compensation committee advisors. Please see —Market for Talent above for a discussion of Semler Brossy’s assessment of our compensation program for PMDs.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	41

Executive Compensation

The following tables include compensation information for our named executive officers for the last three years. For a discussion of 2013 named executive officer compensation, please read —Compensation Discussion and Analysis above.

The 2013 Summary Compensation Table below sets forth compensation information relating to 2013, 2012 and 2011. Pursuant to SEC rules, Mr. Schwartz’s compensation is only reported for 2013, the year that he became a named executive officer.

Pursuant to SEC rules, the 2013 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year-end, even if awarded for services in that year. SEC rules require disclosure of cash variable compensation to be included in the year earned, even if payment is made after year-end.

Generally, we grant equity-based awards and pay any cash variable compensation for a particular year shortly after that year-end. As a result, annual equity-based awards and cash variable compensation are disclosed in each row of the table as follows:

•	2013

–	“Bonus” is cash variable compensation for 2013

–	“Stock Awards” are RSUs awarded for 2012

–	RSUs awarded for 2013 are not included because they were granted in January 2014. (See —Compensation Discussion and Analysis above for a discussion of these equity-based awards.)

•	2012

–	“Bonus” is cash variable compensation for 2012

–	“Stock Awards” are RSUs awarded for 2011

•	2011

–	“Bonus” is cash variable compensation for 2011

–	“Stock Awards” are RSUs awarded for 2010

2013 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(d)	Non-Equity Incentive Plan Compensation		Change in Pension Value(e)	All Other Compensation(f)	Total
Lloyd C. Blankfein Chairman and CEO	2013	$2,000,000	$6,300,000	$11,305,054	$ 0		$—	$ 323,759	$19,928,813
	2012	2,000,000	5,700,000	5,273,409	0		3,943	323,514	13,300,866
	2011	2,000,000	3,000,000	10,710,073	0		4,776	449,556	16,164,405
Gary D. Cohn President and COO	2013	1,850,000	5,745,000	10,204,277	0		—	233,688	18,032,965
	2012	1,850,000	5,145,000	5,273,409	0		968	216,419	12,485,796
	2011	1,850,000	3,000,000	10,710,073	0		1,145	242,674	15,803,892
Harvey M. Schwartz(a) CFO	2013	1,850,000	5,745,000	13,515,005	0		—	175,168	21,285,173
David A. Viniar(b) Former CFO	2013	154,167	0	10,204,277	9,439,051	(g)	—	27,004	19,824,499
	2012	1,850,000	5,145,000	5,273,409	0		7,987	222,123	12,498,519
	2011	1,850,000	3,000,000	10,710,073	0		9,656	243,325	15,813,054
John S. Weinberg Vice Chairman	2013	1,850,000	5,827,500	9,014,322	0		—	183,446	16,875,268
	2012	1,850,000	4,545,000	5,273,409	0		3,950	212,810	11,885,169
	2011	1,850,000	3,000,000	10,710,073	0		4,743	188,348	15,753,164
J. Michael Evans(c) Former Vice Chairman	2013	1,850,000	5,260,000	9,014,322	0		—	204,668	16,328,990
	2012	1,850,000	4,545,000	5,273,409	0		598	191,093	11,860,100
	2011	1,850,000	3,000,000	10,710,073	0		716	185,525	15,746,314

42	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

(a)	Effective January 31, 2013, Mr. Schwartz became our CFO and an executive officer.

(b)

Effective January 31, 2013, Mr. Viniar retired as our CFO and joined our Board of Directors. For information regarding Mr. Viniar’s compensation in connection with his directorship, please see Compensation Matters—Non-Employee Director Compensation below.

(c)	Effective December 31, 2013, Mr. Evans ceased to be one of our Vice Chairmen and our Global Head of Growth Markets.

(d)

Amounts included for 2013 represent the grant date fair value of RSUs granted on January 17, 2013 for services in 2012 (2012 Year-End RSUs), in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718 Compensation—Stock Compensation (ASC 718). Grant date fair value for 2012 Year-End RSUs is determined by multiplying the aggregate number of RSUs by $141.01, the closing price per share of Common Stock on the NYSE on January 17, 2013, the grant date, and includes a 15% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the 2012 Year-End RSUs. Amounts included for 2012 represent the grant date fair value of RSUs granted on February 1, 2012 for services in 2011 (2011 Year-End RSUs), in accordance with ASC 718. Grant date fair value for 2011 Year-End RSUs is determined by multiplying the aggregate number of RSUs by $113.45, the closing price per share of Common Stock on the NYSE on February 1, 2012, the grant date, and includes an approximately 25% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the 2011 Year-End RSUs. Amounts included for 2011 represent the grant date fair value of RSUs granted on January 26, 2011 for services in 2010 (2010 Year-End RSUs), in accordance with ASC 718. Grant date fair value for 2010 Year-End RSUs is determined by multiplying the aggregate number of RSUs by $161.31, the closing price per share of Common Stock on the NYSE on January 26, 2011, the grant date, and includes a 15% liquidity discount to reflect the transfer restrictions on the Common Stock underlying the 2010 Year-End RSUs.

(e)

For 2013, the change in pension value was negative for each named executive officer, as follows: Mr. Blankfein—$(2,400); Mr. Cohn—$(772); Mr. Schwartz—$(320); Mr. Viniar—$(5,115); Mr. Weinberg—$(2,749); and Mr. Evans—$(425).

(f)	The charts and narrative below describe the benefits and perquisites for 2013 contained in the “All Other Compensation” column above.

Name	401(k) Matching Contribution	Term Life Insurance Premium	Executive Medical and Dental Plan Premium	Long-Term Disability Insurance Premium	Executive Life Premium	Benefits and Tax Counseling Services*	Car**
Mr. Blankfein	$10,200	$120	$67,595	$821	$20,514	$72,921	$43,804
Mr. Cohn	10,200	120	67,595	821	12,538	93,586	47,986
Mr. Schwartz	10,200	120	67,595	821	9,218	41,715	41,998
Mr. Viniar	10,200	10	5,633	68	1,633	4,890	4,351
Mr. Weinberg	10,200	120	67,595	821	18,740	54,108	30,965
Mr. Evans	10,200	120	67,595	821	17,973	55,318	49,776

*	Amounts reflect the incremental cost to us of benefits and tax counseling services provided by Ayco or by another third-party provider. For services provided by Ayco, cost is determined based on the number of hours of service provided by, and compensation paid to, individual service providers. For services provided by others, amounts are payments made by us to those providers.

**	Amounts reflect the incremental cost to us attributable to commuting and other non-business use. We provided each of our NEOs in 2013 with a car and driver for security purposes. The cost of providing a car is determined on an annual basis and includes, as applicable, driver compensation, annual car lease, car rental or car service fees and insurance cost as well as miscellaneous expenses (for example, fuel and car maintenance).

(g)

Represents payout of Mr. Viniar’s LTIP award, which had an initial notional value of $7 million and was granted in January 2011. The award’s performance period was January 1, 2011 through December 31, 2013. Pursuant to SEC rules, amounts paid under the LTIP are reported for the year in which they are earned. The final payout amount under the award was calculated based on an “average ROE” of 9.7% over the performance period and an “average increase in BVPS” of 7.7% over the performance period, which resulted in the application of a 97.3% multiplier to the 50% of the award based on “average ROE” and a 107.0% multiplier to the 50% of the award based on “average increase in BVPS.” These multipliers were applied to the notional value of Mr. Viniar’s 2011 LTIP award, as adjusted for “annual ROE” each year, computed in accordance with the terms of the LTIP, as described in more detail in the definition of “Annual ROE” under —Compensation Discussion and Analysis—Long-Term Performance Incentive Plan—2014 LTIP Awards—Certain Calculation-Related Matters above. Our Compensation Committee determined not to exercise its discretion to increase or decrease the payout amount of Mr. Viniar’s 2011 LTIP award based on his individual performance. Please see —Compensation Discussion and Analysis—Long-Term Performance Incentive Plan for additional details on our LTIP.

Also included in the “All Other Compensation” column are amounts reflecting the incremental cost to us of providing our identity theft safeguards program for U.S. PMDs, in-office meals and security services. We provide security (the incremental cost of which was $105,971 for Mr. Blankfein) for the benefit of our firm and our shareholders. We do not consider these security measures to be personal benefits but rather business-related necessities due to the high-profile standing of our NEOs.

We provide our NEOs, on the same terms as are provided to other PMDs and at no incremental out-of-pocket cost to our firm, waived or reduced fees and overrides in connection with investments in certain funds managed or sponsored by Goldman Sachs, unused tickets to certain events and certain negotiated discounts with third-party vendors.

We make available to our NEOs, for business use, private aircraft from third-party vendors. Our policy is not to permit personal use of such aircraft by our NEOs except in connection with business trips where the NEO pays our firm for any additional costs. In situations where an NEO brings a personal guest as a passenger on a business-related flight, the NEO pays us an amount equal to the greater of: (a) the aggregate incremental cost to us of the usage by the guest, and (b) the price of a first-class commercial airline ticket for the same trip.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	43

2013 Grants of Plan-Based Awards

The awards included in this table are 2012 Year-End RSUs and 2013 LTIP awards, each of which were granted in January 2013.

The following table sets forth plan-based awards granted in early 2013. In accordance with SEC rules, the table does not include awards that were granted in 2014. See —Compensation Discussion and Analysis above for a discussion of those awards.

Name	Grant Date				All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(d)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)
		Threshold ($)	Target ($)	Maximum ($)(b)
Lloyd C. Blankfein	1/17/2013	—	—	—	94,320	—	—	$11,305,054
	1/15/2013	$ 0	$5,000,000	—	—	—	—	—
Gary D. Cohn	1/17/2013	—	—	—	85,136	—	—	$10,204,277
	1/15/2013	$ 0	$5,000,000	—	—	—	—	—
Harvey M. Schwartz	1/17/2013	—	—	—	112,758	—	—	$13,515,005
David A. Viniar	1/17/2013	—	—	—	85,136	—	—	$10,204,277
John S. Weinberg	1/17/2013	—	—	—	75,208	—	—	$9,014,322
	1/15/2013	$ 0	$4,000,000	—	—	—	—	—
J. Michael Evans	1/17/2013	—	—	—	75,208	—	—	$9,014,322
	1/15/2013	$ 0	$4,000,000	—	—	—	—	—

(a)

Consists of cash awards made under our LTIP that are earned only after a minimum of three years based on firmwide performance metrics and individual performance. The initial performance period is three years beginning with 2013, and our Compensation Committee may determine, by the end of 2014, to extend the period for another five years through the end of 2020. The initial notional value of these awards will be adjusted upward or downward by an amount equal to our annual ROE for each year of the performance period. At the end of the performance period, we calculate our average ROE and average increase in BVPS over the entire performance period. The adjusted notional value as of the end of the performance period based on annual ROE is then further adjusted based 50% on average ROE and 50% on average increase in BVPS. Finally, our Compensation Committee may, in its sole discretion based on its assessment of an individual NEO’s performance, adjust the amounts that may be paid under this award to each NEO (down to 0% or up to a maximum of 150% of the amount that would have been payable following the calculations described above). Please see —Compensation Discussion and Analysis—Long-Term Performance Incentive Plan in our Proxy Statement for our 2013 Annual Meeting of Shareholders, dated April 12, 2013, for additional details on these LTIP awards, including further detail regarding the relevant calculations described above.

(b)

Because these awards are adjusted each year over the performance period by an amount equal to our Annual ROE (which is uncapped), no maximum award amount is determinable pursuant to the terms of these awards.

(c)	Consists of 2012 Year-End RSUs. See —2013 Non-Qualified Deferred Compensation and —Potential Payments Upon Termination or Change-in-Control below for additional information on the 2012 Year-End RSUs.

(d)

Amounts included represent the grant date fair value in accordance with ASC 718. Grant date fair value was determined by multiplying the aggregate number of RSUs by $141.01, the closing price per share of our Common Stock on the NYSE on January 17, 2013, the grant date, and includes a liquidity discount of 15% to reflect the transfer restrictions on the Common Stock underlying the 2012 Year-End RSUs.

44	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

2013 Outstanding Equity Awards at Fiscal Year-End

No stock options (Options) have been granted to our named executive officers since December 2008.

The following table sets forth outstanding unexercised Options as of December 31, 2013, all of which were vested.

	Option Awards					Stock Awards
Name	Option Award Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Lloyd C. Blankfein	2007	322,104	—	$204.16	11/24/2017	—	$ —
	2006	209,228	—	$199.84	11/25/2016
	2005	218,872	—	$131.64	11/27/2015
Gary D. Cohn	2007	317,400	—	$204.16	11/24/2017	—	$ —
	2006	205,228	—	$199.84	11/25/2016
	2005	253,816	—	$131.64	11/27/2015
Harvey M. Schwartz	2008	302,888	—	$78.78	12/31/2018	—	$ —
David A. Viniar	2007	270,380	—	$204.16	11/24/2017	—	$ —
	2006	153,184	—	$199.84	11/25/2016
	2005	135,312	—	$131.64	11/27/2015
John S. Weinberg	2007	149,944	—	$204.16	11/24/2017	—	$ —
	2006	121,160	—	$199.84	11/25/2016
	2005	117,080	—	$131.64	11/27/2015
J. Michael Evans	2007	271,416	—	$204.16	11/24/2017	—	$ —
	2006	201,224	—	$199.84	11/25/2016
	2005	171,772	—	$131.64	11/27/2015

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	45

2013 Option Exercises and Stock Vested

The following table sets forth information regarding the value of the 2012 Year-End RSUs granted in January 2013. No Options were exercised by our NEOs (or Mr. Viniar) in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Lloyd C. Blankfein	—	—	94,320	$13,300,063
Gary D. Cohn	—	—	85,136	$12,005,027
Harvey M. Schwartz	—	—	112,758	$15,900,006
David A. Viniar	—	—	85,136	$12,005,027
John S. Weinberg	—	—	75,208	$10,605,080
J. Michael Evans	—	—	75,208	$10,605,080

(a)

Includes shares of Common Stock underlying 2012 Year-End RSUs, which were vested upon grant. One-third of these shares were delivered in January 2014, and one-third are deliverable on or about each of the second and third anniversaries of the grant date. Substantially all of the shares of Common Stock underlying the 2012 Year-End RSUs that are delivered to our NEOs are subject to transfer restrictions until January 2018.

(b)

Values were determined by multiplying the aggregate number of RSUs by $141.01, the closing price per share of our Common Stock on the NYSE on January 17, 2013, the grant date. In accordance with SEC rules the —2013 Summary Compensation Table and —2013 Grants of Plan-Based Awards sections above include the grant date fair value of the 2012 Year-End RSUs calculated in accordance with ASC 718.

2013 Pension Benefits

The following table sets forth pension benefit information as of December 31, 2013. The Goldman Sachs Employees’ Pension Plan (GS Pension Plan) was frozen November 27, 2004, and our NEOs (and Mr. Viniar) have not accrued additional benefits thereunder since November 30, 1995 (other than Mr. Schwartz, who accrued benefits under the GS Pension Plan until November 27, 1998).

Name	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
Lloyd C. Blankfein	GS Pension Plan	3	$ 31,545	—
Gary D. Cohn	GS Pension Plan	1	$ 6,079	—
Harvey M. Schwartz	GS Pension Plan	1	$ 2,022	—
David A. Viniar	GS Pension Plan	6	$ 61,629	—
John S. Weinberg	GS Pension Plan	3	$ 28,469	—
J. Michael Evans	GS Pension Plan	1	$ 4,221	—

(a)	Our U.S. employees, including each NEO and Mr. Viniar, were credited for service for each year employed by us while eligible to participate in our GS Pension Plan.

(b)

Represents the present value of the entire accumulated benefit and not the annual payment an NEO would receive once his benefits commence. Prior to being frozen, our GS Pension Plan provided an annual benefit equal to between 1% and 2% of the first $75,000 of the participant’s compensation for each year of credited service under our GS Pension Plan. The normal form of payment is a single life annuity for single participants and an actuarially equivalent 50% joint and survivor annuity for married participants. The present values shown in this column were determined using the following assumptions: payment of a single life annuity following retirement at normal retirement age (age 65); a 5.05% discount rate; and mortality estimates based on the RP-2000 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality. Mr. Viniar’s retirement as CFO effective January 31, 2013 did not impact these assumptions or the value as of December 31, 2013. Our GS Pension Plan provides for early retirement benefits in some cases, and all of our NEOs are eligible to elect early retirement benefits at any time prior to normal retirement age.

For a description of our 401(k) Plan, our tax-qualified defined contribution plan, see —Compensation Discussion and Analysis—Additional Details on our NEOs’ Compensation—Qualified Retirement Benefits above.

46	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

2013 Non-Qualified Deferred Compensation

The following table sets forth information for each NEO (and Mr. Viniar), as applicable, with respect to (i) vested RSUs granted for services in prior years and for which the underlying shares of Common Stock had not yet been delivered as of the beginning of 2013 (Vested and Undelivered RSUs) and (ii) our Non-Qualified Deferred Compensation Plan (NQDC Plan), which was closed to new participants and deferrals in December 2008.

The Vested and Undelivered RSUs generally were awarded for services in 2012, 2011 and 2010. RSUs generally are not transferable.

•	Amounts shown as “Registrant Contributions” represent the 2012 Year-End RSUs, which were vested at grant;

•

Amounts shown as “Aggregate Earnings” reflect the change in market value of the shares of Common Stock underlying Vested and Undelivered RSUs, as well as dividend equivalents earned and paid, during 2013; and

•

Amounts shown as “Aggregate Withdrawals/Distributions” reflect the value of dividend equivalents paid in respect of shares of Common Stock underlying Vested and Undelivered RSUs during 2013. No shares of Common Stock underlying RSUs were delivered to our NEOs in 2013.

Prior to December 2008 (when our NQDC Plan was frozen), each participant in our NQDC Plan was permitted to elect to defer up to $1 million of his or her year-end cash variable compensation for up to the later of (i) 10 years or (ii) six months after termination of employment. Amounts deferred under our NQDC Plan are generally not forfeitable and were adjusted based on the performance of certain available “notional investments” selected by each participant. Distributions from our NQDC Plan to each of our participating NEOs (and Mr. Viniar) will be made in lump-sum cash payments and will commence no earlier than 2016. These individuals are not subject to U.S. federal income tax on amounts that they deferred or on any “notional investment” earnings until those amounts are distributed to them, and we do not take a tax deduction on these amounts until they are distributed.

Name	Plan or Award	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(a)	Aggregate Earnings in Last Fiscal Year(b)	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Fiscal Year End(c)
Lloyd C. Blankfein	Vested RSUs	—	$ 13,300,063	$7,088,607	$ 331,059	$28,626,072
	NQDC Plan	—	—	159,276	—	1,438,597(d)(e)
Gary D. Cohn	Vested RSUs	—	12,005,027	6,736,860	312,231	26,998,116
	NQDC Plan	—	—	319,903	—	2,851,668(e)(f)
Harvey M. Schwartz	Vested RSUs	—	15,900,006	7,354,338	351,409	30,385,732
	NQDC Plan	—	—	—	—	—
David A. Viniar	Vested RSUs	—	12,005,027	6,736,860	312,231	26,998,116
	NQDC Plan	—	—	199,625	—	1,945,404(e)(f)
John S. Weinberg	Vested RSUs	—	10,605,080	6,356,617	291,879	25,238,279
	NQDC Plan	—	—	325,097	—	2,643,263(e)
J. Michael Evans	Vested RSUs	—	10,605,080	6,356,617	291,879	25,238,279
	NQDC Plan	—	—	—	—	—
(a)

Values were determined by multiplying the aggregate number of RSUs by $141.01, the closing price per share of our Common Stock on the NYSE on January 17, 2013, the grant date. In accordance with SEC rules, the —2013 Summary Compensation Table and —2013 Grants of Plan-Based Awards sections include the grant date fair value of the 2012 Year-End RSUs calculated in accordance with ASC 718.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	47

(b)

Aggregate earnings include changes in the market value of the shares of Common Stock underlying Vested and Undelivered RSUs during 2013. In addition, each RSU includes a dividend equivalent right, pursuant to which the holder is entitled to receive an amount equal to any ordinary cash dividends paid to the holder of a share of Common Stock approximately when those dividends are paid to shareholders. Amounts earned and paid on vested RSUs during 2013 pursuant to dividend equivalent rights also are included. The vested RSUs included in these amounts and their delivery dates are as follows:

Vested RSUs	Delivery
2012 Year-End RSUs	One-third delivered in January 2014; one-third deliverable on or about the second and third anniversaries of grant
2011 Year-End RSUs	One-third delivered in each of December 2012 and January 2014; one-third deliverable on or about the third anniversary of grant
2010 Year-End RSUs	One-third delivered in each of January 2012, December 2012 and January 2014

Delivery of shares of Common Stock underlying RSUs may be accelerated in certain limited circumstances (for example, in the event that the holder of the RSU dies or leaves us to accept a governmental position where retention of the RSU would create a conflict of interest). See —Potential Payments Upon Termination or Change-in-Control for treatment of the RSUs upon termination of employment.

With respect to our NQDC Plan, named executive officer account balances under our NQDC Plan were adjusted to reflect gains (or losses) based on the performance of certain “notional investments” (selected by each participant from various hedge funds and mutual funds available under the plan in 2013) to the same extent as if the participant had actually invested in those funds.

(c)

The Vested and Undelivered RSUs included in these amounts are 2012 Year-End RSUs, 2011 Year-End RSUs and 2010 Year-End RSUs. These stock awards were previously reported in the Summary Compensation Table (other than for Mr. Schwartz, who was not previously a named executive officer). Values for RSUs were determined by multiplying the number of RSUs by $177.26, the closing price per share of our Common Stock on the NYSE on December 31, 2013.

(d)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in the fiscal 2005 Summary Compensation Table for participating executives who were NEOs in fiscal 2005.

(e)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in the fiscal 2006 Summary Compensation Table for participating executives who were NEOs in fiscal 2006.

(f)	This amount also reflects a deferral of compensation of $1,000,000 previously reported as bonus in the fiscal 2007 Summary Compensation Table for participating executives who were NEOs in fiscal 2007.

Potential Payments Upon Termination or Change-in-Control

Our NEOs do not have employment agreements that provide for severance or “golden parachute” payments.

Our RPCP, The Goldman Sachs Amended and Restated Stock Incentive Plan (2013) and its predecessor plans, and our retiree health care program may provide for potential payments to our NEOs in conjunction with a termination of employment. The amounts potentially payable to our NEOs under our pension plans, vested RSUs and our NQDC Plan are set forth under —2013 Pension Benefits and —2013 Non-Qualified Deferred Compensation sections above. The terms of the outstanding LTIP awards are not affected by a termination of employment or change-in-control, except that following a change-in-control our Compensation Committee may not amend the terms of the awards with respect to an NEO without the NEO’s consent.

Each of our NEOs participated in our RPCP in 2013. Under our RPCP, if a participant’s employment at Goldman Sachs terminates for any reason before the end of a “contract period” (generally a one-year period as defined in the RPCP), our Compensation Committee has the discretion to determine what, if any, variable compensation will be provided to the participant for services provided in that year, subject to the formula in the RPCP. There is no severance provided under our RPCP.

Set forth below is a calculation of the potential benefits to each of our NEOs assuming a termination of employment occurred on December 31, 2013, in accordance with SEC rules. Mr. Viniar did not receive any payments or other benefits in connection with his retirement, other than the opportunity to receive medical and dental coverage under our retiree health care program for himself and eligible dependents through our firm at a 75% subsidy. Mr. Viniar elected to receive this coverage, the present value of which as of his retirement date was $292,305 (using the same assumptions described in footnote (e) to the table below). Mr. Evans’ retirement as an employee in February 2014 does not impact the calculation of his potential benefits as of December 31, 2013 set forth below. The narrative disclosure that follows the table provides important information and definitions regarding specific payment terms and conditions.

48	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Termination Reason	Name	Value of Unvested RSUs that Vest Upon Termination	Present Value of Premiums for Retiree Health Care Program (e)	Total
Cause or Termination with Violation(a)	Lloyd C. Blankfein	$ 0	$0	$0
	Gary D. Cohn	0	0	0
	Harvey M. Schwartz	0	0	0
	John S. Weinberg	0	0	0
	J. Michael Evans	0	0	0
Termination without Violation(a), Death(b), Change-in-Control,	Lloyd C. Blankfein	0	284,797	284,797
Disability or Conflicted Employment(c) or Downsizing(d)	Gary D. Cohn	0	348,456	348,456
	Harvey M. Schwartz	0	369,118	369,118
	John S. Weinberg	0	335,227	335,227
	J. Michael Evans	0	369,665	369,665

(a)

Except as discussed below, upon an NEO’s termination without Violation (as defined below), shares of Common Stock underlying RSUs will continue to be delivered on schedule, and Options will remain exercisable for their full term, provided that, for RSUs, the NEO does not become associated with a Competitive Enterprise (as defined below). If the NEO does become associated with a Competitive Enterprise, the NEO will forfeit his benefits under our retiree health care program and, for 2012 Year-End RSUs, the NEO generally would have forfeited all of these awards if the association occurred in 2013; will forfeit two-thirds of these awards if the association occurs in 2014; and will forfeit one-third of these awards if association occurs in 2015. For 2011 Year-End RSUs, the NEO generally would have forfeited two-thirds of these awards if the association occurred in 2013 and will forfeit one-third of these awards if the association occurs in 2014. For 2010 Year-End RSUs, the NEO generally would have forfeited one-third of these awards if the association occurred in 2013. This non-competition condition may be removed upon a termination of employment that is characterized by us as “involuntary” or by “mutual agreement” if the individual executes an appropriate general waiver and release of claims and an agreement to pay any associated tax liability.

The occurrence of a Violation, including any event constituting Cause (as defined below) or the Solicitation (as defined below) of employees or clients of our firm, by an NEO prior to delivery (in the case of RSUs) or prior to exercise (in the case of Options) will result in forfeiture of all RSUs and Options, and in some cases may result in the NEO having to repay amounts previously received. In the event of certain Violations (for example, NEO engaging in Cause) following delivery of shares of Common Stock underlying RSUs but prior to the lapse of transfer restrictions, these shares also may be required to be returned to the firm.

RSU awards also are subject to additional risk-related Clawback Provisions included in the definition of Violations below. As a result of these provisions, for example, an NEO will forfeit all of his 2012 Year-End RSUs, 2011 Year-End RSUs and 2010 Year-End RSUs, and any shares of Common Stock delivered under these RSUs may be recaptured, if our Compensation Committee determines that his failure to properly consider risk in 2012 (with respect to 2012 Year-End RSUs), 2011 (with respect to 2011 Year-End RSUs) or 2010 (with respect to 2010 Year-End RSUs) has, or reasonably could be expected to have, a material adverse impact on his business unit, our firm or the broader financial system.

(b)

In the event of an NEO’s death, delivery of shares of Common Stock underlying RSUs is accelerated and Options remain exercisable for their full term. Any transfer restrictions on the shares of Common Stock underlying RSUs and shares from Option exercises are removed. For information on the number of vested RSUs and unexercised Options held by the NEOs at year-end, see —2013 Outstanding Equity Awards at Fiscal Year-End and —2013 Non-Qualified Deferred Compensation above. These amounts do not reflect, in the case of death, the payment of a death benefit under our executive life insurance plan, which provides each NEO with $4.5 million of term life insurance coverage through age 75.

(c)

If a Change-in-Control (as defined below) occurs, and within 18 months thereafter we terminate an NEO’s employment without Cause or if the NEO terminates his employment for Good Reason (as defined below): (i) delivery of shares of Common Stock underlying RSUs is accelerated; and (ii) Options remain exercisable for their full term. In addition, any transfer restrictions on the shares of Common Stock underlying RSUs and shares from Option exercises are removed.

In the case of a disability, Options remain exercisable for their full term and, provided that the NEO does not become associated with a Competitive Enterprise, shares of Common Stock underlying RSUs continue to deliver on schedule. If the NEO does become associated with a Competitive Enterprise, the awards would be treated as set forth in footnote (a) above for that situation.

In the case of a termination in which an NEO resigns and accepts a position that is deemed Conflicted Employment (as defined below), the NEO will receive, at our sole discretion, (i) with respect to RSUs, either a cash payment or an accelerated delivery of, and removal of transfer restrictions on, the shares of Common Stock underlying those RSUs; and (ii) with respect to Options, one of the following: (x) a cash payment (in respect of cancellation of those Options) equal to the fair market value of the shares underlying the vested Options over the exercise price of those Options, (y) acceleration of the exercisability of those Options and removal of all transfer restrictions on the underlying shares of Common Stock or (z) permission for the participant to transfer those vested Options to another party for value.

(d)	In the event of a termination due to Downsizing (as described below), shares of Common Stock underlying RSUs deliver on schedule and Options remain exercisable for their full term.

(e)

PMDs with eight or more years of service as a PMD are eligible to receive medical and dental coverage under our retiree health care program for themselves and eligible dependents through our firm at a 75% subsidy. All of our NEOs are eligible for this coverage. The values shown in this column reflect the present value of the cost to us of the 75% subsidy and were determined using a December 31, 2013 retirement date and the following assumptions: a 5.05% discount rate; mortality estimates based on the RP-2000 white collar fully generational mortality table, with adjustments to reflect

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	49

continued improvements in mortality; estimates of future increases in healthcare costs of 9% (initial rate for medical and pharmacy) and 2.5% (ultimate rate for medical and pharmacy), and 5.25% for dental; and assumptions for subsequent eligibility for alternative pre-65 coverage, which would limit or eliminate coverage under our program (35% primary, 35% secondary and 30% no coverage). Values and assumptions shown reflect that effective January 1, 2018, the value of the benefit under our retiree health care program for our NEOs will not exceed the annual limits under Section 4980I of the Code.

As PMDs, our NEOs are generally subject to a policy of 90 days’ notice of termination of employment. We may require that an NEO be inactive (i.e., on “garden leave”) during the notice period (or we may waive the requirement).

For purposes of describing our RSUs and Options, the above-referenced terms have the following meanings:

“Cause” means the NEO (a) is convicted in a criminal proceeding on certain misdemeanor charges, on a felony charge or on an equivalent charge, (b) engages in employment disqualification conduct under applicable law, (c) willfully fails to perform his or her duties to Goldman Sachs, (d) violates any securities or commodities laws, rules or regulations or the rules and regulations of any relevant exchange or association of which we are a member, (e) violates any of our policies concerning hedging or pledging or confidential or proprietary information, or materially violates any other of our policies, (f) impairs, impugns, denigrates, disparages or negatively reflects upon our name, reputation or business interests or (g) engages in conduct detrimental to us.

“Change-in-Control” means the consummation of a business combination involving Goldman Sachs, unless immediately following the business combination either:

•

At least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of Goldman Sachs that were outstanding immediately prior to the transaction (or by shares into which the securities of Goldman Sachs are converted in the transaction); or

•

At least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were, at the time of our Board’s approval of the execution of the initial agreement providing for the transaction, directors of Goldman Sachs on the date of grant of the RSUs and Options (including directors whose election or nomination was approved by two-thirds of the incumbent directors).

“Competitive Enterprise” includes a business enterprise that (a) engages in any activity, (b) owns or controls a significant interest in or (c) is owned by, or a significant interest in which is owned or controlled by, any entity that engages in any activity, that, in any case, competes anywhere with any activity in which we are engaged.

“Conflicted Employment” occurs where (a) a participant resigns solely to accept employment at any U.S. federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by our Compensation Committee, and as a result of such employment the participant’s continued holding of our equity-based awards would result in an actual or perceived conflict of interest, or (b) a participant terminates employment and then notifies us that he/she has accepted or intends to accept Conflicted Employment.

Whether employment is terminated by reason of “Downsizing” is determined solely by us.

“Good Reason” means (a) as determined by our Compensation Committee, a materially adverse change in the participant’s position or nature or status of the participant’s responsibilities from those in effect immediately before the Change-in-Control or (b) Goldman Sachs requiring the participant’s principal place of employment to be located more than 75 miles from the location where the participant is principally employed at the time of the Change-in-Control (except for required travel consistent with the participant’s business travel obligations in the ordinary course prior to the Change-in-Control).

“Solicitation” means any direct or indirect communication of any kind whatsoever, regardless of who initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Violation” includes any of the following:

•	For awards granted after 2009, engaging in materially improper risk analysis or failing to sufficiently raise concerns about risks during the year for which the award was granted;

•	Soliciting our clients or prospective clients to transact business with one of our competitors, or to refrain from doing business with us or interfering with any of our client relationships;

•	Failing to perform obligations under any agreement with us;

50	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

•	Bringing an action that results in a determination that the terms or conditions for the exercise of Options or the delivery of shares of Common Stock underlying RSUs are invalid;

•

Attempting to have a dispute under our equity compensation plan or the applicable award agreement resolved in a manner other than as provided for in our equity compensation plan or the applicable award agreement;

•	Any event constituting Cause;

•	Failing to certify compliance to us or otherwise failing to comply with the terms of our equity compensation plan or the applicable award agreement;

•

Upon the termination of employment for any reason, receiving grants of cash, equity or other property (whether vested or unvested) from an entity to which the participant provides services, to replace, substitute for or otherwise in respect of Options or RSUs;

•

Hiring of, or entering into a partnership or similar arrangement with, any of our employees with whom the participant worked while employed by us or who, at any time during the year immediately preceding the participant’s termination of employment with us, worked in the same division as the participant or who is a Managing Director (Selected Firm Personnel) by a competitor of ours that the participant controls or otherwise forms or is a partner or has similar status, or that bears the participant’s name, or where the participant will have responsibility over the Selected Firm Personnel, or hiring or identifying for potential hiring (or participating in any such activity) Selected Firm Personnel whether on behalf of the participant, a competitor of ours or any other person;

•	Soliciting any of our employees to resign or to accept employment with a competitor; or

•

With respect to RSUs, our firm failing to maintain our “minimum tier 1 capital ratio” (as defined in the Federal Reserve Board regulations) for 90 consecutive business days or the Federal Reserve Board or Federal Deposit Insurance Corporation (FDIC) makes a written recommendation for the appointment of the FDIC as a receiver based on a determination that we are “in default” or “in danger of default.”

Report of our Compensation Committee

Our Compensation Committee reviewed the CD&A, as prepared by management of Goldman Sachs, and discussed the CD&A with management of Goldman Sachs. Semler Brossy and the CRO also reviewed the CD&A. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee*

James A. Johnson, Chair

M. Michele Burns

Claes Dahlbäck

William W. George

Lakshmi N. Mittal

Adebayo O. Ogunlesi

James J. Schiro

Debora L. Spar

Mark E. Tucker

*	Mr. Oppenheimer joined our Compensation Committee on March 3, 2014.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	51

Non-Employee Director Compensation

•

Our non-employee director compensation program is designed to compensate our directors for the substantial time and effort necessary to serve as a director of a complex, global and highly regulated financial firm. The 2013 program was unchanged from 2012.

•	Our Governance Committee engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”), a compensation consultant, to conduct an independent review of our non-employee director compensation program.

–	Our Governance Committee considered this review in determining its recommendation to the Board regarding 2013 non-employee director compensation. See —Retention of Independent Non-Employee Director Compensation Consultant.

•	Key features of our non-employee director compensation program:

–	The most significant portion of our non-employee director compensation, the annual equity grant, is payable as a specified number of RSUs for all continuing directors. This creates a direct linkage between our director compensation and firm performance.

–	All RSUs granted to our non-employee directors must be held for the director’s entire tenure on our Board, and shares of Common Stock underlying these RSUs are not delivered until the third quarter of the year following the year in which the non-employee director retires from our Board, which aligns the interests of our directors with those of our long-term shareholders. Further, directors are not permitted to hedge or pledge their RSUs. None of our directors has any shares of Common Stock subject to a pledge.

–	All non-employee directors are required to own at least 5,000 shares of Common Stock or vested RSUs at all times during their tenure, with a transition period for new directors.

–	Our non-employee directors do not receive any incremental fees for attending Board or committee meetings.

–	Our Chairman and CEO and our President and COO do not receive any incremental compensation for Board service.

Consistent with 2012, directors who served for the entirety of 2013 received:

Components of Awards for 2013 Service	Form of Payment
Annual Grant	3,000 vested RSUs
Annual Retainer	452 vested RSUs or $75,000, as per election
Committee Chair Fee	151 vested RSUs or $25,000, as per election
Lead Director Fee	151 vested RSUs

For any director who started after the beginning of the year or became Chair of a committee after the beginning of the year, relevant compensation was prorated according to the number of months during which he or she served in that position during that year.

52	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

The chart below indicates the elements and total value of cash compensation and of RSUs granted to each non-employee director for services performed in 2013. Although we did not change the form or amount of non-employee director compensation with respect to 2013 service, because a substantial amount of our non-employee director compensation is paid in the form of a specified number of RSUs (the annual grant), the increase in our stock price since last year results in higher grant date values for our non-employee director compensation.

Name	Annual Grant in RSUs	Annual Retainer	Committee/ Subcommittee Chair Fee	Lead Director Fee	Total Value(d)
M. Michele Burns	✓	✓	✓		$ 598,750
Claes Dahlbäck	✓	✓			573,895
Stephen Friedman(a)	✓	✓	✓		249,480
William W. George	✓	✓	✓		598,999
James A. Johnson	✓	✓	✓		598,999
Lakshmi N. Mittal	✓	✓			573,895
Adebayo O. Ogunlesi	✓	✓	✓(c)		590,687
James J. Schiro	✓	✓	✓	✓	624,103
Debora L. Spar	✓	✓			573,750
Mark E. Tucker	✓	✓			573,895
David A. Viniar(b)	✓	✓			525,938

(a)

Mr. Friedman retired from our Board in May 2013 and was awarded compensation prorated for the period during which he served as a director in 2013. Because he is no longer on our Board, our Board determined to pay his prorated compensation in cash rather than equity, as has been our practice. Mr. Friedman was awarded a prorated annual grant of $207,813, a prorated retainer of $31,250 and a prorated committee chair fee of $10,417.

(b)	Mr. Viniar received prorated compensation for the period during which he served as a director in 2013.

(c)	Mr. Ogunlesi received a prorated committee chair fee in the form of 101 vested RSUs for the period during which he served as Risk Committee Chair in 2013.

(d)

Comprised of cash and/or RSUs, as described above. The grant date fair value of RSUs granted on January 28, 2014 for service in 2013 was calculated in accordance with ASC 718. Grant date fair value is determined based on the closing price per share of Common Stock on the NYSE on the date of grant ($166.25).

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Director Summary Compensation Table

The following table sets forth the 2013 compensation for our non-employee directors as determined by SEC rules, which require us to include equity awards granted during 2013 and cash compensation earned for 2013. Accordingly, this table includes RSUs granted in January 2013 for services performed in 2012 and cash paid in January 2014 for services performed in 2013 for those directors who received cash payments.

As a result, the total compensation shown in the table below is higher for several directors whose amounts include both equity-based compensation for 2012 service and cash compensation for 2013 service. In particular, for Mr. Friedman, who retired from our Board in May 2013, this table reports both his full 2012 compensation (received in the form of equity awards granted in January 2013) and his prorated 2013 compensation (received in the form of cash in January 2014).

Name	Fees Earned or Paid in Cash(b)	Stock Awards(c)	All Other Compensation(d)	Total
M. Michele Burns	$ 100,000	$514,828	$ 20,000	$634,828
Claes Dahlbäck	0	498,048	25,000	523,048
Stephen Friedman	249,480	523,148	0	772,628
William W. George	0	425,146	20,000	445,146
James A. Johnson	0	423,030	0	423,030
Lakshmi N. Mittal	0	498,048	0	498,048
Adebayo O. Ogunlesi	0	124,512	0	124,512
James J. Schiro	0	539,928	20,000	559,928
Debora L. Spar	75,000	423,030	0	498,030
Mark E. Tucker	0	83,055	10,000	93,055
David A. Viniar(a)	68,750	0	20,000	88,750

(a)

Mr. Viniar received prorated compensation for the period during which he served as a director in 2013. For Mr.  Viniar, these values do not reflect amounts related to his service as a named executive officer. For those amounts, see —Executive Compensation—2013 Summary Compensation Table.

(b)

As noted above, because Mr. Friedman retired from our Board in May 2013, our Board determined to pay his prorated compensation for 2013 in cash rather than equity, as has been our practice. For 2013 Ms. Burns elected to receive the annual retainer and Audit Committee Chair fee in cash, and Dr. Spar and Mr. Viniar elected to receive the annual retainer in cash.

(c)

The grant date fair value of RSUs granted on January 17, 2013 for service in 2012 was calculated in accordance with ASC 718. Grant date fair value is determined based on the closing price per share of Common Stock on the NYSE on the date of grant ($141.01). These RSUs were vested upon grant and provide for delivery of the underlying shares of Common Stock on the first eligible trading day in the third quarter of the year following the year of the director’s retirement from our Board.

(d)

For non-employee directors other than Mr. Dahlbäck, these values reflect the amounts that were donated to charities by our firm to match personal donations made by non-employee directors in connection with requests by these directors as of March 17, 2014 under the Goldman Sachs employee matching gift program for 2013. We allow our directors to participate in our employee matching gift program on the same terms as our non-PMD employees. We match gifts of up to $20,000 per participating individual. For Mr. Dahlbäck, the amount represents a cash fee of $25,000 for his service in 2013 as a member of the board of directors of our subsidiary, Goldman Sachs International.

54	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

The following table sets forth outstanding equity awards (all of which are vested) held by each non-employee director as of March 17, 2014, including RSUs granted in January 2014 for services performed in 2013. All outstanding Options were granted for services performed prior to 2010.

Name	Number of RSUs Outstanding	Number of Options Outstanding
M. Michele Burns	7,442	0
Claes Dahlbäck	33,417	5,800
Stephen Friedman(a)	23,779	0
William W. George	34,177	0
James A. Johnson	32,341	23,400
Lakshmi N. Mittal	15,525	0
Adebayo O. Ogunlesi	4,436	0
Peter Oppenheimer	0	0
James J. Schiro	15,975	0
Debora L. Spar	7,845	0
Mark Tucker	4,041	0
David A. Viniar	80,076	558,876

(a)	As noted above, Mr. Friedman retired from our Board in May 2013, and the shares underlying his RSUs will be delivered to him in July 2014.

Retention of Independent Non-Employee Director Compensation Consultant

In 2013, our Governance Committee engaged Cook & Co. to conduct an independent review of our non-employee director compensation program. Cook & Co. assessed the structure of our non-employee director compensation program and its value compared to competitive market practices of similarly situated companies. This assessment took into account the duties of our non-employee directors, especially considering that during 2013 all of them served on each of our Board’s standing committees, as well as the additional oversight responsibilities required of our directors by the regulatory environment in which we operate. As a result of its assessment, Cook & Co. confirmed that it supported the continuation of our non-employee director compensation program without a change to either amount or design. Our Governance Committee considered this review in determining to recommend to the Board that it make no changes to our non-employee director compensation program, which recommendation was accepted by the Board.

In connection with the engagement of Cook & Co., our Governance Committee considered certain information regarding Cook & Co.’s relationship with our firm, including that Cook & Co. provides no services to our firm other than to our Governance Committee, the fees paid by our firm to Cook & Co. for this review in the context of Cook & Co.’s total revenues, that Cook & Co. has no significant business or personal relationship with any member of our Governance Committee or any executive officer and that none of the members of Cook & Co.’s consulting team for our firm owns any shares of our Common Stock. Considering this information, our Governance Committee determined that Cook & Co. is independent and does not have conflicts of interest in providing services to our Governance Committee.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	55

Audit Matters

Report of our Audit Committee

Management is responsible for the preparation, presentation and integrity of Goldman Sachs’ financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to assure compliance with generally accepted accounting principles and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of Goldman Sachs’ financial statements and of its internal control over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and expressing an opinion as to the conformity of Goldman Sachs’ financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The independent auditors have free access to the Committee to discuss any matters they deem appropriate.

In performing its oversight role, the Committee has considered and discussed the audited financial statements with each of management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by applicable requirements of the PCAOB. The Committee has received the written disclosures from the independent auditors in accordance with the applicable requirements of the PCAOB regarding the auditors’ independence and has discussed with the auditors the auditors’ independence. The Committee, or the Committee Chair if designated by the Committee, approves in advance all audit and any non-audit services rendered by PricewaterhouseCoopers LLP to us and our consolidated subsidiaries. See —Item  3. Ratification of Appointment of Independent Registered Public Accounting Firm.

Based on the reports and discussions described in this Report, the Committee recommended to the Board that the audited financial statements of Goldman Sachs for 2013 be included in the 2013 Annual Report on Form 10-K.

Audit Committee*

M. Michele Burns, Chair

Claes Dahlbäck

William W. George

James A. Johnson

Lakshmi N. Mittal

Adebayo O. Ogunlesi

James J. Schiro

Debora L. Spar

Mark E. Tucker

*	Mr. Oppenheimer joined our Audit Committee on March 3, 2014.

Item 3. Ratification of Appointment of Independent Registered Public Accounting Firm

Our Board unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements.

•

Our Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. Further, our Audit Committee or the Audit Committee Chair approves in advance all services rendered by PricewaterhouseCoopers LLP to us and our consolidated subsidiaries. These services include audit, audit-related services (including attestation reports, employee benefit plan audits, accounting and technical assistance, risk and control services and due diligence-related services) and tax services, subject to quarterly fee limits applicable to each project and to each category of services.

56	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

•

In order to assure continuing auditor independence, our Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in connection with the mandated rotation of our independent registered public accounting firm’s lead engagement partner, our Audit Committee and the Audit Committee Chair are directly involved in the periodic selection of PricewaterhouseCoopers LLP’s new lead engagement partner.

The members of our Audit Committee and our Board believe that the continued retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of our firm and its shareholders.

In light of this, our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014. We are submitting the appointment of our independent registered public accounting firm for shareholder ratification at our Annual Meeting as we do each year.

We are asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as a matter of good corporate practice, although we are not legally required to do so. If our shareholders do not ratify the appointment, our Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our firm and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at our Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table provides information about fees paid by us to PricewaterhouseCoopers LLP.

	2013 ($ in millions)	Percent of 2013 Services Approved by Audit Committee	2012 ($ in millions)	Percent of 2012 Services Approved by Audit Committee
Audit fees	$52.2	100%	$55.5	100%
Audit-related fees(a)	$7.6	100%	$8.2	100%
Tax fees(b)	$2.2	100%	$1.8	100%
All other fees	—	—	—	—

(a)	Audit-related fees include attest services not required by statute or regulation and employee benefit plan audits.

(b)

The nature of the tax services is as follows: tax return preparation and compliance, tax advice relating to transactions, consultation on tax matters and other tax planning and advice. Of the $2.2 million for 2013, approximately $1.6 million was for tax return preparation and compliance services.

PricewaterhouseCoopers LLP also provides audit and tax services to certain merchant banking, asset management and similar funds managed by our subsidiaries. Fees paid to PricewaterhouseCoopers LLP by these funds for these services were $60.5 million in 2013 and $57.5 million in 2012.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions About our Annual Meeting.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	57

Shareholder Proposal

We are committed to active engagement with our shareholders. Across our diverse shareholder base, there are a wide variety of viewpoints about the corporate governance issues affecting our firm. We, including our Lead Director and other directors, meet and speak with our shareholders throughout the year. We believe, however, that it is most productive to discuss governance issues in advance of the proxy season, so that any concerns raised by our shareholders can be considered by our Board and senior management in advance of our Annual Meeting. Ultimately, our goal is to identify solutions that are balanced and appropriate for our diverse shareholder base and in the best interests of our firm and our shareholders. If you would like to speak with us, please contact our Investor Relations team at gs-investor-relations@gs.com.

For detailed information on the vote required with respect to the shareholder proposal and the choices available for casting your vote, please see Frequently Asked Questions About our Annual Meeting.

Item 4. Shareholder Proposal Regarding Proxy Access for Shareholders

In accordance with SEC rules, we have set forth below a shareholder proposal, along with the supporting statement of the shareholder proponent. The shareholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote AGAINST the shareholder proposal.

James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, together beneficial owners of 40 shares of Common Stock, are the proponents of the following shareholder proposal. Mr. McRitchie and Ms. Young have advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

Proponents’ Statement

Proposal 4—Proxy Access for Shareholders

WHEREAS, the Goldman Sachs Group (GS) has been targeted by numerous investigations, enforcement actions and private litigation.

•	Almost 15% of Goldman shareholders voted against a director in 2013.

•

GMI Ratings gives GS an “F” for Social and Governance concerns and found that most companies with a separate CEO and chair provide five-year shareholder returns nearly 28% over companies, such as GS, with combined roles.

•	Key GS committees, composed largely of the same ten “independent” directors, discourage independent thinking and specialization.

•	There is widespread perception that our managers put their own interests above those of clients and shareowners.

•	Shareholders should be able to nominate conscientious independent directors who will move our company forward.

RESOLVED, Shareowners ask our board, to the fullest extent permitted by law, to amend our governing documents to allow shareowners to make board nominations as follows:

1.	The Company proxy statement, form of proxy, and voting instruction forms shall include, listed with the board’s nominees, alphabetically by last name, nominees of:

a.	Any party of one or more shareowners that has collectively held, continuously for two years, at least one percent but less than five percent of the Company’s securities eligible to vote for the election of directors, and/or

b.	Any party of shareowners of whom 25 or more have each held continuously for one year a number of shares of the Company’s stock that, at some point within the preceding 60 days, was worth at least $2,000 and collectively at least 1% but less than 5% of the Company’s securities eligible to vote for the election of directors.

2.	For any board election, no shareowner may be a member of more than one such nominating party. Board members and officers of the Company may not be members of any such nominating party of shareowners.

3.	Parties nominating under l (a) may collectively, and parties nominating under l (b) may collectively, make nominations numbering up to 24% of the company’s board of directors. If either group should exceed its 24% limit, opportunities to nominate shall be distributed among parties in that group as evenly as possible.

58	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

4.	If necessary, preference among l (a) nominators will be shown to those holding the greatest number of the Company’s shares for at least two years, and preference among 1(b) nominators will be shown to those with the greatest number who have each held continuously for one year a number of shares of the Company’s stock that, at some point within the preceding 60 days, was worth at least $2,000.

5.	Nominees may include in the proxy statement a 500-word supporting statement.

6.	Each proxy statement or special meeting notice to elect board members shall include instructions for nominating under these provisions, fully explaining all legal requirements for nominators and nominees under federal law, state law and the company’s governing documents.

Vote to protect and enhance shareholder value: Proxy Access for Shareholders – Proposal 4

Directors’ Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

The proposal is not in the best interests of our shareholders, both because the thresholds are inappropriate and because the independence and strength of our Board argue against the need for proxy access at our firm at this time. For additional information, see Corporate Governance.

•

The proposal’s low ownership thresholds as well as an issue inherent in the holding requirement could result in proxy access nominations that represent only the interests of the nominating shareholders, who are not required to hold a meaningful amount of shares and may not be long-term owners. This could result in the election of “special interest directors.”

–

The proposal permits an investor to purchase 1% of our Common Stock and immediately nominate a director through proxy access, so long as 25 retail investors who satisfy the holding requirement, though they may have de minimis ownership, join the investor in the proposal.

–

Having “special interest directors” combined with the adversarial nature of the proxy access election process could adversely affect the productivity of our Board and have a significant negative impact on our governance and our Board’s ability to effectively oversee the firm.

•	The proposal is inequitable because it excludes 5% or greater shareholders.

–	Shareholders with larger economic interests in a company should not be denied a right provided to shareholders with significantly smaller holdings.

•

The entire Board is subject to election annually, so the 48% “ceiling” on the number of Board members that could be elected through the proposed process could result in significant Board turnover in any given year (and from year to year), creating uncertainty and causing disruption in, among other things, the Board’s oversight of management.

•	Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our independent Governance Committee.

–

An effective board is made up of individuals having a great diversity of experiences that bring to bear a wide variety of skills, qualifications and viewpoints. Our Governance Committee, and not any individual shareholder, is best equipped to evaluate the particular skills and experiences of potential nominees and to determine whether they will contribute to an effective, financially literate and diverse Board that operates in an atmosphere of candor and collaboration.

–

Our Board is committed to bringing fresh perspectives into the Board room. Over the course of the last few years, our Governance Committee identified and nominated six highly qualified individuals, each of whom brings a distinctive viewpoint to our Board.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	59

•	Our shareholders already have the opportunity to provide significant input in the nomination of potential director candidates.

–

Potential director candidates may be brought to the attention of our Governance Committee from a variety of sources, including our shareholders, our independent directors or an independent search firm.

–

Our Governance Committee is committed to considering any potential director candidates recommended by shareholders in the same manner as any other candidate. The Committee will review any such candidate to ensure that they are qualified to serve on our Board and will add to the effectiveness, diversity and expertise of our Board. The Committee also considers the relative merits of all candidates and the specific needs of the Board at any given time, which may vary as individuals with specific skills or backgrounds join or leave the Board.

•	We have a robust governance structure that strongly protects shareholder rights.

–	Our Board has a track record of protecting shareholder interests and bringing on directors who serve shareholders well.

–

For example, we have majority voting with a resignation policy for uncontested director elections, annual elections of all directors, an empowered independent Lead Director with substantial responsibilities who engages regularly with shareholders and other constituents, a shareholder right to call special meetings, and neither a poison pill nor supermajority vote requirements in our charter or by-laws.

60	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Certain Relationships and Related Transactions

On the recommendation of our independent directors, our Board has in place both a Related Person Transactions Policy and a policy with respect to outside director involvement with financial firms (see Corporate Governance—Item 1. Election of Directors—Board Succession Planning) to provide guidelines for the review of certain relationships and transactions involving our directors and executive officers.

Related Person Transactions Policy

Our Board has a written Related Person Transactions Policy regarding the review and approval of transactions between us and “related persons” (directors, executive officers, immediate family members of a director or executive officer, or known 5% shareholders). Under this policy, transactions that exceed $120,000 in which a related person may have or may be deemed to have a direct or indirect material interest are submitted to our Governance Committee Chair, our Audit Committee Chair or the full Governance Committee for approval, as applicable. Certain transactions, including employment relationships, ordinary course brokerage, investment and other services, payment of certain regulatory filing fees and certain other ordinary course non-preferential transactions, are considered preapproved transactions, and thus do not require specific approval under the policy (although these transactions must be reported to the Committee and may still be submitted for approval if deemed appropriate).

In determining whether to approve a related person transaction, the following factors, among others, are considered:

•	whether the transaction is fair and reasonable to us and on substantially the same terms as would apply to comparable third parties;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of an independent director;

•

whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the director or executive officer, the nature of the director’s or executive officer’s interest in the transaction and the ongoing nature of the transaction;

•	any reputational issues; and

•	whether the transaction is material, taking into account the significance of the transaction to our investors.

Certain Relationships and Transactions

Brokerage and Banking Services	Some of our directors and executive officers (and persons or entities affiliated with them) have brokerage and/or discretionary accounts at our broker-dealer affiliates, and, in certain cases, extensions of credit not involving more than the normal risk of collectability or presenting other unfavorable features have been and may be made to family members of directors by Goldman Sachs Bank USA in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unrelated to our firm.

Firm Managed Funds and Other Investments

We have established private investment funds (Employee Funds) to permit our employees (and in certain cases, retired employees) to participate in our private equity, hedge fund and other similar activities (including merchant banking and venture capital programs) by investing in or alongside funds and investments that we manage or sponsor for independent investors and for our firm. Many of our employees, their spouses, related charitable foundations or entities they own or control have invested in these Employee Funds. In some cases, we have limited participation to our PMDs, including our executive officers. Investment decisions for the Employee Funds are made by the investment teams or committees that are fiduciaries for such funds, and no executive officers are members of such investment teams or committees.

Certain of the Employee Funds provide investors with an interest in the overrides we receive for managing the funds for independent investors (overrides). Employee Funds generally do not require our current or retired PMDs and other current or retired employees to pay management fees and do not deduct overrides from fund distributions. Similarly, certain other investments may be made available to our PMDs and other current employees on a fee-free or reduced fee basis.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	61

Firm Managed Funds and Other Investments (Cont.)

Distributions and redemptions exceeding $120,000 from Employee Funds made to our 2013 executive officers (or persons or certain entities affiliated with them) during 2013, consisting of profits and other income and return of amounts initially invested (excluding overrides generally available only to PMDs, which are discussed below), were approximately, in the aggregate, as follows: Mr. Blankfein—$30 million; Mr. Cohn—$9.1 million; Mr. Schwartz—$3.7 million; Mr. Viniar—$11.0 million; Mr. Weinberg—$4.9 million; Mr. Evans—$4.2 million; Michael S. Sherwood (Vice Chairman)—$1.4 million; Gregory K. Palm (General Counsel)—$14.8 million; Alan M. Cohen (Global Head of Compliance)—$595,000; John F.W. Rogers (Chief of Staff and Secretary to the Board)—$2.2 million; and Edith W. Cooper (Global Head of Human Capital Management)—$1.1 million.

Distributions of overrides generally available only to PMDs made to our 2013 executive officers (or persons or entities affiliated with them) during 2013 were approximately, in the aggregate, as follows: Mr. Blankfein—$3.0 million; Mr. Cohn—$1.7 million; Mr. Schwartz—$656,000; Mr. Viniar—$2.1 million; Mr. Weinberg—$1.1 million; Mr. Evans—$418,000; Mr. Palm—$3.0 million; Mr. Cohen—$55,000; Mr. Rogers—$302,000; and Ms. Cooper—$135,000.

In addition, certain of our directors and executive officers may from time to time invest their personal funds in other funds or investments that we have established and that we manage or sponsor. Except as described above, these other investments are made on substantially the same terms and conditions as other similarly-situated investors in these funds or investments who are neither directors nor employees. In certain of these funds, including certain Employee Funds, our directors and executive officers own in the aggregate more than 10% of the interests in these funds.

Affiliates of Goldman Sachs generally bear overhead and administrative expenses for, and may provide certain other services free of charge to, Employee Funds.

Particular Transactions with Director-Affiliated Entities

As discussed in Corporate Governance—Item 1. Election of Directors—Board Succession Planning, as part of its ongoing review of Board composition, our Governance Committee has taken into account that ongoing experience in the financial industry is an important attribute for our Board.

We take very seriously any actual or perceived conflict of interest, and critically evaluate all potential transactions and relationships that may involve directors or director-affiliated entities.

Claes Dahlbäck

Mr. Dahlbäck serves as Chairman or a member of the investment committees of certain funds managed by EQT Partners, a private equity firm, and receives less than 1% of the total profits of each such fund in connection with his role, including the EQT funds involved in the transactions described below. Mr. Dahlbäck also has a direct or indirect interest in each of these EQT funds, amounting to less than 1% of each such fund.

Certain funds managed by one of our subsidiaries have an aggregate €53.7 million commitment in one such EQT fund (which has total committed capital of approximately €2.5 billion) and an aggregate €65 million commitment in another such EQT fund (which has total committed capital of approximately €4.3 billion). In connection with these commitments, the Goldman Sachs-managed funds have made aggregate capital contributions and paid fees aggregating approximately €72 million, with approximately €2.6 million contributed or paid in 2013 (including approximately €1 million paid in 2013 to EQT funds as management fees).

In 2013, Goldman Sachs provided sell-side advisory services to a portfolio company majority-owned by an EQT fund in an approximately €3.3 billion transaction. Goldman Sachs also acted as an underwriter in connection with an approximately €1.3 billion initial public offering of a portfolio company of EQT funds in which Goldman Sachs is also co-invested. The offering consisted primarily of a sale of new shares, the proceeds of which will be used to repay debt of the portfolio company, as well as a €200 million sale of shares by the entity through which Goldman Sachs and EQT hold their investment. Each of these transactions was conducted at, and all of these services were provided on, an arm’s-length basis.

62	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Particular Transactions with Director-Affiliated Entities (Cont.)

Lakshmi N. Mittal

Mr. Mittal is the Chairman and CEO of ArcelorMittal S.A. and beneficially owns (directly and indirectly) approximately 41% of the outstanding common shares of ArcelorMittal. Goldman Sachs provides ordinary course financial advisory, lending, investment banking, trading and other financial services to ArcelorMittal and its affiliates, including as described below. Each of these transactions was conducted at, and all of these services were provided on, an arm’s-length basis.

In 2013, Goldman Sachs participated in the restructuring of two existing credit facilities for ArcelorMittal. Under the restructured $2.4 billion five-year ArcelorMittal credit facility, Goldman Sachs has agreed to lend ArcelorMittal up to approximately $185 million at an interest rate of Libor + 175 basis points. Under the restricted $3.6 billion two-year ArcelorMittal facility, Goldman Sachs has agreed to lend ArcelorMittal up to approximately $26 million at an interest rate of Libor + 150 basis points. Goldman Sachs has not made a loan under any of these facilities to date.

In 2013, Goldman Sachs also acted as an underwriter for a $200 million convertible debt offering by a non-U.S. company, a significant portion of which is beneficially owned (directly and indirectly) by Mr. Mittal, and at which Mr. Mittal serves as chairman. Certain entities affiliated with Mr. Mittal were among the purchasers in the offering.

Employment of Family Members	A child of Mr. Weinberg was a non-executive employee of the firm during 2013 and received compensation for 2013 of $145,000. This amount was determined in accordance with our standard compensation practices applicable to similarly-situated employees.

Regulatory Filing	In connection with a regulatory filing required with respect to the delivery to Mark Schwartz (a Vice Chairman) of shares of Common Stock under Goldman Sachs’ equity-based compensation plan, we paid a $125,000 filing fee on his behalf.

5% Shareholders

For information on transactions involving Goldman Sachs, on the one hand, and State Street Corporation or BlackRock, Inc., on the other, see footnotes (b) and (c) under Beneficial Ownership—Beneficial Owners of More Than Five Percent.

Prior to October 1, 2013, as set forth in the Schedule 13G filed with the SEC on February 11, 2009 and Amendment No. 1 to Schedule 13G filed with the SEC on October 8, 2013, by Warren E. Buffett, Berkshire Hathaway Inc., OBH, Inc., National Indemnity Company, BH Finance, LLC, Blue Chip Stamps, Wesco Financial Corporation, Wesco Holdings Midwest, Inc., Wesco-Financial Insurance Company, GEICO Corporation, Government Employees Insurance Company, GEICO Indemnity Company, GEICO Casualty Company, General Re Corporation, General Reinsurance Corporation, General Star Indemnity Company, General Star National Insurance Company, Genesis Insurance Company and National Reinsurance Corporation (collectively, the Berkshire Group) was a beneficial owner of more than 5% of Common Stock, and as such was considered a “related person” pursuant to SEC rules and regulations during a portion of 2013. We and our affiliates provide ordinary course financial advisory, lending, investment banking and other financial services to the Berkshire Group, and to third parties in transactions involving the Berkshire Group, and members of the Berkshire Group are investors from time to time in funds we manage or sponsor. These transactions are negotiated on an arm’s-length basis and contain customary terms and conditions.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	63

Beneficial Ownership

Beneficial Ownership of Directors and Executive Officers

The following table contains certain information, as of March 17, 2014, regarding beneficial ownership of Common Stock by each director and each NEO as well as by all directors, NEOs and other executive officers as a group as of such date.

Number of Shares of Common Stock Beneficially Owned(a)(b)
Lloyd C. Blankfein(c)	3,122,620
Gary D. Cohn(c)	1,793,570
Harvey M. Schwartz(c)	715,969
David A. Viniar(c)	1,690,779
John S. Weinberg(c)	1,665,067
J. Michael Evans	1,382,320
M. Michele Burns	8,442
Claes Dahlbäck	39,217
William W. George	66,807
James A. Johnson	55,741
Lakshmi N. Mittal	30,525
Adebayo O. Ogunlesi	6,436
Peter Oppenheimer	2,000
James J. Schiro	16,975
Debora L. Spar	8,645
Mark E. Tucker	5,041
All directors, NEOs and other executive officers as a group (22 persons)(d)	15,291,400

(a)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of the date of determination. In light of the nature of vested RSUs and vested Options, we have also included in this table shares of Common Stock underlying vested RSUs and vested Options. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days (as well as the shares of Common Stock underlying vested RSUs and vested Options) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

64	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

The shares of Common Stock underlying vested RSUs and vested Options included in the table above are as follows:

	RSUs	Options
Mr. Blankfein	171,870	750,204
Mr. Cohn	157,958	776,444
Mr. Schwartz	168,899	302,888
Mr. Viniar	80,076	558,876
Mr. Weinberg	135,805	388,184
Mr. Evans	118,166	644,412
Ms. Burns	7,442	0
Mr. Dahlbäck	33,417	5,800
Mr. George	34,177	0
Mr. Johnson	32,341	23,400
Mr. Mittal	15,525	0
Mr. Ogunlesi	4,436	0
Mr. Oppenheimer	0	0
Mr. Schiro	15,975	0
Dr. Spar	7,845	0
Mr. Tucker	4,041	0
All directors, NEOs and other executive officers as a group (22 persons)	1,448,211	5,059,338

(b)

Except as discussed in footnotes (c) and (d) below, all of our directors, NEOs and other executive officers have sole voting power and sole dispositive power over all shares of Common Stock beneficially owned by them. No individual director, NEO or other executive officer beneficially owned in excess of 1% of the outstanding Common Stock as of March 17, 2014. The group consisting of all directors, NEOs and other executive officers as of March 17, 2014 beneficially owned approximately 3.35% of the outstanding shares of Common Stock (1.95% not including vested RSUs and vested Options) as of such date.

(c)

Excludes any shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement. As of March 17, 2014, each of our NEOs (other than Mr. Evans who ceased to be a party effective December 31, 2013) was a party to our Shareholders’ Agreement and each of Mr. Blankfein, Mr. Cohn and Mr. Schwartz was a member of our Shareholders’ Committee; however, each NEO disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement, other than those specified above for each NEO individually. Mr. Viniar ceased to be a party to the Shareholders’ Agreement effective January  31, 2013. See Frequently Asked Questions About our Annual Meeting—How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans? for a discussion of our Shareholders’ Agreement.

Includes shares of Common Stock beneficially owned by our NEOs indirectly through certain estate planning vehicles of our NEOs, through family trusts, the sole beneficiaries of which are immediate family members of our NEOs, and through private charitable foundations of which our NEOs are trustees, as follows: Mr. Blankfein—345,105 shares, Mr. Cohn—278,593 shares, Mr. Schwartz—30,000 shares and Mr. Weinberg—223,030 shares; similarly, with respect to Mr. Viniar—318,043 shares. Each NEO or Mr. Viniar, as applicable, shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

(d)

Includes an aggregate of 554,689 shares of Common Stock beneficially owned by these individuals indirectly through certain estate planning vehicles, an aggregate of 647,653 shares of Common Stock beneficially owned by family trusts, the sole beneficiaries of which are immediate family members of these individuals and an aggregate of 201,813 shares of Common Stock beneficially owned by the private charitable foundations of which certain of these individuals are trustees. Each of these individuals shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

Each current executive officer is a party to our Shareholders’ Agreement and disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	65

In general, our Shareholders’ Agreement requires that each covered person own no fewer than 25% of the shares he or she has received as compensation since becoming a covered person (not including any shares received in connection with our initial public offering and less allowances for the payment of any option exercise price and taxes). Our Shareholders’ Committee can waive, and has waived (other than for our Senior Executives), these retention requirements from time to time in particular situations.

Similarly, each of our Senior Executives (which includes each of our continuing NEOs) is required by our Shareholders’ Agreement, for so long as he holds a Senior Executive position, to own a number of shares of Common Stock equal to at least 75% of the shares he has received as compensation since becoming a Senior Executive (not including any shares received in connection with our initial public offering and less allowances for the payment of any option exercise price and taxes). All of our Senior Executives are in compliance with this requirement.

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 17, 2014, the only persons known by us to be beneficial owners of more than 5% of Common Stock were as follows:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Parties to Shareholders’ Agreement c/o The Goldman Sachs Group, Inc. 200 West Street New York, New York 10282	44,598,779	(a)	9.53%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	23,037,506	(b)	5.13%
State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	24,120,238	(c)	5.37%

(a)

Each person who is a party to our Shareholders’ Agreement disclaims beneficial ownership of the shares subject to our Shareholders’ Agreement that are owned by any other party to the agreement. As of March 17, 2014, 23,331,205 of the outstanding shares of Common Stock that were held by parties to our Shareholders’ Agreement were subject to the voting provisions of our Shareholders’ Agreement (representing approximately 5.19% of the outstanding shares entitled to vote at our Annual Meeting). For a discussion of our Shareholders’ Agreement, see Frequently Asked Questions About our Annual Meeting—How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

(b)

This information has been derived from the Schedule 13G filed with the SEC on February 5, 2013, and Amendment No. 1 to such filing filed with the SEC on February 4, 2014, by BlackRock, Inc. We and our affiliates engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, and may provide ordinary course investment banking, lending or other financial services to, BlackRock, Inc. and its affiliates or their clients. These transactions are negotiated on an arm’s-length basis and contain customary terms and conditions.

(c)

This information has been derived from the Schedule 13G filed with the SEC on February 3, 2014 by State Street Corporation, State Street Global Advisors France S.A., State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors LTD, State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., LTD., State Street Global Advisors, Asia Limited. We and our affiliates provide ordinary course financial advisory, lending, investment banking and other financial services to, and engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, State Street Corporation and its affiliates and clients. These transactions are negotiated on an arm’s-length basis and contain customary terms and conditions. State Street Bank and Trust Company is trustee and a custodian for each of the 401(k) Plan and the GS Pension Plan. State Street Global Advisors is an investment manager for certain investment options under the 401(k) Plan and is an investment manager with respect to certain assets in the Pension Plan. The engagement of State Street Bank and Trust Company and State Street Global Advisors is unrelated to the ownership of Common Stock, and we believe their fees, which were determined through arms-length negotiations, are reasonable in amount and reflect market terms and conditions.

66	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Additional Information

Communications with our Board and Reporting of Concerns

Any person who wishes to communicate with any of our directors, including our Lead Director and our committee chairs, or with our independent directors as a group, may mail correspondence to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282.

You may also contact Mr. Sheldon Raab of the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP, our designated external contact for Board communications. Mr. Raab’s telephone number is 1-212-859-8090 and his e-mail and mailing addresses for these purposes are sheldon.raab@friedfrank.com and Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, respectively.

Any person who has a concern about the conduct of Goldman Sachs or its affiliates, or any of our people, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern to Mr. Raab using one of the methods above or our reporting hotline, which will refer the matter to Mr. Raab. Mr. Raab will then communicate the concern to our Audit Committee (including for concerns related to accounting, internal accounting controls and other auditing matters) or to an appropriate independent director or to appropriate personnel within our firm, as applicable.

Our reporting hotline numbers are: 1-866-520-4056, from any phone in the U.S.; 3-8026, from Goldman Sachs phones in New York; 8-343-8026, from Goldman Sachs phones outside of New York; and 1-917-343-8026, from any phone, globally.

The guidelines for communications with our Board are set forth in our Corporate Governance Guidelines and Policy on Reporting of Concerns Regarding Accounting and Other Matters, each of which is available on our website at www.gs.com/corpgov.

Corporate Governance Materials Available on our Website

On our website (www.gs.com/shareholders) under the heading “Corporate Governance,” you can find, among other things, our:

•	Restated Certificate of Incorporation

•	Amended and Restated By-Laws

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Policy Regarding Director Independence Determinations

•	Charters of our Audit, Compensation, Governance and Risk Committees

•	Compensation Principles

•	Statement on Policy Engagement and Political Participation

•	Policy on Reporting of Concerns Regarding Accounting and Other Matters

•	Environmental, Social and Governance Impact Report

•	Statement on Human Rights

•	Business Principles

•	Business Standards Committee Report and Business Standards Committee: Impact Report

Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	67

Executive Compensation Litigation

The following description is as of March 17, 2014:

Goldman Sachs and certain of its current and former directors and senior executives were named as defendants in an action filed on March 24, 2009 in New York Supreme Court, New York County, alleging violation of Delaware statutory and common law in connection with the firm’s valuation of Options granted to certain directors and senior executives from 2005 to 2008 as compensation, alleging, among other things, that Goldman Sachs’ use of a discount to reflect restrictions on the stock underlying the Option awards was improper. On April 18, 2012, the plaintiff disclosed that he lacked standing to continue to prosecute the action. An intervenor plaintiff filed an amended complaint on June 19, 2013 and, on December 20, 2013, the court dismissed the amended complaint. The plaintiff moved for leave to replead on February 28, 2014. A copy of the plaintiff’s proposed amended complaint is available at www.gs.com/litigation/complaint2014. The previous plaintiff had brought two earlier actions in the U.S. District Court for the Eastern District of New York asserting similar allegations, the first of which was dismissed by the district court and affirmed on appeal, and the second of which was dismissed after the plaintiff disclosed his lack of standing.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of Goldman Sachs. No member of our Compensation Committee is an executive officer of another entity at which one of our executive officers serves on the board of directors. For information about related person transactions involving members of our Compensation Committee, see Certain Relationships and Related Transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Our directors and executive officers are also required to furnish us with copies of all such Section 16(a) reports they file. The reports are published on our website at www.gs.com/shareholders.

Based on a review of the copies of these reports, and on written representations from our reporting persons, we believe that all such Section 16(a) filing requirements applicable to our directors and executive officers were complied with during 2013.

Incorporation by Reference

Only the following sections of this Proxy Statement shall be deemed incorporated by reference into our 2013 Annual Report on Form 10-K in response to Part III, Items 10, 11, 12, 13 and 14 thereof: Corporate Governance—Item 1. Election of Directors—Our Director Nominees, Corporate Governance—Structure and Role of our Board—Independence of Directors and Corporate Governance—Our Board Committees—Audit Committee Financial Expert; Compensation Matters—Compensation Discussion and Analysis, Compensation Matters—Executive Compensation, Compensation Matters—Report of our Compensation Committee and Compensation Matters—Non-Employee Director Compensation; Audit Matters—Item 3. Ratification of Appointment of Independent Registered Public Accounting Firm; Certain Relationships and Related Transactions; Beneficial Ownership; Additional Information—Section 16(a) Beneficial Ownership Reporting Compliance; and Frequently Asked Questions About our Annual Meeting—How can I submit a recommendation of a director candidate?

To the extent that this Proxy Statement is incorporated by reference into any other filing by Goldman Sachs under either the U.S. Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Report of our Compensation Committee” and “Report of our Audit Committee” (to the extent permitted by the rules of the SEC) and the court documents to which we refer under —Executive Compensation Litigation, will not be deemed incorporated into any such filing, unless specifically provided otherwise in such filing.

Other Business

As of the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

68	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

Frequently Asked Questions About our Annual Meeting

How do we refer to Goldman Sachs in this Proxy Statement?

When we use the terms “Goldman Sachs,” “our firm,” “we,” “us” and “our,” we mean The Goldman Sachs Group, Inc., a Delaware corporation and its consolidated subsidiaries.

When and where is our Annual Meeting?

We will hold our Annual Meeting on Friday, May 16, 2014, at 9:30 a.m., local time, at our offices at 6011 Connection Drive, 2nd Floor, Irving, Texas 75039.

Our Annual Meeting will also be available through a live, audio-only webcast. Information about the webcast can be found on our website at www.gs.com/proxymaterials.

What is included in our proxy materials?

Our proxy materials, which are available on our website at www.gs.com/proxymaterials, include:

•	Our Notice of 2014 Annual Meeting of Shareholders;

•	Our Proxy Statement; and

•	Our 2013 Annual Report to Shareholders.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form.

How are we distributing our proxy materials?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our shareholders over the Internet. By April 4, 2014, we sent a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2013 Annual Report to Shareholders, which will be sent on or about April 8, 2014.

Who can vote at our Annual Meeting?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on March 17, 2014, the record date for our Annual Meeting.

As of March 17, 2014, there were 449,472,122 shares of Common Stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” of those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm, broker-dealer or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

Can I attend our Annual Meeting?

Shareholders as of the record date and/or their authorized representatives are permitted to attend our Annual Meeting in person.

Shareholders or, if applicable, authorized representatives, must bring a form of government-issued photo identification, such as a driver’s license or passport, to gain admission to our Annual Meeting. If your shares are held in street name, you or your representative will also need to bring an account statement, voting instruction form or legal proxy as proof of your ownership of shares as of the close of business on March 17, 2014.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	69

In addition to a form of government-issued photo identification and evidence of ownership as described above, to gain admission to our Annual Meeting, a shareholder representative (for example, of an entity that is a shareholder) must also present satisfactory documentation evidencing his or her authority with respect to the shares. Failure to do so may delay your entry into or prevent you from being admitted to our Annual Meeting.

We reserve the right to limit the number of representatives for any shareholder who may attend the meeting.

Please contact Beverly O’Toole at 1-212-357-1584 at least three business days in advance of our Annual Meeting if you would like to confirm you have proper documentation or if you have other questions about attending our Annual Meeting.

How do I vote?

	If you are a shareholder of record:	If you hold your shares in street name:
By Internet (24 hours a day):	www.proxyvote.com	www.proxyvote.com
By Telephone (24 hours a day):	1-800-690-6903	1-800-454-8683
By Mail:	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available
In Person at our Annual Meeting:	Instructions on attending our Annual Meeting in person can be found above	To do so, you will need to bring a valid “legal proxy.” You can obtain a legal proxy by contacting your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares. Additional instructions on attending our Annual Meeting in person can be found above

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Shareholders voting by Internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. (Broadridge) do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

Can I change my vote after I have voted?

You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable.

You can revoke your vote:

•	By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);

•	By signing and returning a new proxy card with a later date;

•	By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold shares; or

•	By attending our Annual Meeting and voting in person.

You may also revoke your proxy by giving written notice of revocation to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, which must be received no later than 5:00 p.m., Eastern Time, on May 15, 2014.

If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.

70	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

How can I obtain an additional proxy card?

Shareholders of record can contact our Investor Relations team at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, e-mail: gs-investor-relations@gs.com. If you hold your shares of Common Stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.

How will my shares be voted if I do not vote in person at the Annual Meeting?

The proxy holders (that is, the persons named as proxies on the proxy card) will vote your shares of Common Stock in accordance with your instructions at the Annual Meeting (including any adjournments or postponements thereof).

How will my shares be voted if I do not give specific voting instructions when I deliver my proxy?

Shareholder of Record. If you are a shareholder of record and you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at our Annual Meeting. Although our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Governance Committee and designated by our Board.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares and your bank, brokerage firm, broker-dealer or other similar organization does not receive voting instructions from you, how your shares may be voted will depend on the type of proposal.

•

Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of independent registered public accounting firm, the NYSE rules provide that brokers (other than brokers that are affiliated with Goldman Sachs, such as Goldman, Sachs & Co.) that have not received voting instructions from their customers 10 days before the meeting date may vote their customers’ shares in the brokers’ discretion on the ratification of independent registered public accounting firm. This is known as broker-discretionary voting.

–	If your broker is Goldman, Sachs & Co. or another affiliate of ours, NYSE policy specifies that, in the absence of your specific voting instructions, your shares of Common Stock may only be voted in the same proportion as other shares are voted with respect to the proposal.

–	For shares of Common Stock held in retail accounts at Goldman, Sachs & Co. for which specific voting instructions are not received, we will vote such shares in proportion to the voted shares of Common Stock in retail accounts at Goldman, Sachs & Co.

•

All other matters. All other proposals are “non-discretionary matters” under NYSE rules, which means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must give your broker instructions in order for your vote to be counted.

Participants in our 401(k) Plan. If you sign and return the voting instruction form but otherwise leave it blank or if you do not otherwise provide voting instructions to the 401(k) Plan trustee by mail, Internet or telephone, your shares will be voted in the same proportion as the shares held under the 401(k) Plan for which instructions are received, unless otherwise required by law.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.

What is the quorum requirement for our Annual Meeting?

A quorum is required to transact business at our Annual Meeting. The holders of a majority of the outstanding shares of Common Stock as of March 17, 2014, present in person or represented by proxy and entitled to vote, will constitute a quorum. Abstentions and broker non-votes are treated as present for quorum purposes.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	71

What vote is required for adoption or approval of each matter to be voted on?

Proposal	Vote Required	Directors’ Recommendation
Election of Directors	Majority of the votes cast FOR or AGAINST (for each director nominee)	FOR all nominees Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees
Advisory Vote to Approve Executive Compensation (Say on Pay)	Majority of the shares present in person or represented by proxy	FOR the resolution approving the Executive Compensation of our NEOs Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of the shares present in person or represented by proxy	FOR the ratification of the appointment of PricewaterhouseCoopers LLP Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment
Shareholder Proposal Regarding Proxy Access for Shareholders	Majority of the shares present in person or represented by proxy	AGAINST the shareholder proposal Unless a contrary choice is specified, proxies solicited by our Board will be voted AGAINST the shareholder proposal

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect - not counted as a “vote cast”	No	No effect
Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
Shareholder Proposal Regarding Proxy Access for Shareholders	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

72	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

Employees of Goldman Sachs who participate in The Goldman Sachs Partner Compensation Plan or the RPCP are “covered persons” under our Shareholders’ Agreement. Our Shareholders’ Agreement governs, among other things, the voting of shares of Common Stock owned by each covered person directly or jointly with a spouse (but excluding shares acquired under our 401(k) Plan). Shares of Common Stock subject to our Shareholders’ Agreement are called “voting shares.”

Our Shareholders’ Agreement requires that before any of our shareholders vote, a separate, preliminary vote is held by the persons covered by our Shareholders’ Agreement. In the election of directors, all voting shares will be voted in favor of the election of the 13 director nominees receiving the highest numbers of votes cast by the covered persons in the preliminary vote. For all other matters, all voting shares will be voted in accordance with the majority of the votes cast by the covered persons in the preliminary vote.

If you are a party to our Shareholders’ Agreement, you previously gave an irrevocable proxy to our Shareholders’ Committee to vote your voting shares at our Annual Meeting in accordance with the preliminary vote, and to vote on any other matters that may come before our Annual Meeting as the holder sees fit in a manner that is not inconsistent with the preliminary vote and that does not frustrate the intent of the preliminary vote.

As of March 17, 2014, 23,331,205 of the outstanding shares of Common Stock were voting shares under our Shareholders’ Agreement (representing approximately 5.19% of the outstanding shares entitled to vote at our Annual Meeting). The preliminary vote with respect to the voting shares will be concluded on or about April 30, 2014.

Other than this Shareholders’ Agreement (which covers our two employees who are directors), there are no voting agreements by or among any of our directors.

Who counts the votes cast at our Annual Meeting?

Representatives of Broadridge will tabulate the votes cast at our Annual Meeting, and American Election Services, LLC will act as the independent inspector of election.

Where can I find the voting results of our Annual Meeting?

We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be posted on our website.

When will Goldman Sachs next hold an advisory vote on the frequency of say on pay votes?

The next advisory vote on the frequency of say on pay votes will be held no later than our 2017 Annual Meeting of Shareholders.

How do I obtain more information about Goldman Sachs?

A copy of our 2013 Annual Report to Shareholders accompanies this Proxy Statement. You also may obtain, free of charge, a copy of that document, our 2013 Annual Report on Form 10-K, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Director Independence Policy and the charters for our Audit, Compensation, Governance and Risk Committees by writing to: The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations; e-mail: gs-investor-relations@gs.com.

These documents, as well as other information about Goldman Sachs, are also available on our website at www.gs.com/shareholders.

How do I inspect the list of shareholders of record?

A list of the shareholders of record as of March 17, 2014 will be available for inspection during ordinary business hours at our headquarters at 200 West Street, New York, New York 10282, from May 6, 2014 to May 15, 2014, as well as at our Annual Meeting.

How do I sign up for electronic delivery of proxy materials?

This Proxy Statement and our 2013 Annual Report to Shareholders are available on our website at: www.gs.com/proxymaterials. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail.

For your convenience, you may find links to sign up for electronic delivery for both shareholders of record and beneficial owners who hold shares in street name at www.gs.com/electronicdelivery.

Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.

Who pays the expenses of this proxy solicitation?

Our proxy materials are being used by our Board in connection with the solicitation of proxies for our

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	73

Annual Meeting. We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Annual Meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers or employees may solicit telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We have also hired Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut, to assist in the solicitation and distribution of proxies, for which they will receive a fee of $25,000, as well as reimbursement for certain out-of-pocket costs and expenses. We will reimburse brokers, including Goldman, Sachs & Co., and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

What is “householding”?

In accordance with a notice sent to certain street name shareholders of Common Stock who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2013 Annual Report to Shareholders unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for shareholders of record.

If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement or our 2013 Annual Report to Shareholders, you may contact us at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, e-mail: gs-investor-relations@gs.com, and we will deliver those documents to you promptly upon receiving the request.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares.

How can I submit a recommendation of a director candidate?

Shareholders who wish to submit director candidates for consideration by our Governance Committee for election at our 2015 Annual Meeting of Shareholders may do so by submitting in writing such candidates’ names, in compliance with the procedures and along with the other information required by our By-laws, to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282 no earlier than January 16, 2015 and no later than February 15, 2015.

How can I submit a shareholder proposal at the 2015 Annual Meeting of Shareholders?

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2015 Annual Meeting of Shareholders must submit their proposals to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282. Proposals must be received on or before Friday, December 5, 2014. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.

In accordance with our By-laws, for a matter not included in our proxy materials to be properly brought before the 2015 Annual Meeting of Shareholders, a shareholder’s notice of the matter that the shareholder wishes to present must be delivered to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, not less than 90 nor more than 120 days prior to the first anniversary of the 2014 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our By-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 16, 2015 and no later than February 15, 2015.

74	Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders

ANNEX A: Additional Details on Director Independence

Set forth below is detailed information regarding certain categories of transactions reviewed and considered by our Governance Committee and our Board in making independence determinations, which our Board has determined are immaterial under our Director Independence Policy.

Category	Directors

Ordinary Course Business Transactions

(Revenues or payments must not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues (CGR))

Where the independent director or his or her immediate family member is or was during 2013 an executive officer or employee of the other for-profit entity

Ms. Burns, Mr. George,* Mr. Mittal,* Mr. Ogunlesi, Mr. Oppenheimer and Mr. Tucker

•   Aggregate revenues to us from, or payments by us to, any such entity in each case did not exceed 0.06% of such other entity’s 2013 CGR.

Where the independent director has or had a less than 5% equity or limited partnership interest and is or was during 2013 an investment advisor or advisory director or holds a similar position	Mr. Dahlbäck • Aggregate revenues to us from, or payments by us to, any such entity in each case did not exceed $600,000 in 2013.
Where the independent director or his or her immediate family member is or was during 2013 an executive officer or employee of a not-for-profit organization (for example, management of endowments)	Mr. George* and Dr. Spar • Aggregate revenues to us from, or payments by us to, any such entity in each case either did not exceed $200,000 or did not exceed 0.60% of such other entity’s 2013 CGR.

Donations to a Not-For-Profit Organization

(Donations by our firm must not exceed the greater of $1 million or 2% of the organization’s CGR)

Where the independent director or his or her immediate family member is or was during 2013 an executive officer or employee (for example, donations made by Goldman Sachs, including pursuant to the matching gift program, The Goldman Sachs Foundation and GS Gives)

Mr. George and Dr. Spar • Aggregate donations by us to such organization in each case did not exceed 0.30% of the other organization’s 2013 CGR.

Transactions on Substantially the Same Terms as Similarly-Situated Persons

Where the independent director or his or her immediate family member is our client (for example, brokerage, discretionary and other similar accounts)

Ms. Burns,* Mr. George,* Mr. Mittal,* Mr. Ogunlesi,* Mr. Schiro* and Dr. Spar • Aggregate revenues to us from each of these accounts did not exceed 0.01% of our 2013 CGR.
Where the independent director makes investments in funds sponsored or managed by us	Ms. Burns, Mr. George, Mr. Mittal, Mr. Ogunlesi and Mr. Schiro

*	Includes or relates to immediate family member(s). An immediate family member includes an independent director’s spouse, parents, children, siblings (in each case, including in-laws and step relationships) and anyone (other than tenants or domestic employees) who shares the independent director’s home.

Goldman Sachs	Proxy Statement for 2011 Annual Meeting of Shareholders	A-1

ANNEX B: Goldman Sachs’ Compensation Principles

We recognize that every financial institution is different, shaped by its activities, size, history and culture. It would be unrealistic to construct a specific model of compensation that is effective and appropriate for all financial institutions.

But, that does not diminish the need for firms to set forth a set of practical principles and defined standards focused on compensation. An enhanced framework for compensation establishes a direct relationship between the longer-term evaluation of performance and an appropriately matched incentive structure. We believe strongly that, for Goldman Sachs, such an outcome aligns the long-term interests of our shareholders with that of our people, while advancing our ethos of partnership.

Effective compensation practices should:

•	Encourage a real sense of teamwork and communication, binding individual short-term interests to the institution’s long-term interests;

•	Evaluate performance on a multi-year basis;

•	Discourage excessive or concentrated risk taking;

•	Allow an institution to attract and retain proven talent; and

•	Align aggregate compensation for the firm with performance over the cycle.

Encourage a Firmwide Orientation and Culture

•	Compensation should reflect the performance of the firm as a whole

•

Employees should think and act like long-term shareholders. Being significantly invested in our stock over time, as part of an individual’s compensation, advances our partnership culture of stewardship for the firm

•	An individual’s performance evaluation should include annual narrative feedback from superiors, subordinates and peers, including peers from outside of an individual’s business unit and division

–	Assessment areas should include productivity, teamwork, citizenship, communication and compliance

•

To avoid misaligning compensation and performance, guaranteed employment contracts should be used only in exceptional circumstances (for example, for new hires) and multi-year guarantees should be avoided entirely

Evaluate Performance Over Time

•	Compensation should include an annual salary (or commissions) plus, as appropriate, discretionary compensation awarded at the end of the year

•

The percentage of compensation awarded in cash should decrease as an employee’s total compensation increases in order for long-term performance to remain the overriding aspiration to realizing full compensation

–	Cash compensation in a single year should not be so much as to overwhelm the value ascribed to longer term stock incentives that can only be realized through longer term responsible behavior

•	Equity awards should be subject to vesting and other restrictions over an extended period of time

–	These would allow for forfeiture or “clawback” effect in the event that conduct or judgment results in a restatement of the firm’s financial statements or other significant harm to the firm’s business

–	A clawback should also exist for cause, including any individual misconduct that results in legal or reputational harm

•	Equity delivery schedules should continue to apply after an individual has left the firm

Goldman Sachs	Proxy Statement for 2011 Annual Meeting of Shareholders	B-1

Discourage Excessive or Concentrated Risk Taking

•	No one in a risk-taking role should get compensated with reference to only his or her own P&L

–	Contracts or evaluations should not be based on the percentage of revenues generated by a specific individual

•

As part of an individual’s annual performance review, the different risk profile of businesses must be taken into account. Factors like liquidity risk, cost of capital, reputation risk, the time horizon of risks and other relevant factors should be considered

–	An outsized gain, just like an outsized loss, should be evaluated in the context of the cumulative record of that individual’s risk judgments

–	The degree to which revenues are high quality and recurring should be considered

–	Significant discretionary compensation for a particular year should not be awarded for expected future-year revenue

–	All individuals, but particularly those working in legal, compliance, operations, technology and other non-revenue and critical parts of the firm, should be evaluated on their ability to protect and enhance the firm’s reputation or contribute to its efficiency and overall well-being

•	Risk managers should have equal stature with counterparts in business units and compensation should establish and/or maintain that stature

•	Revenue producers should not determine compensation for risk managers

Attract and Retain Talent

•	Attracting and retaining talent is fundamental to our long-term success as a firm. Compensation, when structured appropriately, is one means to reinforcing the firm’s culture and mores

•	Compensation should reward an individual’s ability to identify and create value, enhance the firm’s culture of compliance and its reputation and build and nurture a dedicated client base

•	The recognition of individual performance must be constrained within the overall limits of the firm and not be out of line with the competitive market for the relevant talent and performance

•	There should be no special or unique severance agreements

Directly Align Firmwide Compensation with Firmwide Performance

•	Firmwide compensation should directly relate to firmwide performance over the cycle

–	Junior people may experience less volatility in compensation. Senior and more highly paid people may experience more variability in their compensation based on year-to-year changes in the firm’s results.

•	Overall compensation should not automatically be the same ratio of revenues year in and year out or an overly flexible formula that produces outsized compensation to real long-term performance.

•	Any compensation decisions should be overlaid with a management culture that continually invests in and is guided by strong risk management, judgment and controls

•

In addition to performance, a wide range of risk factors, in conjunction with underlying industry and market dynamics of individual businesses, should be weighed carefully by executive and divisional management when allocating aggregate discretionary compensation amounts to divisions and business units

–	To more effectively compare and contrast individual performance as well as the results across different businesses, compensation should be reviewed by a specific compensation committee within each division of the firm as well as the firmwide compensation committee

B-2	Goldman Sachs	Proxy Statement for the 2013 Annual Meeting of Shareholders

Directions to our 2014 Annual Meeting of Shareholders

The Goldman Sachs Group, Inc.

6011 Connection Drive

2nd Floor

Irving, Texas 75039

Driving Directions

From Dallas/Fort Worth International Airport

•	Follow signs to North Exit, and merge onto International Parkway North

•	Merge onto TX-114 East / John Carpenter Freeway East

•	Take exit toward President George Bush Turnpike, and merge onto West John Carpenter Freeway

•	Turn left onto TX-161, taking ramp for Royal Lane and turning slight right onto West Royal Lane

•	Turn right onto Connection Drive

Parking is available at the building.

Goldman Sachs	Proxy Statement for the 2014 Annual Meeting of Shareholders	C-1

THE GOLDMAN SACHS GROUP, INC. 200 WEST STREET NEW YORK, NEW YORK 10282	THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING FOR HOLDERS AS OF 3/17/14 TO BE HELD ON 5/16/14

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions up until (i) for shares held through our 401(k) plan, 5:00 p.m. Eastern time on May 13, 2014 and (ii) for all other shares, 11:59 p.m. Eastern time on May 15, 2014. Have your proxy card in hand when you access the web site and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until (i) for shares held through our 401(k) plan, 5:00 p.m. Eastern time on May 13, 2014 and (ii) for all other shares, 11:59 p.m. Eastern time on May 15, 2014. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy at your earliest convenience and in any event by May 9, 2014 to ensure timely receipt.

If you vote by Internet or by telephone, please do NOT mail back the proxy card below.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M66113-P48175-Z62496 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —

        DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOLDMAN SACHS GROUP, INC.
Matters to be voted on: The Board of Directors recommends you vote FOR proposals 1-3:
1.	Election of Directors		For	Against	Abstain		For	Against	Abstain
			”				”
	1a. 1b. 1c. 1d. 1e. 1f. 1g.	Lloyd C. Blankfein M. Michele Burns Gary D. Cohn Claes Dahlbäck William W. George James A. Johnson Lakshmi N. Mittal	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐

2.     Advisory Vote to Approve Executive Compensation (Say on Pay)

3.     Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2014

The Board of Directors recommends you vote AGAINST proposal 4:

4.     Shareholder Proposal Regarding Proxy Access for Shareholders

							☐ ☐ For ☐	☐ ☐ Against ” ☐	☐ ☐ Abstain ☐
	1h. 1i. 1j.	Adebayo O. Ogunlesi Peter Oppenheimer James J. Schiro	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
	1k.	Debora L. Spar	☐	☐	☐
	1l. 1m.	Mark E. Tucker David A. Viniar	☐ ☐	☐ ☐	☐ ☐	Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2013 Annual Report to Shareholders are available at: www.proxyvote.com

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M66114-P48175-Z62496

THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING: MAY 16, 2014 This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Lloyd C. Blankfein and James J. Schiro, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote for, and on behalf of, the undersigned as designated on the reverse side at the 2014 Annual Meeting of Shareholders to be held on May 16, 2014 and at any adjournment or postponement thereof. Other than with respect to shares held through The Goldman Sachs 401(k) Plan, the undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2014 Annual Meeting of Shareholders, the Proxy Statement in connection with such meeting and the 2013 Annual Report to Shareholders is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return (or submit electronically) this proxy but do not give any direction, this proxy will be voted “FOR” Proposals (1), (2) and (3), “AGAINST” Proposal (4) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern time on May 15, 2014.

Parties to the Goldman Sachs Shareholders’ Agreement should refer to the e-mail notice that accompanied the proxy card for information regarding the authorization granted by the proxy card.

Special instructions with respect to shares held through The Goldman Sachs 401(k) Plan. This proxy also provides voting instructions for shares held by State Street Bank and Trust Company, Trustee of the Goldman Sachs Stock Fund under The Goldman Sachs 401(k) Plan, and authorizes and directs the Trustee to vote in person or by proxy all shares credited to the undersigned’s account as of the March 17, 2014 record date. You must indicate how the shares allocated to your account are to be voted by the Trustee by Internet or telephone or by completing and returning this form no later than 5:00 p.m. Eastern time on May 13, 2014. If you (i) sign and return (or submit electronically) this form but do not give any direction or (ii) fail to sign and return (or submit electronically) this form or vote by Internet or telephone, the shares will be voted in the same proportion as the shares held under the Plan for which instructions are received, unless otherwise required by law.

Submitting your proxy via the Internet or by telephone or mail will not affect your right to vote in person should you decide to attend the Annual Meeting.